Form 10-K, Exhibit 13
period 1999-12-26
FAIRCHILD SEMICONDUCTOR INTERNATIONAL INC
filed 2000-03-27
CIK 1036960

                                                                   Exhibit 13.01

                             SELECTED FINANCIAL DATA

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

    The following table sets forth selected historical consolidated financial data of Fairchild International. The historical consolidated financial data as of December 26, 1999 and May 30, 1999 and for the seven months ended December 26, 1999, the fiscal years ended May 30, 1999, May 31, 1998 and May 25, 1997 are derived from the audited consolidated financial statements of Fairchild International included elsewhere in this Annual Report. The historical consolidated financial data as of May 25, 1997 and May 26, 1996 and for the fiscal year ended May 26, 1996 are derived from audited consolidated financial statements of Fairchild International not included in this Annual Report. The historical consolidated financial data as of and for the seven months ended December 27, 1998 and the fiscal year ended May 28, 1995 are derived from unaudited consolidated financial statements of Fairchild International that are not included in this Annual Report. We believe that such unaudited consolidated financial statements include all adjustments necessary for the fair presentation of the financial condition and the results of operations of Fairchild International for such periods and as of such dates. This information should be read in conjunction with the consolidated financial statements of Fairchild International and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Annual Report.


                                             Seven Months Ended                             Fiscal Year Ended
-------------------------------------------------------------------------------------------------------------------------------
                                        December 26,    December 27,     May 30,     May 31,     May 25,     May 26,     May 28,
(In millions)                               1999            1998          1999        1998        1997        1996        1995
-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Trade revenue                              $  714.0        $322.3       $  654.1     $ 635.8    $ 587.8      $688.7      $629.6
Contract manufacturing revenue                 72.2          38.0           81.0       153.4      104.2        87.6        50.7
  Total revenue                            $  786.2        $360.3       $  735.1     $ 789.2    $ 692.0      $776.3      $680.3
-------------------------------------------------------------------------------------------------------------------------------
Trade gross profit                         $  214.1        $ 69.7       $  135.7     $ 194.2    $ 145.7      $216.8      $203.8
% of trade revenue                             30.0%         21.6%          20.7%       30.5%      24.8%       31.5%       32.4%
Contract manufacturing
  gross profit                                 20.8           5.1           16.6        36.3        6.8         --          --
% of contract
  manufacturing revenue                        28.8%         13.4%          20.5%       23.7%       6.5%        --          --
Total gross profit                            234.9          74.8          152.3       230.5      152.5       216.8       203.8
% of total revenue                             29.9%         20.8%          20.7%       29.2%      22.0%       27.9%       30.0%
Net income (loss) (1)                          21.3         (30.5)        (114.1)       20.6       15.5        72.3        74.3

OTHER FINANCIAL DATA:
EBIT (2) (3)                               $   90.8        $  0.6       $   23.3     $ 102.8    $  51.3      $ 72.1      $ 72.5
Depreciation and other
  amortization                                 62.8          53.2           95.3        83.2       77.1        64.2        44.7
Amortization of intangibles                    19.5           1.9            8.4         1.4        --          --          --
EBITDA (2) (3)                                173.1          55.7          127.0       187.4      128.4       136.3       117.2
Adjusted net income (loss) (4)                 54.5         (25.3)         (33.4)       33.5       34.9        72.3        74.3
Capital expenditures                           74.8          24.1           46.2        78.0       47.1       153.9       112.9

CONSOLIDATED BALANCE SHEET DATA
  (END OF PERIOD):
Inventories                                $  166.3                     $  148.6     $ 108.0    $  73.1      $ 93.1      $ 68.8
Total assets                                1,137.6                      1,095.7       634.3      555.0       432.7       323.2
Long-term debt, less current portion          717.2                      1,045.9       526.7      487.9         --          --
Redeemable preferred stock                      --                          90.1        80.5       71.8         --          --
Stockholders' equity (deficit)                213.2                       (240.4)     (116.6)    (133.3)      349.2       233.2



(1) Prior to March 11, 1997, the amounts presented include all revenues and costs attributable to the Fairchild Semiconductor business including an allocation of the costs of shared facilities and overhead of National Semiconductor. In addition, certain costs incurred at Fairchild plants for the benefit of other National Semiconductor product lines were allocated from Fairchild to National Semiconductor. All of the allocations and estimates were based on assumptions that management believes were reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Fairchild Semiconductor business had been operated on a stand-alone basis.

(2) Excludes one-time charges of $8.3 million for the forgiveness of certain loans made to Fairchild International's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock for seven months ended December 26, 1999; $55.3 million for purchased in-process research and development and restructuring and impairments, and $15.4 million for additional sales and inventory reserves associated with our Memory restructuring action in Fiscal 1999; $15.5 for purchased in-process research and development in Fiscal 1998; and $14.1 million for retention bonuses and $5.3 million for a restructuring charge in Fiscal 1997.

(3) Excludes other (income) expense.

(4) Adjusted net income (loss) is net income (loss) excluding restructuring and other unusual charges and amortization of acquisition-related intangibles, net of tax.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

BACKGROUND

    The predecessors of Fairchild Semiconductor International, Inc. and its wholly-owned subsidiary, Fairchild Semiconductor Corporation, were among the pioneers of the semiconductor industry. The founders of the original Fairchild Semiconductor invented the planar manufacturing process, regarded as one of the most significant achievements since the invention of the transistor. Later innovations, including Fairchild Advanced Schottky Technology (FASTt) and Fairchild Advanced CMOS Technology (FACTe), formed the basis for a rich company history. The Fairchild Semiconductor business was acquired in 1979 by Schlumberger Limited and by National Semiconductor in 1987. The assets of the Fairchild Semiconductor business were separated from National Semiconductor in March 1997 and Fairchild Semiconductor Corporation began operating as a stand-alone entity. At that time, the company's business consisted of the Logic Products Group, historically a core business of Fairchild Semiconductor, the Discrete Products Group and the Non-Volatile Memory Products Group, historically multi-market businesses of National Semiconductor. On December 31, 1997, the company acquired all of the outstanding common stock of Raytheon Semiconductor Inc. for approximately $117.0 million in cash. Immediately prior to the closing of the transaction, Raytheon Semiconductor, Inc. was renamed Fairchild Semiconductor Corporation of California and, upon closing, became a wholly-owned subsidiary of Fairchild Semiconductor Corporation. The transaction was accounted for as a purchase. Accordingly, Fairchild International's operating results in Fiscal 1998 include the operating results of Fairchild Semiconductor Corporation of California as of the date of the acquisition. On April 13, 1999, Fairchild International acquired the power device business of Samsung Electronics Co., Ltd. for $414.9 million in cash, including fees and expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The transaction was accounted for as a purchase. Accordingly, Fairchild International's operating results in Fiscal 1999 include the operating results of the power device business, as of the date of the acquisition.

FISCAL YEAR CHANGE

    We have changed our fiscal year end from the last Sunday in May to the last Sunday in December. We refer to the seven-month transition period from May 31, 1999 to December 26, 1999 as Stub Year 1999. In the table below, we have provided unaudited pro forma quarterly consolidated statements of operations on a calendar-quarter basis for Fairchild International for the year ended December 26, 1999. The pro forma financial information is presented as if the acquisition of the power device business and our initial public offering, completed on August 9, 1999, had both been completed as of December 28, 1998, and is provided as a base for comparison against future quarterly operating results.

                                                                                                Quarter Ended
---------------------------------------------------------------------------------------------------------------------------------
                                                                            March 28,     June 27,     September 26, December 26,
(In millions, except per share data)                                        1999 (1)    1999 (1) (2)   1999 (1) (2)      1999
---------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Net sales -- trade                                                         $251.5          $282.9       $302.5        $331.4
  Contract manufacturing                                                       33.9            31.5         33.3          29.6
------------------------------------------------------------------------------------------------------------------------------
    Total revenue                                                             285.4           314.4        335.8         361.0
Operating expenses:
  Cost of sales -- trade                                                      192.8           225.1        213.0         228.8
  Cost of contract manufacturing                                               21.8            23.5         24.8          20.0
  Research and development                                                     12.8            13.8         14.3          16.2
  Selling, general and administrative                                          32.3            42.2         54.2          50.9
  Restructuring and impairments                                                 2.7            14.1          --            --
    Total operating expenses                                                  262.4           318.7        306.3         315.9
------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                        23.0            (4.3)        29.5          45.1

Interest expense, net                                                          18.0            18.0         18.0          17.7
------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                               5.0           (22.3)        11.5          27.4
Provision (benefit) for income taxes                                            0.4            (1.3)         1.7           2.9
Net income (loss)                                                            $  4.6         $ (21.0)      $  9.8        $ 24.5
------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per common share:
  Basic                                                                      $ 0.05           $(0.24)     $ 0.11        $ 0.28
  Diluted                                                                    $ 0.05           $(0.24)     $ 0.11        $ 0.26
------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares:
  Basic                                                                        88.3            88.3         88.5          88.7
  Diluted                                                                      91.6            88.3         91.9          92.8
------------------------------------------------------------------------------------------------------------------------------
Supplemental data:
  Adjusted net income (loss) (3)                                             $ 15.6          $ 14.6       $ 25.9        $ 33.0

  Diluted adjusted earnings (loss) per share (4)                             $ 0.17           $ 0.16      $ 0.28        $ 0.36
------------------------------------------------------------------------------------------------------------------------------

(1) Pro forma financial information has been prepared on a basis consistent with the pro forma financial statement presented in our registration statement on Form S-1, as amended, filed with the Securities and Exchange Commission on January 19, 2000 (S.E.C.
file number 333-92941).


  Following is a table detailing the increase to historical revenue and net income (loss) as a result of pro forma adjustments:


  (In millions)                                                     Net
  Quarter Ended                                     Revenue    Income (loss)
-------------------------------------------------------------------------------
  March 28, 1999                                    $111.9         $11.2
  June 27, 1999                                       30.2          48.6
  September 26, 1999                                   --           10.6
  December 26, 1999                                    --            --


(2) The quarter ended June 27, 1999 includes non-recurring charges taken in connection with the restructuring of the Memory Division, including $5.5 million for additional sales allowances and $9.9 million for the write-off of inventories. These charges were recorded as a reduction against net sales in the case of the sales allowances and a charge to cost of sales for the inventory write-offs. The quarter ended September 26, 1999 includes a non-recurring charge of $8.3 million recorded in selling, general and administrative expense for the forgiveness of certain loans made to the company's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock.

(3) Adjusted net income (loss) represents net income (loss) before amortization of acquisition-related intangibles and restructuring and other non-recurring charges, net of associated tax effects.

(4) Diluted adjusted earnings (loss) per share is based on adjusted net income
(loss) and fully diluted shares outstanding, which include the dilutive effect, if any, of stock options.

    Fairchild International has defined four reportable segments: the Analog and Mixed Signal Products Division, which we refer to as Analog; the Discrete Power and Signal Technologies Products Group, which we refer to as Discrete; the Interface and Logic Products Group, which we refer to as Interface and Logic; and the Non-Volatile Memory Division, which we refer to as Memory. Power device business products, which include analog and discrete power products and were previously reported as a separate segment, are now included in the Analog and Discrete segments. The following table sets forth the composition of trade revenue by reportable segments and contract manufacturing services, as a percentage of total revenues, excluding one-time charges totaling $5.5 million in the Memory segment in Fiscal 1999:


                                       Stub Year                Fiscal Year
                                    1999        1999          1998        1997
-------------------------------------------------------------------------------
Analog                              22.1%        13.0%         4.1%        -- %
Discrete                            40.3         30.1         23.7         23.8
Interface and Logic                 23.4         36.1         38.4         41.2
Memory                               5.0          9.9         14.4         19.9
-------------------------------------------------------------------------------
    Subtotal
      trade sales                   90.8         89.1         80.6         84.9
Contract
  manufacturing
  services                           9.2         10.9         19.4         15.1
    Total                          100.0%       100.0%       100.0%       100.0%
-------------------------------------------------------------------------------


SEVEN MONTHS ENDED DECEMBER 26, 1999 COMPARED TO SEVEN MONTHS ENDED DECEMBER 27, 1998

    Comparative financial information for Stub Year 1999 and the seven months ended December 27, 1998, which we refer to as the first seven months of Fiscal 1999, is as follows:

                                                                      Seven
                                                                    Months Ended
                                                       Stub Year    December 27,
(In millions)                                            1999           1998
-------------------------------------------------------------------------------
                                                                    (unaudited)
Revenue:
  Net sales -- trade                                     $714.0       $322.3
  Contract manufacturing                                   72.2         38.0
----------------------------------------------------------------------------
    Total revenue                                         786.2        360.3
Operating expenses:
  Cost of sales -- trade                                  499.9        252.6
  Cost of contract manufacturing                           51.4         32.9
  Research and development                                 35.0         21.3
  Selling, general and administrative                     117.4         52.9
  Restructuring and impairments                            --            4.5
    Total operating expenses                              703.7        364.2
----------------------------------------------------------------------------
Operating income (loss)                                    82.5         (3.9)
Interest expense, net                                      56.2         34.2
----------------------------------------------------------------------------
Income (loss) before income taxes                          26.3        (38.1)
Provision (benefit) for income taxes                        5.0         (7.6)

Net income (loss)                                        $ 21.3       $(30.5)
----------------------------------------------------------------------------


    Results of Operations. Fairchild International generated net income of $21.3 million in Stub Year 1999, compared to a net loss of $30.5 million in the first seven months of Fiscal 1999. Excluding unusual charges and amortization of acquisition-related intangibles of $15.5 million and $19.5 million, respectively, in Stub Year 1999, and $4.5 million and $2.0 million, respectively, in the first seven months of Fiscal 1999, net of tax effects, Fairchild International had adjusted net income of $54.5 million for Stub Year 1999 compared to an adjusted net loss of $25.3 million in the first seven months of Fiscal 1999. Unusual charges in Stub Year 1999 included initial public offering-related charges of $8.3 million, recorded in selling, general and administrative expenses ("SG&A"), for the forgiveness of certain loans made to Fairchild International's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock, and $7.2 million, recorded in interest expense, for the write-off of deferred financing fees associated with the debt repaid with the proceeds from the initial public offering. Unusual charges in the first seven months of Fiscal 1999 were due to restructuring charges as a result of a workforce reduction. Operating income was $82.5 million in Stub Year 1999, compared to an operating loss of $3.9 million in the first seven months of Fiscal 1999. Excluding unusual charges, operating income was $90.8 million in Stub Year 1999, compared to $0.6 million in the first seven months of Fiscal 1999. The increase in operating income is due to the acquisition of the power device business from Samsung Electronics and higher revenues and gross profits due to new product introductions and improved business conditions, resulting in higher factory utilization in Stub Year 1999 as compared to the first seven months of Fiscal 1999.

    Excluding depreciation and amortization of $82.3 million and $55.1 million in Stub Year 1999 and the first seven months of Fiscal 1999, respectively, and unusual charges, earnings before interest, taxes, depreciation and amortization ("EBITDA") were $173.1 million in Stub Year 1999 compared to $55.7 million in the first seven months of Fiscal 1999. EBITDA is presented because the company believes that it is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of the operating performance of Fairchild International, or as an alternative to cash flows as a measure of liquidity.


    Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (90.8% and 89.5% of total revenues in Stub Year 1999 and the first seven months of Fiscal 1999, respectively) and revenues from contract manufacturing services provided to National Semiconductor and Samsung Electronics (9.2% and 10.5% of total revenues in Stub Year 1999 and the first seven months of Fiscal 1999, respectively).

    Trade sales increased 121.5% to $714.0 million in Stub Year 1999 compared with $322.3 million in the first seven months of Fiscal 1999. Trade sales for Stub Year 1999 include sales from the power device business. Excluding sales from the power device business, trade sales increased 28.9% in Stub Year 1999 over the first seven months of Fiscal 1999, as higher sales volume offset lower average selling prices. The increase in trade sales is attributable to improved demand due to strength in end-markets such as personal computers and telecommunications and an economic recovery in the Asia/Pacific region.

    Geographically, 20.7%, 12.2%, 45.6% and 21.5% of trade sales were derived in the United States, Europe, Asia/Pacific and Korea, respectively, in Stub Year 1999. Excluding sales from the power device business, 31.8%, 17.5% and 50.7% of trade sales were derived from North America, Europe and Asia/Pacific (including Korea), respectively, in Stub Year 1999, compared to 40.3%, 18.4% and 41.3%, respectively, in the first seven months of Fiscal 1999. Excluding sales from the power device business, Asia/Pacific region revenues increased 58.2% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in the Asia/Pacific region is due to strength in the consumer and personal computer markets, as well as improved economic conditions. Revenues in the Europe region increased 22.5% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in Europe is due to improved telecommunications, consumer and distribution markets. North American revenues increased 2.0% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in North America is the result of improved market conditions offset by the continued move of contract manufacturers to locations outside North America.

    Contract manufacturing revenues increased 90.0% to $72.2 million in Stub Year 1999 compared to $38.0 million in the first seven months of Fiscal 1999. Excluding contract manufacturing services provided to Samsung Electronics, contract manufacturing revenues increased 42.1% in Stub Year 1999 as compared to the first seven months of Fiscal 1999, reflecting increased demand from National Semiconductor.

    Gross Profit. Gross profit increased 214.0% to $234.9 million in Stub Year 1999 compared to $74.8 million in the first seven months of Fiscal 1999. Excluding the gross profit derived from power device products, gross profit increased 71.8% in Stub Year 1999 over the first seven months of Fiscal 1999. As a percentage of trade sales, gross trade profits were 30.0% in Stub Year 1999. Excluding the power device business, gross trade profits as a percentage of trade sales were 28.4% in Stub Year 1999 compared to 21.6% in the first seven months of Fiscal 1999. The increase in gross trade profit as a percentage of trade sales was due to the favorable effect of increased factory utilization and the full benefit of cost reduction actions undertaken in Fiscal 1999, offset by lower average selling prices. Average selling prices for Stub Year 1999 were lower than the first seven months of Fiscal 1999, despite higher average selling prices in the second quarter of Stub Year 1999 over the first quarter of Stub Year 1999, particularly for Discrete and Interface and Logic products. Contract manufacturing gross profit increased 307.8% to $20.8 million in Stub Year 1999 compared to $5.1 million in the first seven months of Fiscal 1999. The increase in contract manufacturing gross profit is due to incremental business with Samsung Electronics as a result of the acquisition of the power device business and greater demand from National Semiconductor reflective of improved market conditions. Contract manufacturing gross profit for the first seven months of Fiscal 1999 included $13.0 million of fixed cost reimbursement under Fairchild International's manufacturing agreements with National Semiconductor.

    Research and Development. Research and development expenses ("R&D") were $35.0 million, or 4.9% of trade sales, in Stub Year 1999, compared to $21.3 million, or 6.6% of trade sales, in the first seven months of Fiscal 1999. The increase in R&D expenses is driven by the dedicated R&D costs incurred by the power device business in Stub Year 1999 which Fairchild International did not incur in the first seven months of Fiscal 1999. R&D efforts are focused on Fairchild International's growth products (Analog, DMOS power and CMOS logic). R&D expenditures for these growth products were 5.7% and 9.0% of trade sales in Stub Year 1999 and the first seven months of Fiscal 1999, respectively. R&D expenditures for Fairchild International's other products (Bipolar Logic, Bipolar Discretes and EPROM) were less than 1% of trade sales for both Stub Year 1999 and the first seven months of Fiscal 1999. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively smaller R&D requirements of the power device business as a percentage of sales.

    Selling, General and Administrative. SG&A expenses were $117.4 million, or 16.4% of trade sales, in Stub Year 1999, compared to $52.9 million, or 16.4% of trade sales, in the first seven months of Fiscal 1999. SG&A expenses for Stub Year 1999 include an unusual charge of $8.3 million for the forgiveness of certain loans made to Fairchild International's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock. Excluding this unusual charge, SG&A was $109.1 million, or 15.3% of trade sales, in Stub Year 1999. The increase in SG&A expenses (excluding the unusual charge) is primarily the result of the incremental SG&A expenses of the power device business which Fairchild International did not incur in the first seven months of Fiscal 1999, including amortization of acquisition-related intangibles, and increased selling expenses for the pre-existing business due to higher sales volume.

    Restructuring. Fairchild International incurred a pre-tax restructuring charge of approximately $4.5 million in the first seven months of Fiscal 1999. The charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions, then representing approximately 10% of Fairchild International's payroll. Substantially all amounts have been expended with respect to Fairchild International's Fiscal 1999 restructuring actions with the exception of the Analog wafer production transfer to South Portland, Maine.

    Interest Expense, Net. Interest expense, net was $56.2 million in Stub Year 1999, compared to $34.2 million in the first seven months of Fiscal 1999. Interest expense, net in Stub Year 1999 includes an unusual charge of $7.2 million for the write-off of deferred financing fees associated with debt retired with the proceeds from the initial public offering. Excluding this charge, interest expense, net was $49.0 million in Stub Year 1999. The increase, excluding the unusual charges, is principally the result of indebtedness incurred to finance the power device business acquisition, which occurred in the fourth quarter of Fiscal 1999.

    Income Taxes. Income tax expense was $5.0 million for Stub Year 1999, compared to a tax benefit of $7.6 million in the first seven months of Fiscal 1999. The effective tax rates for Stub Year 1999 and the first seven months of Fiscal 1999 on book pre-tax income were 19.0% and 19.9%, respectively. In Stub Year 1999, the current tax provision increased while deferred tax benefits decreased over the first seven months of Fiscal 1999. In Stub Year 1999, the current tax provision is based on income generated from Fairchild International's foreign operations, excluding Korea where Fairchild International benefits from a tax holiday. The decrease in deferred tax benefits is due to profits earned in Stub Year 1999 and Fairchild International's limited ability to recognize the future benefit of U.S. net operating loss carryforwards. In addition, deferred tax expense was recorded in Korea to account for future book deductions in excess of future tax deductions arising beyond the tax holiday period.

    Fairchild International has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. In accordance with the provisions of SFAS No. 131, comparative disclosures of selected operating results of Fairchild International's reportable segments is as follows:

    Analog and Mixed Signal Products Division. Fairchild International formed the Analog and Mixed Signal Products Division upon completion of the acquisition of Raytheon. This division has expanded due to the inclusion of the analog products of the power device business. Its product offerings include standard linear products such as operational amplifiers, low drop out regulators and ground fault interrupters, motor control integrated circuits, smart power switches and D/C to D/C converters. Analog revenues increased 347.2% to $173.5 million in Stub Year 1999 from $38.8 million in the first seven months of Fiscal 1999. Stub Year 1999 includes the analog revenues of the power device business, which is not included in the first seven months of Fiscal 1999. Normalized to exclude power device products, Analog revenues were $42.9 million in Stub Year 1999, an increase of 10.6% from the first seven months of Fiscal 1999. The increase is due to improved business conditions and new product revenues, which more than offset revenue decreases in mature products.

    Analog had operating income of $24.0 million in Stub Year 1999 as compared to $0.2 million in the first seven months of Fiscal 1999. Excluding analog power device products, Analog had an operating loss of $8.0 million in Stub Year 1999. The increase in Analog's operating loss (excluding analog power device products) was due to an unfavorable sales mix and increased inventory valuation reserves in anticipation of the closure of the Mountain View, California wafer fab, which occurred in the latter part of Stub Year 1999.

    Discrete Power and Signal Technologies Products Group. Discrete designs, manufactures and markets a broad line of DMOS power MOSFETs, for both high and low-voltage applications, IGBT, bipolar power transistors, small signal transistors and diodes. This group has expanded due to the inclusion of the discrete products of the power device business. An increasing volume of DMOS power MOSFETs are manufactured using Fairchild International's leading edge Trench technology. Discrete revenues increased 229.8% to $316.9 million in Stub Year 1999, compared to $96.1 million in the first seven months of Fiscal 1999. Stub Year 1999 includes the discrete revenues of the power device business which are not included in the first seven months of Fiscal 1999. Excluding discrete power device products, Discrete revenues increased 54.6% to $148.6 million in Stub Year 1999 from the first seven months of Fiscal 1999. The increase was across all product lines, DMOS products increased 81.9% over the first seven months of Fiscal 1999. Revenues for mature Bipolar products grew 13.7% in Stub Year 1999 over the first seven months of Fiscal 1999.

    Discrete had operating income of $36.7 million in Stub Year 1999 as compared to $4.5 million in the first seven months of Fiscal 1999. Excluding discrete power device products, Discrete had operating income of $14.9 million in Stub Year 1999. The increase in Discrete operating income was due to higher revenues and improved gross profits due to improved factory utilization and higher average selling prices.

    Interface and Logic Products Group. Interface and Logic designs, manufactures and markets a broad line of high-performance interface and standard logic products. Its interface products include building block products such as FST and GTL, and standards-specific products such as dual inline memory drivers and Universal Serial Bus. Its logic products focus on the growing CMOS logic market, from industry standard FACT and HCMOS to new products such as TinyLogice, LCX and LVT. Its products also include mature bipolar logic products such as FAST, LS and TTL. Interface and Logic revenues increased 27.9% to $184.0 million in Stub Year 1999, compared to $144.0 million in the first seven months of Fiscal 1999. Revenues for interface products grew 224.4% in Stub Year 1999 over the first seven months of Fiscal 1999, due to success of new product introductions. Logic products revenues increased 22.8% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in Logic products revenues was across all product lines. CMOS revenues grew 34.6%, while Bipolar revenues grew 2.5% in Stub Year 1999 over the first seven months of Fiscal 1999.

    Interface and Logic had operating income of $29.7 million in Stub Year 1999, compared to $11.6 million in the first seven months of Fiscal 1999. The increase in operating income was due to higher revenues and improved gross profits due to improved factory utilization.

    Non-Volatile Memory Division. Memory designs, manufactures and markets a broad line of serial EEPROM, EPROM and applications-specific standard products, including microcontrollers. Memory revenues decreased 8.8% to $39.6 million in Stub Year 1999 from $43.4 million in the first seven months of Fiscal 1999. The decrease was due to exiting certain unprofitable product lines in Stub Year 1999 as compared to the first seven months of Fiscal 1999, which include those revenues, offset by revenue growth in new applications-specific standard products, such as the ACEx family of microcontrollers.

    Memory had operating income of $0.4 million in Stub Year 1999 as compared to a loss of $15.7 million in the first seven months of Fiscal 1999. The decrease in the Memory operating loss was due to the benefit from the implementation of the Memory restructuring plan, implemented in the fourth quarter of Fiscal 1999.

    Approximately 68.7% of Fairchild International's trade revenues were generated from Analog, Discrete and Power Device products in Stub Year 1999.

YEAR ENDED MAY 30, 1999 COMPARED TO YEAR ENDED MAY 31, 1998

    Results of Operations. Fairchild International incurred a net loss of $114.1 million in Fiscal 1999, compared to net income of $20.6 million in Fiscal 1998. The net loss in Fiscal 1999 includes pre-tax charges totaling $75.9 million for in-process research and development ($34.0 million) and the write-off of deferred financing fees in connection with a refinancing of Fairchild International's senior credit facilities ($5.2 million) as part of the acquisition of the power device business of Samsung Electronics in April 1999, and restructuring and related charges totaling $36.7 million. The Fiscal 1999 restructuring charges pertain to a workforce reduction undertaken in the first quarter ($4.5 million), the transfer of Analog assembly and test operations in the third quarter ($2.7 million), the closure of the Mountain View facility ($10.0 million) recorded in the fourth quarter and the restructuring of the Memory business ($19.5 million), also in the fourth quarter. The charge for the Memory restructuring includes $5.5 million and $9.9 million recorded as a reduction to revenue and an increase to cost of sales, respectively, for additional sales and inventory reserves associated with the restructuring. Net income in Fiscal 1998 includes pre-tax charges of $15.5 million for in-process research and development associated with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of a change in accounting principle. Excluding unusual charges, net of tax effect, and amortization of acquisition-related intangibles of $8.4 million and $1.4 million in Fiscal 1999 and Fiscal 1998, respectively, Fairchild

International incurred a net loss of $33.4 million in Fiscal 1999, compared to net income of $33.5 million in Fiscal 1998. The decrease is due primarily to soft market conditions in the semiconductor industry that persisted for much of Fiscal 1999, which resulted in severe price competition and factory underutilization, particularly in the first half of Fiscal 1999, which negatively impacted gross profit.

    Fairchild International incurred an operating loss of $47.4 million in Fiscal 1999, compared to operating income of $87.3 million in Fiscal 1998. Excluding unusual charges, operating income was $23.3 million in Fiscal 1999, compared to $102.8 million in Fiscal 1998. Excluding unusual charges and depreciation and amortization of $103.7 million and $84.6 million in Fiscal 1999 and Fiscal 1998, respectively, earnings before interest, taxes and depreciation and amortization, which we refer to as EBITDA, was $127.0 million in Fiscal 1999, compared to $187.4 million in Fiscal 1998.

    Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (89.0% and 80.6% of total revenues in Fiscal 1999 and Fiscal 1998, respectively) and contract manufacturing services to National Semiconductor (11.0% and 19.4% of total revenues in Fiscal 1999 and Fiscal 1998, respectively). Trade sales increased 2.9% to $654.1 million in Fiscal 1999 from $635.8 million in Fiscal 1998. Trade sales in Fiscal 1999 include those of the power device business since the acquisition date of April 13, 1999, and a full-year of Analog. Additionally, trade sales have been reduced by $5.5 million in Fiscal 1999 for one-time charges for additional sales reserves as a result of the Memory restructuring. Trade sales in Fiscal 1998 include those of Analog since the acquisition date of December 31, 1997. Excluding Power Device revenues, one-time charges and normalizing Analog sales for the non-comparable periods, trade sales decreased 14.0% in Fiscal 1999 from Fiscal 1998. All segments reported trade sales decreases from the prior year, due to industry-wide soft market conditions that were prevalent for much of Fiscal 1999. These soft market conditions, caused by the Asian financial crisis and excess capacity in the semiconductor industry as a whole, resulted in severe price pressures, which accounted for the majority of the revenue shortfall on a comparable basis. Unit volume was flat for Fiscal 1999 as compared to Fiscal 1998.

    Geographically, 33%, 17% and 50% of Fairchild International's trade sales in Fiscal 1999 were generated in the United States, Europe and Asia, respectively, compared to 38%, 21% and 41%, respectively, in Fiscal 1998. Soft market conditions prevalent in Fiscal 1999 negatively impacted all geographic regions. Trade sales in the United States decreased 9.8% in Fiscal 1999 from Fiscal 1998. Excluding one-time charges, trade sales decreased 7.6%. Trade sales in Europe decreased 16.1% in Fiscal 1999 from Fiscal 1998. Trade sales in Asia increased 24.3% in Fiscal 1999 over Fiscal 1998. Asia sales include those in Southeast Asia, Korea and Japan. The increase in trade sales is due entirely to the acquisition of the power device business. Excluding the power device business, Asia trade sales decreased 2.1% in Fiscal 1999 from Fiscal 1998. Contract manufacturing revenues decreased 47.2% to $81.0 million in Fiscal 1999, compared to $153.4 million in Fiscal 1998. Contract manufacturing revenues in Fiscal 1999 include $18.7 million of billings under the guaranteed annual revenue and fixed cost recovery provisions of the manufacturing agreements with National Semiconductor. The decrease was due to reduced demand from National Semiconductor.

    Gross Profit. Gross profit decreased 33.9% to $152.3 million in Fiscal 1999 from $230.5 million in Fiscal 1998. Gross trade profit in Fiscal 1999 was negatively impacted by one-time charges of $15.4 million for additional sales and inventory reserves as a result of the Memory restructuring action. Excluding one-time charges, gross profit decreased 27.2% to $167.7 million in Fiscal 1999. Gross profit includes $16.6 million and $36.3 million in Fiscal 1999 and Fiscal 1998, respectively, attributable to contract manufacturing services provided to National Semiconductor. As a percentage of trade sales, gross trade profit, which excludes contract manufacturing, was 20.7% in Fiscal 1999 compared to 30.5% in Fiscal 1998. Excluding one-time charges, gross trade profit as a percentage of trade sales was 22.9% in Fiscal 1999. The decrease in gross trade profits as a percentage of sales in Fiscal 1999 from Fiscal 1998 was due to lower average trade selling prices and the negative effects of significantly decreased demand from National Semiconductor.

    Contract manufacturing gross profit decreased 54.3% in Fiscal 1999 from Fiscal 1998. As a percentage of contract manufacturing revenue, contract manufacturing gross profit was 20.5% in Fiscal 1999, compared to 23.7% in Fiscal 1998. The decrease in contract manufacturing gross profit as a percent of contract manufacturing revenues is due to the negative effects of lower factory utilization due to reduced demand from National Semiconductor and an unfavorable shift in sales mix toward ABiC wafers produced in Fairchild International's six-inch fab in South Portland, Maine.

    Research and Development. R&D expenses were $39.3 million, or 6.0% of trade sales in Fiscal 1999, compared to $35.7 million, or 5.6% of trade sales in Fiscal 1998. The increase in R&D expenses is due to the addition of the R&D expenses of the power device business and a full year of Analog R&D expenses in Fiscal 1999, as compared to five months of Analog R&D expenses recorded in Fiscal 1998. R&D efforts are focused on Fairchild International's growth products (CMOS logic, DMOS, Analog and the power device business products). In Fiscal 1999, R&D expenditures were 7.7% of trade sales for these growth products, and 3.0% of trade sales for all other products. In Fiscal 1998, R&D expenditures were 8.7% and 2.7% for growth and all other products, respectively. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively small R&D requirements of the power device business as a percentage of sales.

    Selling, General and Administrative. SG&A expenses were $105.1 million, or 16.1% of trade sales in Fiscal 1999, compared to $92.0 million or 14.5% of trade sales in Fiscal 1998. The increase in SG&A expenses is due to the addition of the SG&A expenses of the power device business, a full year of Analog SG&A expenses in Fiscal 1999, as compared to five months of Analog SG&A expenses recorded in Fiscal 1998, and amortization of acquisition-related intangibles, including a full year of amortization of intangibles related to the Raytheon acquisition in Fiscal 1999 as compared to five months in Fiscal 1998.

    Restructuring. Fiscal 1999 included restructuring charges of $21.3 million, as Fairchild International took several actions during Fiscal 1999 to reduce costs and improve profitability in a number of areas. In the fourth quarter of Fiscal 1999, Fairchild International took a pre-tax charge of $4.1 million for actions to improve the profitability of Memory. These actions included transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. The charge consists of $3.9 million for non-cash asset impairments at Fairchild International's facilities in Salt Lake City, Utah and Sunnyvale, California, and $0.2 million for severance and employee separation costs. In addition, Fairchild International took charges of $5.5 million and $9.9 million recorded to revenue and cost of sales, respectively, for additional sales and inventory reserves. Including these charges, the total charge for the Memory restructuring was $19.5 million.

    In the fourth quarter of Fiscal 1999, Fairchild International took a pre-tax charge of $10.0 million for the closure of its Mountain View facility, which supports the Analog Products Group. Fairchild International is transferring Analog wafer fabrication activities to its facility in South Portland, Maine. As a result of this transfer, Fairchild International expects a substantial reduction in Analog wafer costs and improved gross profit. The charge consists of $4.0 million for severance and employee separation costs, $4.5 million for non-cash asset impairments, including a one-time loss for the sale of the Mountain View facility of $1.9 million and $1.5 million in other exit costs. In March 1999, Fairchild International sold the facility for $30.2 million, net of closing costs, $0.5 million in escrow to cover demolition costs, and a $3.5 million holdback, payment of which is contingent upon either favorable action or no action within one year of the sale date by the City of Mountain View with respect to the buyer's application to increase the building density on the site. Fairchild International views the holdback as a contingent gain, and as such did not record this amount in its Statement of Operations. Fairchild International expects, however, that a favorable ruling will be granted which will enable Fairchild International to record a one-time gain from receipt of the holdback in a subsequent period. In the third quarter of Fiscal 1999, Fairchild International took a pre-tax charge of $2.7 million for the transfer of Analog assembly and test activities from its Mountain View facility to Fairchild International's facility in Penang, Malaysia and various third-party subcontractors. The charge consisted of $1.9 million for non-cash asset impairments and $0.8 million for severance and employee separation costs. Total charges for Analog restructuring activities, including the loss on sale of the Mountain View facility, were $12.7 million in Fiscal 1999.

    In the first quarter of Fiscal 1999, Fairchild International took a pre-tax restructuring charge of $4.5 million in connection with a plan to reduce costs and improve operating efficiencies. The charge consisted of $3.7 million for severance and employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions in the United States and Cebu, the Philippines, representing approximately 10% of Fairchild International's payroll. In addition, $0.8 million was recorded for the write-off of various idle assets in Fairchild International's Mountain View and Salt Lake City facilities.

    Interest Expense, Net. Interest expense, net was $71.8 million in Fiscal 1999, compared to $54.5 million in Fiscal 1998. The increase was due to the write-off of deferred financing fees of $5.2 million in connection with the refinancing of its senior credit facilities as part of the acquisition of the power device business, incremental interest expense as a result of additional indebtedness incurred to finance the acquisition, a full year of interest expense on borrowings to finance the Raytheon acquisition, as compared to five months in Fiscal 1998 and interest expense on short-term borrowings in Fiscal 1999 which did not occur in Fiscal 1998.

    Income Taxes. Income tax expense (benefit) was a benefit of $(5.1) million in Fiscal 1999, compared to income tax expense of $10.7 million in Fiscal 1998. The effective tax rate for Fiscal 1999 was 4.3%, compared to 32.6% in Fiscal 1998. The decrease in the effective rate is due to the inability of Fairchild International to carry back its Fiscal 1999 operating loss due to the short time Fairchild International has operated as a stand-alone entity and a tax holiday for income generated by Fairchild International's Korean subsidiary, Fairchild Korea Semiconductor Ltd., formed as a result of the acquisition of the power device business. Fairchild Korea Semiconductor Ltd. has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate.

    Comparative financial information for Fairchild International's reportable segments is as follows:

    Analog and Mixed Signal Products Division. Analog revenues increased 199.4% to $95.8 million in Fiscal 1999 from $32.0 million in Fiscal 1998. Fiscal 1999 includes the analog revenues of the power device business since the date of acquisition. Fiscal 1998 includes revenues of Analog from the acquisition date of Raytheon. Normalized to exclude power device products and the non-comparable period of Analog sales in Fiscal 1999, Analog revenues were $25.5 million in Fiscal 1999, a decrease of 20.3% from Fiscal 1998. The decrease for the comparable period in Fiscal 1999 from Fiscal 1998 is due to revenue decreases in its mature products, combined with lower than anticipated new product revenues.

    Analog generated operating income of $8.1 million in Fiscal 1999 excluding restructuring charges, compared to $2.2 million in Fiscal 1998. Excluding the effect of the power device business and normalized for the non-comparable period of Analog operating results in Fiscal 1999, Analog generated an operating loss of $2.7 million in Fiscal 1999. The decrease in operating income is primarily driven by the decline in revenues.

    Discrete Power and Signal Technologies Products Group. Discrete revenues increased 19.0% to $222.8 million in Fiscal 1999, compared to $187.3 million in Fiscal 1998. Fiscal 1999 includes the discrete revenues of the power device business since the date of acquisition. Excluding discrete power device products, Discrete revenues decreased 3.7% in Fiscal 1999 from Fiscal 1998. The decrease is attributable to lower revenues for its mature Bipolar products, which decreased 18.1% from Fiscal 1998, partially offset by higher revenues for its DMOS products, which increased 7.9% from Fiscal 1998.

    Discrete generated operating income of $7.0 million in Fiscal 1999, compared to operating income of $44.9 million in Fiscal 1998. Excluding the effect of the power device business, Discrete generated operating income of $4.8 million in Fiscal 1999. The decrease was due primarily to lower gross profit as a result of lower contract manufacturing profits, unfavorable sales mix, the negative effect of underutilization of the Salt Lake City fab, driven by lower contract manufacturing and Memory volumes, and inventory write-downs in the Cebu, the Philippines assembly and test facility.

    Interface and Logic Products Group. Price competition was particularly intense in Interface and Logic in Fiscal 1999. Logic revenues decreased 11.7% to $267.6 million in Fiscal 1999, compared to $303.0 million in Fiscal 1998. Revenues for interface products grew 573% in Fiscal 1999 over Fiscal 1998, due to success of new product introductions. This increase was more than offset by a 14.4% decrease in logic products revenues. The decrease in logic products revenues is primarily attributable to lower bipolar logic revenues, which decreased 29.4% from Fiscal 1998. CMOS revenues decreased 2.9% in Fiscal 1999 over Fiscal 1998. Overall, new product revenues doubled in Fiscal 1999 over Fiscal 1998.

    Interface and Logic generated operating income of $35.7 million in Fiscal 1999, compared to $70.0 million in Fiscal 1998. The decrease in operating income is attributable to lower average selling prices due to soft market conditions in Fiscal 1999 and lower contract manufacturing profits.

    Non-Volatile Memory Division. In order to improve the profitability of Memory, Fairchild International took a charge of $19.5 million in Fiscal 1999. Actions include transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. Excluding a charge of $5.5 million recorded as a reduction to revenue in the form of increased sales reserves as part of the restructuring, Memory revenues decreased 35.3% to $73.4 million from $113.5 million in Fiscal 1998. The revenue decrease was across all product lines. EEPROM revenues decreased 30.7% in Fiscal 1999 from Fiscal 1998, and EPROM revenues decreased 46.6% in Fiscal 1999 from Fiscal 1998. The decreases are due to lower average selling prices, lower volumes due to soft market conditions, and in the case of EPROM, a rapidly shrinking market, which is being replaced by FLASH memory.

    Memory generated an operating loss of $26.4 million in Fiscal 1999, excluding the restructuring charge, compared to an operating loss of $14.2 million in Fiscal 1998. The increase in the operating loss is due primarily to lower average selling prices as a result of soft market conditions in Fiscal 1999.

YEAR ENDED MAY 31, 1998 COMPARED TO YEAR ENDED MAY 25, 1997

    Results of Operations. Net income increased 32.9% to $20.6 million in Fiscal 1998, as compared to $15.5 million in Fiscal 1997. Net income in Fiscal 1998 includes a pre-tax charge for in-process research and development associated with the acquisition of Raytheon ($15.5 million) and an after-tax charge for the cumulative effect of a change in accounting principle pertaining to business process reengineering costs associated with Fairchild International's enterprise software system implementation ($1.5 million) which had been previously capitalized. Net income in Fiscal 1997 includes pre-tax charges related to payment of retention bonuses ($14.1 million) and a restructuring charge ($5.3 million) related to workforce reductions. In addition, Fiscal 1998 net income includes a full year of interest expense and income taxes, while Fiscal 1997 includes these charges only for the period subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, the Fairchild Semiconductor Business did not incur these costs. Excluding unusual charges and amortization of acquisition-related intangibles of $1.4 million in Fiscal 1998, net of tax effect, net income was $33.5 million and $34.9 million in Fiscal 1998 and Fiscal 1997, respectively.

    Operating income, excluding unusual charges, increased 100.4% to $102.8 million in Fiscal 1998 from $51.3 million in Fiscal 1997. Included in operating income is $36.3 million and $6.8 million of gross profit on contract manufacturing services in Fiscal 1998 and 1997, respectively, under manufacturing agreements with National Semiconductor. Gross profit on contract manufacturing services in Fiscal 1997 was generated subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, contract manufacturing revenues were recorded at cost. In addition, operating income in Fiscal 1998 increased over Fiscal 1997 due to higher trade revenues as a result of the acquisition of Raytheon and improved market conditions, particularly in the first half of the year, higher trade gross profit due to improved factory utilization, and the favorable effect of currency devaluations in Southeast Asia on manufacturing costs. The following table depicts operating income for Fairchild International's reportable segments:

                                                          Fiscal Year
                                                           Ended May
(In millions)                                       1998               1997
-------------------------------------------------------------------------------
Analog                                             $ 2.2               $--
Discrete                                            44.9                21.7
Interface and Logic                                 70.0                21.3
Memory                                             (14.2)                5.0

    Analog was formed upon the completion of the acquisition of Raytheon. Its results are consolidated with those of Fairchild International as of the date of acquisition. Discrete and Interface and Logic operating profits increased 106.9% and 228.6%, respectively, in Fiscal 1998 from Fiscal 1997. Memory suffered an operating loss in Fiscal 1998, due primarily to lower revenues and gross profits as a result of intense price competition.


    Excluding unusual charges, depreciation and amortization of $84.6 million and $77.1 million in Fiscal 1998 and 1997, respectively, and other expense of $1.4 million in Fiscal 1997, EBITDA increased 46.0% to $187.4 million in Fiscal 1998 from $128.4 million in Fiscal 1997.

    Fairchild International's results for the fiscal year ended May 31, 1998 consist of 53 weeks of activity, compared to 52 weeks for the fiscal years ended May 25, 1997 and May 26, 1996.


    Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (80.6% and 84.9% of total revenues in Fiscal 1998 and 1997, respectively) and revenues from contract manufacturing services provided to National Semiconductor (19.4% and 15.1% of total revenues in Fiscal 1998 and 1997, respectively).


    Trade sales increased 8.2% to $635.8 million in Fiscal 1998 compared to $587.8 million in Fiscal 1997. Trade sales for Fiscal 1998 include those of Raytheon since the acquisition. Excluding Raytheon, trade sales increased 2.7% in Fiscal 1998 over Fiscal 1997. The increase in trade sales was driven primarily by increased unit volume, as average selling prices were flat. Average selling prices increased year over year for the first three quarters in Fiscal 1998, but decreased significantly in the fourth quarter as industry-wide market conditions softened.

    Discrete trade sales increased 13.9% in Fiscal 1998 over Fiscal 1997. The increase was due to higher average selling prices, driven by new product introductions and a favorable sales mix, and slightly higher unit volume. DMOS trade sales increased 39.9% in Fiscal 1998 over Fiscal 1997, offsetting a decrease of 7.6% in Bipolar trade sales. The increase in DMOS trade sales was due to higher sales volume of new products featuring Fairchild International's Trench technology, which offset price erosion in some of the more mature DMOS products. The decrease in Bipolar trade sales was driven by a combination of lower sales volume and slightly lower average selling prices. Reflective of Fairchild International's growth strategy, trade sales of DMOS products in Fiscal 1998 exceeded trade sales in Bipolar products for the first time.

    Interface and Logic trade sales increased 6.2% in Fiscal 1998 over Fiscal 1997. The increase was driven by higher unit volume, which offset a decrease in average selling prices. In Fiscal 1998, CMOS trade sales increased 14.3% over Fiscal 1997, offsetting a decrease of 2.8% in Bipolar trade sales. The increase in CMOS trade sales was across all product lines, including VHC, LCX, FACTe and HCMOS. The decrease in Bipolar trade sales is reflective of the general market trend toward lower power consuming CMOS products.

    Memory trade sales decreased 17.7% in Fiscal 1998 over Fiscal 1997. The decrease was driven by lower prices impacting all memory product lines due to competitive pressures, partially offset by higher volume, particularly in EEPROM. EEPROM had increased trade sales of 4.7% in Fiscal 1998 over Fiscal 1997. In a declining market, EPROM trade sales decreased 46.2% in Fiscal 1998 over Fiscal 1997, as EPROMs are being rapidly phased out by FLASH memory products in the marketplace.

    Geographically, 38%, 21% and 41% of trade sales were derived in the United States, Europe and Asia, respectively, in Fiscal 1998, compared to 38%, 20% and 42% in Fiscal 1997. Trade sales in all regions grew over Fiscal 1997 levels. Europe increased 12.7%, the United States increased 8.8% and Asia increased 5.4%, despite soft economic conditions in the region. Asia trade sales were influenced by strong growth in Southeast Asia, which offset a year over year decline in Japan.

    Contract manufacturing revenues increased 47.2% to $153.4 million in Fiscal 1998 compared to $104.2 million in Fiscal 1997. This increase, when normalized for higher prices to include a markup for all of Fiscal 1998, reflects greater demand from National Semiconductor, particularly in the first nine months of Fiscal 1998. During the fourth quarter, foundry revenues decreased 26.1% from the third quarter as National Semiconductor sharply cut back its demand in response to its own publicly-announced restructuring created by soft market conditions in the industry.

    Gross Profit. Gross profit increased 51.2% to $230.5 million in Fiscal 1998, compared to $152.5 million in Fiscal 1997. Included in gross profit in Fiscal 1998 and 1997 is $36.3 million and $6.8 million, respectively, attributable to contract manufacturing services provided to National Semiconductor. Prior to the recapitalization of Fairchild Semiconductor Corporation in Fiscal 1997, these revenues were recorded at cost. Gross trade profit excluding contract manufacturing increased 33.3% in Fiscal 1998 over Fiscal 1997. As a percentage of trade sales, gross trade profits were 30.5% and 24.8% in Fiscal 1998 and 1997, respectively. The increase in gross trade profit as a percentage of trade sales was due to increased factory utilization due to improved market conditions that existed through the third quarter of Fiscal 1998, the favorable effect on fixed cost absorption of increased demand from National Semiconductor in the first nine months of Fiscal 1998, the favorable effects of currency devaluations in Southeast Asia on Fairchild International's manufacturing costs and the acquisition of Raytheon, which increased Fairchild International's portfolio of higher-margin products.

    Research and Development. R&D expenses were $35.7 million, excluding a $15.5 million pre-tax charge for purchased in-process R&D expenses associated with the acquisition of Raytheon, or 5.6% of trade sales in Fiscal 1998, compared to $18.9 million, or 3.2% of trade sales in Fiscal 1997. The increase in R&D expenses is driven by higher spending to support new product development, reflecting Fairchild International's renewed emphasis on R&D efforts as a stand-alone company following the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, R&D expenditures of the business primarily consisted of allocations from National Semiconductor. Reflective of increased R&D efforts, Fairchild International approximately doubled the number of new products introduced in Fiscal 1998 from Fiscal 1997. In addition, Fairchild International is spending higher levels of R&D expenses for its Analog and Mixed Signal products, reflecting its strategy to focus on and grow this segment of its business. R&D efforts are focused on Fairchild International's growth products: CMOS Logic, DMOS, EEPROM and Analog. In Fiscal 1998, R&D expenditures were 8.9% of trade sales for these growth products, and 0.5% of trade sales for Fairchild International's other products (Bipolar Logic, Bipolar Discretes and EPROM). Comparison of the above to Fiscal 1997 is not meaningful as Fairchild International was not a stand-alone entity for the entire year.

    Selling, General and Administrative. SG&A expenses were $92.0 million, or 14.5% of trade sales, in Fiscal 1998, compared to $96.4 million, or 16.4% of trade sales, in Fiscal 1997. Excluding one-time retention bonuses of $14.1 million charged in Fiscal 1997, SG&A expenses were $82.3 million, or 14.0% of trade sales in Fiscal 1997. The increase in SG&A expenses as a percent of trade sales after elimination of retention bonuses is due to higher selling and marketing expenses driven by inefficiencies experienced in the first half of Fiscal 1998 while operating under transition service agreements with National Semiconductor, and in the second half of Fiscal 1998 due to the integration of the Raytheon sales force into Fairchild International. The increase in selling and marketing expenses was partially offset by a decrease in general and administrative expenses due to lower expenses incurred as a stand-alone entity in Fiscal 1998 compared to Fiscal 1997, which reflects nine months of direct and allocated expenses of the Fairchild Semiconductor Business while operated by National Semiconductor.

    Restructuring. Fiscal 1997 included a restructuring charge of $5.3 million, incurred in the first quarter, for severance and other costs directly attributable to a workforce reduction.

    Interest Expense, Net. Interest expense, net was $54.5 million and $11.2 million in Fiscal 1998 and 1997, respectively. Fiscal 1998 includes a full year of interest expense on indebtedness incurred to finance the recapitalization of Fairchild Semiconductor Corporation, while Fiscal 1997 contains approximately one quarter of such interest expense. In addition, Fairchild International incurred additional indebtedness due to the purchase of Raytheon in the third quarter of Fiscal 1998. Prior to the recapitalization in Fiscal 1997 of Fairchild Semiconductor Corporation, the Fairchild Semiconductor Business was allocated net interest expense from National Semiconductor. This amount is included in other expense.

    Other Expenses. Other expense was $1.4 million in Fiscal 1997, consisting primarily of net interest expense allocated to the Fairchild Semiconductor Business by National Semiconductor. There were no comparable amounts incurred in Fiscal 1998.

    In the third quarter of Fiscal 1998, Fairchild International took a pre-tax charge of $15.5 million for purchased in-process research and development in conjunction with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of an accounting charge pertaining to treatment of business process reengineering costs associated with Fairchild International's enterprise software system implementation. The enterprise software system implementation costs, relating to activities to assess the system's capabilities in light of Fairchild International's current business processes, were previously capitalized as part of the cost of the software. Emerging Issues Task Force Issue 97-13, dated November 20, 1997, requires companies to expense such costs as incurred.

    Income Taxes. Income taxes were $10.7 million and $3.8 million in Fiscal 1998 and 1997, respectively. In Fiscal 1998, income taxes were recorded at an effective tax rate of 32.6%. In Fiscal 1997, income taxes were recorded only for the period subsequent to the recapitalization of Fairchild Semiconductor Corporation, at an effective rate of 39.1%. The lower tax rate in Fiscal 1998 is due to a higher proportion of taxable income in lower tax countries as compared to Fiscal 1997. Prior to the recapitalization of Fairchild Semiconductor

Corporation, the Fairchild Semiconductor Business did not record a tax provision or pay income taxes as it operated as a division of National Semiconductor.

ACQUISITION OF THE POWER DEVICE BUSINESS

    In connection with the acquisition of the power device business, Fairchild International allocated $34.0 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

    Fairchild International's management assessed and allocated values to the in-process research and development. The value assigned to these assets was determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the power device business' next generation products. A discussion of the most significant projects follows.

    Smart Power Switch ("SPS"). This product line combines a Power Discrete MOSFET and an analog IC in a single package to provide customers with low cost, high functionality, high reliability and high productivity solutions. These products are used in power chargers, and power supplies for PCs, TVs, VCRs and monitors. Research and development is focused on cost reduction and further reliability improvement of existing products. Long-term research and development is focused on proprietary chip-on-chip assembly technology as well as developing a one-chip solution.

    Motor IC. This product line specializes in IC products that control various motor drives. These products are used for driving motors in automotive, camera, CD-ROM, CD player, floppy disk drive, hard disk drive and video recorder applications. Current research and development is focused on adding more channels as well as adding more intelligence/functionality onto the IC chips.

    Integrated Gate Bipolar Transistor ("IGBT"). This product line uses a proprietary silicon bonding process to fabricate devices for very high voltage applications. Industrial segment applications include power supplies, welding machines, robotics, ignition controls and battery chargers. Consumer segment applications include lighting ballasts, camera strobes, induction heaters, microwave ovens and washing machines. Research and development is focused on developing IGBTs that will work with products that operate at higher frequency ranges as well as higher voltages and higher currents.

    The fair values assigned to each of the significant projects and estimated time to complete are reported below. The estimated costs to complete for these projects, which are estimated to be $4.7 million, are expected to be spent evenly for the remainder of their respective development cycles.

                                                       Fair        Man-Months
Product (In millions)                                 Value        to Complete
------------------------------------------------------------------------------
Smart Power Switch                                 $  13.9              57
Motor IC                                               8.2             131
IGBT                                                   6.5              25
All Others                                             5.4             147

  Total                                            $  34.0             360
--------------------------------------------------------------------------

    As of December 26, 1999 there were no significant changes from the original estimates of time and cost to complete.

    The material risks associated with the successful completion of the in-process technology are associated with the power device business' ability to successfully finish the creation of viable prototypes and successful design of the chips and masks required. Fairchild International expects to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. The release dates for each of the products within the product families are varied. The initial benefit received from the significant in-process technologies occurred during the second half of calendar year 1999.

    The methodology used to assign value to purchased in-process research and development was the income approach, which included an analysis of the markets, cash flows, and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included revenue and operating margin projections and determination of the applicable discount rate. The forecast for the in-process project related products relied on sales projections that were based on targeted market share and pricing estimates over the expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues were expected to exceed $200.0 million by 2003. Operating expenses for these products included cost of goods sold and selling, general, and administrative expenses. Operating expenses were estimated as a percentage of revenue, and were consistent with historical results.

    The forecasts used by Fairchild International in valuing in-process research and development were based upon assumptions Fairchild International believes to be reasonable but which are inherently uncertain and unpredictable. We cannot assure you that the underlying assumptions used to estimate expected project sales or profits, or the events associated with such projects, will transpire as estimated. Fairchild International's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

    The discount rate selected for power device business' in-process technology was 20%. This discount rate is greater than Fairchild International's weighted average cost of capital (approximately 15% at the date of acquisition of the power device business) and reflects the risk premium associated with achieving the forecasted cash flows associated with these projects. These risks include the uncertainties in the economic estimates described above; the inherent uncertainty surrounding the successful development of the purchased in-process technology; the useful life of such technology; the profitability levels of such technology; and the uncertainty of technological advances that are unknown at this time.

    As of December 26, 1999, revenues recognized from these projects were not lower than the forecasted revenues and cash flows in the calculation of the in-process research and development value.

ACQUISITION OF RAYTHEON

    In connection with the acquisition of Raytheon, Fairchild International allocated $15.5 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

    Fairchild International's management assessed and allocated values to the in-process research and development. The values assigned to each purchased R&D project were determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the related products. The products associated with these projects include a broad range of semiconductor products used in power management and video integrated circuits, including personal computers, broadcast video and data communications. The projects identified can be categorized in the analog or video product families.

    Analog Family. This family's strategy focuses on (i) a higher integration of Ground Fault Interruptor chips and (ii) power for desktop personal computers, notebook personal computers and cellular telephones. As of the acquisition date, the remaining efforts for the projects to be completed included starting and completing the beta testing phase of the development process, with a total remaining cost to complete the testing of approximately $2.5 million, and anticipated release dates by the end of Fiscal 1998.

    Video Family. This family's in-process research and development was identified in the following projects: (i) decoders and genlocks; (ii) digital video encoders; and (iii) personal computer to television plug-n-play converters. The remaining efforts for the projects to be completed included the completion of the beta-testing phase of the development process for each project. As of the acquisition date, remaining costs to complete were estimated to be approximately $1.0 million for anticipated release dates by the end of Fiscal 1998.

    Decoders and Genlocks. These adaptive, combination based video decoders are optimized for the video professional, allowing flexibility in system performance while utilizing a common design approach. The genlocking analog to digital converter is a companion product for both the new product decoders and encoders. The products include analog, high-performance encoders which are in the beta testing phase of development; a digital design, improved decoder for personal computer and television applications which is in the alpha testing phase of development; an improved genlocking digitizer which is in the design phase of development; and an analog, genlocking decoder which is in the concept phase of development.

    Digital Video Encoders. The in-process product in this category is a digital design video data processor, which is in the concept phase of development.

    Personal Computer to Television Plug-N-Play Converter. The in-process product in this category is an analog personal computer to television plug-n-play converter, which is in the beta testing stage of development. This product will be the next generation of the current offering with many enhancements.

    The material risks associated with the successful completion of the in-process technology include Fairchild International's ability to successfully finish the creation of viable prototypes, successful design of the chips and masks required and the degree of the market's acceptance of these new products. As of the acquisition date, Fairchild International expected to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. Significant positive cash flows from these projects were expected to begin during 1999.

    The methodology used to assign value to purchased in-process research and development projects was the income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included projected revenues, operating margins and determining an appropriate discount rate. The forecast for the in-process project related products relied on sales estimates that were based on targeted market share, pricing estimates and expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues from these products were expected to exceed $150.0 million by Fiscal 2002. Revenues were expected to peak in Fiscal 2001 and decline thereafter as other new products and technologies were expected to enter the market. Operating expenses for these products included cost of goods sold and selling, general and administrative expenses. Operating expenses were estimated as a percentage of revenues and were consistent with historical results. The discount rate utilized for the acquired in-process technologies was estimated at 22.5% in consideration of Fairchild International's 15% weighted average cost of capital. The discount rate utilized for the in-process technology was determined to be higher than Fairchild International's weighted average cost of capital due to the fact that the technology had not yet reached technological feasibility as of the date of valuation.

    As of December 26, 1999, total actual revenues in the analog and video families on the in-process R&D projects were approximately 60% of total expected revenues, impacting both analog and video products. The revenue shortfall in the analog family and the associated reduction in expected cash flows was driven by lower demand from personal computer customers. The revenue and cash flow shortfall in the video family was driven by unfavorable market conditions which began during Fiscal 1999. The weaker cash flows from these projects has not had, nor is expected to have, any material adverse impact on the results of operations of Fairchild International or its financial position, including the recoverability of intangible assets.

LIQUIDITY AND CAPITAL RESOURCES

    Fairchild International has a borrowing capacity of $100.0 million for working capital and general corporate purposes under the revolving credit facility. No amount was drawn under the revolving credit facility at December 26, 1999.

    The senior credit facilities, the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes do, and other debt instruments Fairchild International may enter into in the future may, impose various restrictions and covenants on Fairchild International which could potentially limit Fairchild International's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. The restrictive covenants include limitations on consolidations, mergers and acquisitions, restrictions on creating liens, restrictions on paying dividends or making other similar restricted payments, restrictions on asset sales, limitations on borrowing money, and limitations on capital expenditures, among other restrictions. The covenants relating to financial ratios include minimum fixed charge and interest coverage ratios and a maximum leverage ratio. The senior credit facilities also limit our ability to modify our certificate of incorporation, bylaws, shareholder agreements, voting trusts or similar arrangements. In addition, the senior credit facilities, the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes contain additional restrictions limiting the ability of our subsidiaries to make dividends or advances to our company. However, our subsidiaries are permitted without material restrictions under our debt instruments to make dividends or advances to Fairchild Semiconductor Corporation. We believe that those funds permitted to be transferred to us, together with existing cash, will be sufficient to meet our cash obligations. Fairchild International expects that its existing cash and available funds from its amended senior credit facilities and funds generated from operations, will be sufficient to meet its anticipated operating requirements and to fund its research and development and capital expenditures for the next twelve months. We intend to invest approximately $240.0 million in 2000 to expand capacity at all of our major manufacturing fabs and assembly/test centers. In the long-term, additional borrowing or equity investment may be required to fund future acquisitions.

    As of December 26, 1999, Fairchild International's cash and cash equivalents balance was $138.7 million, an increase of $76.3 million from May 30, 1999.

    During Stub Year 1999, Fairchild International's operations provided $115.7 million in cash compared to a use of $12.8 million of cash in the first seven months of Fiscal 1999. The increase in cash provided by operating activities reflects an increase in net income adjusted for non-cash items of $91.8 million as well as an increase in cash flows from changes in operating assets and liabilities of $36.7 million. Cash used in investing activities during Stub Year 1999 totaled $34.3 million, compared to a use of $25.2 million in the first seven months of Fiscal 1999. The difference primarily relates to the refund of Korean value added taxes paid as a result of the acquisition of the power device business offset by increased capital expenditures in Stub Year 1999 as compared to the first seven months of Fiscal 1999. Capital expenditures in Stub Year 1999 were made principally to add capacity in Fairchild International's assembly and test manufacturing facilities, whereas in the first seven months of Fiscal 1999, capital expenditures were made primarily to install Fairchild International's enterprise software system. Cash used in financing activities of $5.1 million for Stub Year 1999 includes proceeds received from Fairchild International's initial public offering of its Class A Common Stock of $345.0 million, net of fees and expenses. The net proceeds from the initial public offering were used to repay an 11.74% Subordinated Note due 2008 ($101.4 million), to repay a 12.5% Subordinated Note due 2008 ($53.0 million, including a prepayment penalty of $0.8 million) and to repay the Tranche A term loan and partially repay the Tranche B term loan, in each case under Fairchild International's senior credit facilities, in the aggregate amount of $190.6 million. In addition, cash was used for the repurchase of shares of our common stock. Cash provided by financing activities of $34.7 million in the first seven months of Fiscal 1999 was due to proceeds received from Fairchild International's revolving credit line.

LIQUIDITY AND CAPITAL RESOURCES OF FAIRCHILD INTERNATIONAL, EXCLUDING OUR SUBSIDIARIES

    Fairchild International is a holding company, the principal asset of which is the stock of its subsidiary, Fairchild Semiconductor Corporation. Fairchild International on a stand-alone basis had no cash flow from operations in Stub Year 1999, nor in the first seven months of Fiscal 1999. Fairchild International on a stand-alone basis has no cash requirements for the next twelve months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Fairchild International is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, Fairchild International utilizes derivative financial instruments. Fairchild International does not use derivative financial instruments for speculative or trading purposes. All of the potential changes noted below are based on sensitivity analyses performed on Fairchild International's financial position at December 26, 1999. Actual results may differ materially.

    Fairchild International uses forward and option contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on these foreign currency exposures would generally be offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to Fairchild International.

    A majority of Fairchild International's revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, Fairchild International does conduct these activities by way of transactions denominated in other currencies, primarily the Korean won, Malaysian ringgit, Philippine peso, Japanese yen, British pound, and the Euro. Exposures in the Korean won are minimal as won denominated revenues and costs generally offset one another. To protect against reductions in value and the volatility of future cash flows caused by changes in other foreign exchange rates, Fairchild International has established hedging programs. We utilize currency forward contracts and currency option contracts in these hedging programs. Fairchild International's hedging programs reduce, but do not always entirely eliminate, the short-term impact of foreign currency exchange rate movements. For example, during the twelve months ended December 26, 1999, an adverse change in any one exchange rate (defined as 20%) over the course of the year would have resulted in an adverse impact on income before taxes of less than $5.0 million.

    Fairchild International has no interest rate exposure due to rate changes for the 10 1/8% Senior Subordinated Notes or the 10 3/8% Senior Subordinated Notes. However, Fairchild International does have interest rate exposure with respect to the $118.6 million outstanding balance of its tranche B term loan due to its variable LIBOR pricing. For example, a 50 basis point increase in interest rates would result in increased annual interest expense of $0.6 million. From time to time, Fairchild International enters into interest rate swaps or interest rate caps, primarily to reduce its interest rate exposure. As of December 26, 1999, Fairchild International had no such instruments in place.

NATIONAL SEMICONDUCTOR RELATIONSHIP

    Fairchild International and National Semiconductor have arrangements relating to services and sale of Fairchild International's products as follows:
First, National Semiconductor has agreed to purchase products and services from Fairchild International until June 11, 2000 under a foundry services agreement. Second, National Semiconductor has agreed to provide administrative services to Fairchild International under a transition services agreement. Third, National Semiconductor has agreed to indemnify Fairchild International against losses relating to infringement of intellectual property rights of third parties under a technology licensing and transfer agreement.

    National Semiconductor, under the terms of the Asset Purchase Agreement with Fairchild International, is obligated to purchase an aggregate of $330.0 million of contract manufacturing services during the 39-month period which began March 11, 1997, including a minimum of $80.0 million of contract manufacturing services for the twelve months ended May 28, 2000. In addition, National Semiconductor is obligated to cover a contractually agreed-upon amount of fixed costs in Fairchild International's 6-inch wafer fabrication plant in South Portland, Maine for the twelve months ended May 28, 2000. In the event National Semiconductor does not purchase $80.0 million of contract manufacturing services for the twelve months ended May 28, 2000, the Asset Purchase Agreement requires National Semiconductor to reimburse Fairchild International for unabsorbed fixed costs and lost profit on the revenue shortfall.

FORWARD-LOOKING STATEMENTS

    This annual report includes "forward-looking statements" as that term is defined in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "anticipates," or "hopeful," or the negative of those terms or other comparable terminology, or by discussions of strategy, plans or intentions. For example, the Outlook section below contains numerous forward-looking statements. All forward-looking statements in this annual report are made based on management's current expectations and estimates, which involve risks and uncertainties, including those described in the following paragraph. Among these factors are the following: changes in overall economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; significant litigation; and the impact on the company's business due to internal systems or systems of suppliers and other third parties adversely affected by year 2000 problems. Other factors that may affect the company's future operating results are described in Fairchild International's annual report on Form 10-K, under the Risk Factors caption in the Business section. Such risks and uncertainties could cause actual results to be materially different than those in forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements in this annual report. Fairchild International assumes no obligation to update such information.

OUTLOOK

    Market conditions have been generally improving since the third quarter of Fiscal 1999. Strong bookings and demand throughout the historically slower summer season continued throughout Stub Year 1999, which ended December 26, 1999. A portion of the bookings increase seen during Stub Year 1999 has occurred as industry-wide leadtimes have extended and customers have committed their backlog for a longer period of time. Going forward, Fairchild International expects sequential bookings increases to return to more normal seasonal patterns. Further significant lengthening of leadtimes is not anticipated. The Semiconductor Industry Association forecasts calendar year 2000 industry sales growth of 14-22% compared to calendar year 1999 for our targeted investment areas in the power transistor, voltage regulator/reference generator and interface markets. Fairchild International expects its revenue growth in these focused areas to be at least at market growth rates. Fairchild International believes that industry-wide demand is meeting supply in many product areas, leading to some price firming during the second half of Stub Year 1999. If tightening market trends continue, Fairchild International management expects that prices will continue to stabilize or rise slowly through the first half of calendar year 2000. Fairchild International expects that margins will continue to improve slowly as a result of these price increases, better new product mix, manufacturing cost reductions and better overhead spreading. Potential factors that may preclude us from realizing any or all of these expectations include, but are not limited to, softening of industry-wide demand, renewed industry-wide price competition, failure to execute new product development plans and failure to execute capacity expansion plans.

YEAR 2000 COMPLIANCE

    In the fourth quarter of Fiscal 1997, Fairchild International commenced its enterprise software system implementation project for the purpose of separating from National Semiconductor's business systems. The system, which became operational for several of Fairchild International's critical business processes in the first half of Fiscal 1999, is year 2000 compliant. Additional modules of the system are scheduled to be implemented through Fiscal 2000. For those legacy systems that were not converted by December 31, 1999, year 2000 remediation projects were completed in October 1999. Fairchild International's business is dependent upon its information systems as an integral part of all major business processes. Additionally, internal resources had been redeployed to identify, test and correct year 2000 problems in other systems throughout Fairchild International, including those systems embedded in Fairchild International's machinery and equipment. Identification of systems and equipment that are not year 2000 compliant and remediation projects to correct identified problems have been completed. Fairchild International also reviewed the year 2000 readiness and compliance of its principal suppliers of products and services, in order to identify and assess any negative impacts that such non-compliances could have on Fairchild International. In addition, Fairchild International worked with its customers to identify potential year 2000 issues with its products. The company has completed its assessments. Fairchild International does not believe there are any year 2000 problems with its products. No year 2000 issues were noted with its key suppliers which in Fairchild International's opinion would cause a major disruption to its operations. In Stub Year 1999 and in the first seven months of Fiscal 1999, incremental amounts incurred and charged to expense to identify, test and correct such other year 2000 problems were immaterial to the financial statements. Future incremental expenditures are currently estimated to be less than $0.1 million. Although we believe Fairchild International's systems are year 2000 compliant, the failure of Fairchild International's suppliers and customers to address the year 2000 issue could result in disruption to Fairchild International's operations and have a significant adverse impact on its results of operations, the extent of which Fairchild International has not yet estimated. Fairchild International has completed the preparation of contingency plans. These plans cover manufacturing equipment, information services and facilities. In addition, contingency plans have been prepared in the event that key suppliers fail to become year 2000 compliant. For example, for key materials which are imported from outside the U.S., arrangements were made to insure at least four weeks of available supply. Fairchild International, in the ordinary course of business, seeks to expand its customer base to lessen dependence on any one customer for a significant portion of its revenues, and seeks second sources of supply for its key products and services where appropriate.

    As of the date of this Annual Report, Fairchild International has not experienced any significant year 2000 problems with its internal systems or equipment, nor has Fairchild International detected any significant year 2000 problems affecting its customers or suppliers.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

    In Fiscal 1999, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivatives and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000.

    Fairchild International intends to adopt SFAS No. 133 in 2001. Fairchild International is presently analyzing SFAS No. 133, and has not yet determined its impact on Fairchild International's consolidated financial statements.


                           CONSOLIDATED BALANCE SHEETS
          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                                                                                   December 26,       May 30,
(In millions, except share data)                                                      1999             1999
-------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                         $    138.7     $     62.4
  Accounts receivable, net of allowances of $13.7 and $9.2
    at December 26, 1999 and May 30, 1999, respectively                                  140.3          129.7
  Inventories                                                                            166.3          148.6
  Other current assets                                                                    13.7           65.7
-------------------------------------------------------------------------------------------------------------
      Total current assets                                                               459.0          406.4
Property, plant and equipment, net                                                       375.8          360.2
Deferred income taxes, net                                                                 3.8            2.8
Intangible assets, net of accumulated amortization of $29.4 and $9.9
  at December 26, 1999 and May 30, 1999, respectively                                    261.4          278.5
Other assets                                                                              37.6           47.8

      Total assets                                                                  $  1,137.6     $  1,095.7
-------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current portion of long-term debt                                                 $      1.4     $     14.1
  Accounts payable                                                                       109.3           99.6
  Accrued expenses and other current liabilities                                          96.0           85.0
-------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                          206.7          198.7
Long-term debt, less current portion                                                     717.2        1,045.9
Other liabilities                                                                          0.5            1.4
      Total liabilities                                                                  924.4        1,246.0
-------------------------------------------------------------------------------------------------------------
Redeemable preferred stock -- 12% Series A Cumulative Compounding
  Preferred Stock, $.01 par value, $1,000 stated value; 70,000 shares

  authorized, issued and outstanding at May 30, 1999                                    --               90.1
Commitments and contingencies

Stockholders' equity (deficit):
  Class A Common Stock, $.01 par value, voting; 110,000,000 shares authorized, 60,393,769 and 29,591,440 shares issued and
    outstanding at December 26, 1999 and May 30, 1999, respectively                        0.6            0.3
  Class B Common Stock, $.01 par value, nonvoting;
    110,000,000 shares authorized, 28,396,000 and 33,376,000 shares
    issued and outstanding at December 26, 1999 and May 30, 1999, respectively             0.3            0.3
  Additional paid-in capital                                                             449.5            9.6
  Accumulated deficit                                                                   (231.3)        (250.6)
  Less treasury stock (at cost)                                                           (5.9)        --
      Total stockholders' equity (deficit)                                               213.2         (240.4)
-------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity (deficit)                          $  1,137.6     $  1,095.7

See accompanying notes to consolidated financial statements.


                      CONSOLIDATED STATEMENTS OF OPERATIONS

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                                                                            Seven
                                                                         Months Ended                     Year Ended
---------------------------------------------------------------------------------------------------------------------------------
                                                                         December 26,        May 30,        May 31,       May 25,
(In millions, except per share data)                                         1999             1999           1998          1997
---------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Net sales -- trade                                                          $714.0           $ 654.1        $635.8       $587.8
  Contract manufacturing                                                        72.2              81.0         153.4        104.2
---------------------------------------------------------------------------------------------------------------------------------
    Total revenue                                                              786.2             735.1         789.2        692.0
Operating expenses:
  Cost of sales -- trade                                                       499.9             518.4         441.6        442.1
  Cost of contract manufacturing                                                51.4              64.4         117.1         97.4
  Research and development                                                      35.0              39.3          35.7         18.9
  Selling, general and administrative                                          117.4             105.1          92.0         96.4
  Purchased in-process research and development                                --                 34.0          15.5          --
  Restructuring and impairments                                                --                 21.3         --             5.3
    Total operating expenses                                                   703.7             782.5         701.9        660.1
---------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                         82.5             (47.4)         87.3         31.9
Interest expense, net                                                           56.2              71.8          54.5         11.2
Other expense, net                                                             --                --            --             1.4
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                               26.3            (119.2)         32.8         19.3
Provision (benefit) for income taxes                                             5.0              (5.1)         10.7          3.8
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of change
  in accounting principle                                                       21.3            (114.1)         22.1         15.5
Cumulative effect of change in accounting principle,
  net of tax effect of $0.8 million                                            --                --             (1.5)         --
Net income (loss)                                                             $ 21.3           $(114.1)       $ 20.6       $ 15.5
Net income (loss) applicable to common stockholders                           $ 19.3           $(123.9)       $ 11.9       $ 13.7
---------------------------------------------------------------------------------------------------------------------------------

Basic earnings (loss) per common share:
  Income before cumulative effect of
    change in accounting principle                                             $ 0.24           $ (1.97)       $ 0.21
  Cumulative effect of change
    in accounting principle                                                    --                --             (0.02)
                                                                               $ 0.24           $ (1.97)       $ 0.19
---------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per common share:
  Income before cumulative effect of
    change in accounting principle                                             $ 0.23           $ (1.97)       $ 0.20
  Cumulative effect of change
    in accounting principle                                                    --                --             (0.02)
                                                                               $ 0.23           $ (1.97)       $ 0.18
---------------------------------------------------------------------------------------------------------------------
Weighted average common shares:
  Basic                                                                          80.0              62.9          62.8
  Diluted                                                                        83.7              62.9          65.0
---------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.



                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

                                                                                          Seven
                                                                                        Months Ended             Year Ended
----------------------------------------------------------------------------------------------------------------------------------
                                                                                        December 26,        May 30,        May 31,
(In millions)                                                                              1999              1999           1998
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income (loss)                                                                         $ 21.3           $(114.1)      $  20.6
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Amortization of deferred compensation                                                    1.4               0.1           0.2
      Cumulative effect of change in accounting principle, net                               --                --              1.5
      Restructuring, net of cash expended                                                    --                 17.3         --
      Depreciation and amortization                                                           80.9             103.7          84.6
      Loss on disposal of fixed assets                                                         0.2               0.3           0.9
      Non-cash interest expense                                                               13.7              19.8          12.5
      Purchased in-process research and development                                          --                 34.0          15.5
      Deferred income taxes                                                                    1.0              (2.4)         (0.4)
  Changes in operating assets and liabilities,
    net of effects of acquisitions:
      Accounts receivable                                                                    (10.6)            (53.2)         18.6
      Inventories                                                                            (19.9)              8.5         (21.3)
      Other current assets                                                                     3.7               2.3          (1.6)
      Accounts payable                                                                        15.1              21.4          (6.5)
      Accrued expenses and other current liabilities                                          11.0              12.5          13.7
      Other assets and liabilities, net                                                       (2.1)             (6.1)         (2.2)
        Cash provided by operating activities                                                115.7              44.1         136.1
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                                                                       (74.8)            (46.2)        (78.0)
  Proceeds from sale of property, plant and equipment                                          0.9              31.2         --
  Purchase of molds and tooling                                                               (1.3)             (3.8)         (5.7)
  Refund (payment) of value added tax paid in connection with acquisition                     40.9             (40.9)        --
  Acquisitions, net of cash acquired                                                         --               (414.9)       (116.8)
        Cash used in investing activities                                                    (34.3)           (474.6)       (200.5)
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Repayment of long-term debt                                                               (345.8)           (151.3)        (58.7)
  Issuance of long-term debt                                                                 --                660.0          90.0
  Proceeds from issuance of common stock, net                                                345.0             --            --
  Purchase of treasury stock                                                                  (5.9)            --            --
  Proceeds from exercise of stock options                                                      1.6             --            --
  Debt issuance costs                                                                        --                (22.3)         (1.1)
        Cash provided by (used in) financing activities                                       (5.1)            486.4          30.2
----------------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                                       76.3              55.9         (34.2)
Cash and cash equivalents at beginning of period                                              62.4               6.5          40.7
Cash and cash equivalents at end of period                                                  $138.7           $  62.4       $   6.5
----------------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Income taxes                                                                            $  1.8       $     --          $   8.9
    Interest                                                                                $ 42.1           $  46.6       $  43.8
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES


                                         Common Stock
                                                                    Class A    Class B   Additional
                                              Class A    Class B     Par        Par      Paid-In
(In millions)                                Shares       Shares     Value      Value     Capital
----------------------------------------------------------------------------------------------------
Balances at May 26, 1996                       --          --        $ --       $ --       $ --
  Revenues less expenses                       --          --          --         --         --
  Net intercompany activity                    --          --          --         --         --
----------------------------------------------------------------------------------------------------
Balances at March 10, 1997                     --          --          --         --         --
  Recapitalization of Business                 --          --          --         --         --
  Distribution to National
    Semiconductor by Fairchild                 --          --          --         --         --
  PIK Note issued as additional
    purchase consideration for
    the stock of Fairchild                     --          --          --         --         --
  Issuance of common stock                     28.8        33.6         0.1        0.1        7.6
  Net income                                   --          --          --         --         --
  Dividends on redeemable
    preferred stock                            --          --          --         --         --
----------------------------------------------------------------------------------------------------
Balances at May 25, 1997                       28.8        33.6         0.1        0.1        7.6
  Net income                                   --          --          --         --         --
  Dividends on redeemable
    preferred stock                            --          --          --         --         --
  Adjustment to business
    equity assumed                             --          --          --         --         --
  Issuance of common stock                      0.4        --          --         --         --
  Common stock split issued in the
    form of a stock dividend (4-1)             --          --           0.2        0.2       (0.4)
  Deferred compensation related
    to the grant of stock options              --          --          --         --          0.2
  Tax benefit from compensation
    related to lifting of restrictions
    on common stock owned by
    management investors                       --          --          --         --          2.1
----------------------------------------------------------------------------------------------------


                                                        Total
                                                       Treasury                  Stockholders'
                                          Accumulated   Stock        Business       Equity
(In millions)                               Deficit    (At Cost)      Equity       (Deficit)
-------------------------------------------------------------------------------------------
Balances at May 26, 1996                     $ --          $ --        $349.2        $349.2
  Revenues less expenses                       --            --           9.6           9.6
  Net intercompany activity                    --            --         (25.4)        (25.4)
-------------------------------------------------------------------------------------------
Balances at March 10, 1997                     --            --         333.4         333.4
  Recapitalization of Business                333.4          --        (333.4)         --
  Distribution to National
    Semiconductor by Fairchild               (401.6)         --          --          (401.6)
  PIK Note issued as additional
    purchase consideration for
    the stock of Fairchild                    (77.0)         --          --           (77.0)
  Issuance of common stock                     --            --          --             7.8
  Net income                                    5.9          --          --             5.9
  Dividends on redeemable
    preferred stock                            (1.8)         --          --            (1.8)
-------------------------------------------------------------------------------------------
Balances at May 25, 1997                     (141.1)         --          --          (133.3)
  Net income                                   20.6          --          --            20.6
  Dividends on redeemable
    preferred stock                            (8.6)         --          --            (8.6)
  Adjustment to business
    equity assumed                              2.4          --          --             2.4
  Issuance of common stock                     --            --          --            --
  Common stock split issued in the
    form of a stock dividend (4-1)             --            --          --            --
  Deferred compensation related
    to the grant of stock options              --            --          --             0.2
  Tax benefit from compensation
    related to lifting of restrictions
    on common stock owned by
    management investors                       --            --          --             2.1
-------------------------------------------------------------------------------------------



Balances at May 31, 1998                       29.2        33.6         0.3        0.3        9.5
  Net loss                                     --          --          --         --         --
  Dividends on redeemable
    preferred stock                            --          --          --         --         --
  Issuance of common stock                      0.2        --          --         --         --
  Conversion of common stock                    0.2        (0.2)       --         --         --
  Deferred compensation related
    to the grant of stock options              --          --          --         --          0.1
----------------------------------------------------------------------------------------------------
Balances at May 30, 1999                       29.6        33.4         0.3        0.3        9.6
  Net income                                   --          --          --         --         --
  Dividends on redeemable
    preferred stock                            --          --          --         --         --
  Conversion of redeemable
    preferred stock                             5.3        --           0.1       --         92.1
  Exercise of stock options                     0.8        --          --         --          1.6
  Issuance of common stock
    in initial public offering                 20.0        --           0.2       --        344.8
  Conversion of common stock                    5.0        (5.0)       --         --         --
  Deferred compensation related
    to the grant of stock options              --          --          --         --          1.4
  Purchase of treasury stock                   (0.3)       --          --         --         --
Balances at December 26, 1999                  60.4        28.4      $  0.6     $  0.3     $449.5
----------------------------------------------------------------------------------------------------


Balances at May 31, 1998                        (126.7)         --          --          (116.6)
  Net loss                                      (114.1)         --          --          (114.1)
  Dividends on redeemable
    preferred stock                               (9.8)         --          --            (9.8)
  Issuance of common stock                        --            --          --            --
  Conversion of common stock                      --            --          --            --
  Deferred compensation related
    to the grant of stock options                 --            --          --             0.1
----------------------------------------------------------------------------------------------
Balances at May 30, 1999                        (250.6)         --          --          (240.4)
  Net income                                      21.3          --          --            21.3
  Dividends on redeemable
    preferred stock                               (2.0)         --          --            (2.0)
  Conversion of redeemable
    preferred stock                               --            --          --            92.2
  Exercise of stock options                       --            --          --             1.6
  Issuance of common stock
    in initial public offering                    --            --          --           345.0
  Conversion of common stock                      --            --          --            --
  Deferred compensation related
    to the grant of stock options                 --            --          --             1.4
  Purchase of treasury stock                      --            (5.9)       --            (5.9)
Balances at December 26, 1999                   $(231.3)      $ (5.9)     $ --          $213.2
----------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES


NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

    Fairchild Semiconductor International, Inc. ("Fairchild International" or the "Company"), formerly known as FSC Semiconductor Corporation, was incorporated on March 10, 1997 by National Semiconductor Corporation ("National Semiconductor" or "National"). On March 11, 1997, National Semiconductor consummated an Agreement and Plan of Recapitalization ("Recapitalization"). As part of the Recapitalization, National Semiconductor transferred all of the capital stock of Fairchild Semiconductor Corporation ("Fairchild") and approximately $12.8 million in cash to Fairchild International in exchange for shares of Fairchild International's 12% Series A Cumulative Compounding Preferred Stock, Fairchild International's common stock and a promissory note in the principal amount of approximately $77.0 million.

    In addition, National Semiconductor transferred substantially all of the assets and liabilities of the Fairchild Semiconductor Business (the "Business") to Fairchild International. The Business was defined as the logic, discrete and memory divisions of National Semiconductor. The Recapitalization was accounted for as a leveraged recapitalization, whereby Fairchild International assumed the historical operating results of the Business. Fairchild International is a leading global designer, developer and manufacturer of high performance multi-market semiconductors. Fairchild International's interface and logic, discrete, non-volatile memory and analog and mixed signal products are the building block components for virtually all electronic devices, from sophisticated computers to household appliances. The Company is headquartered in South Portland, Maine, and has manufacturing operations in South Portland, Maine, West Jordan, Utah, Cebu, the Philippines, Penang, Malaysia and Puchon, South Korea.

    On December 31, 1998, Fairchild acquired Raytheon Semiconductor Inc. ("Raytheon"). On April 13, 1999, Fairchild acquired the Power Device Business of Samsung Electronics (the "power device business"). (See Note 17)

BASIS OF PRESENTATION

    The consolidated financial statements as of December 26, 1999 and May 30, 1999, and for the seven months ended December 26, 1999, the fiscal years ended May 30, 1999 and May 31, 1998 and for the period from March 11, 1997 through May 25, 1997, include the accounts and operations of the Company and its wholly-owned subsidiaries.

    Prior to March 11, 1997, the combined balance sheets included the assets and liabilities that were directly related to the Business as they were operated within National Semiconductor. These balance sheets did not include National Semiconductor's corporate assets or liabilities not specifically identifiable to Fairchild. National Semiconductor performed cash management on a centralized basis and processed related receivables and certain payables, payroll and other activity for Fairchild. These systems did not track receivables, liabilities and cash receipts and payments on a business specific basis. Accordingly, it was not practical to determine certain assets and liabilities associated with the Business. Given these constraints, certain supplemental cash flow information is presented in lieu of a statement of cash flows for the year ended May 25, 1997. (See Note 16) The cash flows may have been significantly different if not for the centralized cash management system of National Semiconductor.

    Prior to March 11, 1997, the combined statements of operations included all revenues and costs attributable to the Business including an allocation of the costs of shared facilities and overhead of National Semiconductor. In addition, certain costs incurred at Fairchild plants for the benefit of other National Semiconductor product lines were allocated from Fairchild to National Semiconductor. All of the allocations and estimates in the combined statements of operations were based on assumptions that management believes were reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis.

    Transactions with National Semiconductor have been identified in the consolidated financial statements as transactions between related parties to the extent practicable. (See Note 12)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


FISCAL YEAR

    The Company changed its fiscal year end from the last Sunday in May to the last Sunday in December. The Company's results for the seven months ended December 26, 1999 (Stub Year 1999) and for the fiscal years ended May 30, 1999 (Fiscal 1999), May 31, 1998 (Fiscal 1998) and May 25, 1997 (Fiscal 1997) consist of 30 weeks, 52 weeks, 53 weeks, and 52 weeks, respectively.

Principles of Consolidation

    Commencing with the Recapitalization, the consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

    Revenue from the sale of semiconductor products is recognized when shipped, with a provision for estimated returns and allowances recorded at the time of shipment. Contract manufacturing revenues are recognized upon completion of the contracted services.

RESEARCH AND DEVELOPMENT COSTS

    The Company's research and development expenditures are charged to expense as incurred.

RELATED PARTY ACTIVITY

    In conjunction with the Recapitalization, Fairchild International and National Semiconductor executed several agreements, which govern the performance of manufacturing services by Fairchild International on behalf of National Semiconductor and by National Semiconductor on behalf of Fairchild International. In addition, National Semiconductor provided a number of business support services to Fairchild International through May 30, 1999.

    Prior to the Recapitalization, the Business performed contract manufacturing services for National Semiconductor. The revenues for these services are reflected at cost in the accompanying consolidated statements of operations.

    Manufacturing costs were generally apportioned between National Semiconductor and the Business' product lines based upon budgeted and actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged or credited directly without apportionment.

    National Semiconductor also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third-party vendors.

    Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from National Semiconductor's corporate office, selling and marketing locations, and manufacturing sites to the Business or from the Business' plants to National Semiconductor product lines on a basis which is considered to fairly and reasonably reflect the utilization of the services provided to, or benefit obtained by, the business receiving the charge. National Semiconductor had net interest income on a consolidated basis for all periods presented prior to the Recapitalization. Although not material, these amounts have been allocated to the Business prior to the Recapitalization on the basis of net assets and are included in other expense, net. (See Note 12)

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives: buildings and improvements, ten to thirty years, and machinery and equipment, three to ten years. Depreciation is principally provided under the straight-line method.

INTANGIBLE ASSETS

    Intangible assets were recorded as part of the Raytheon and power device business acquisitions and are amortized by the use of the straight-line method over their estimated lives, which are generally three to fifteen years. (See Notes 3 and 17)

OTHER ASSETS

    Other assets include deferred financing costs which represent costs incurred related to the issuance of the Company's long-term debt. The costs are being amortized using the effective interest method over the related term of the borrowings, which ranges from five to ten years, and are included in interest expense. Also included in other assets are mold and tooling costs. Molds and tools are amortized over their expected useful lives, generally one to three years.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the recoverability of long-lived assets not held for sale, including intangible assets, by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in Stub Year 1999, Fiscal 1999, Fiscal 1998, and Fiscal 1997 except as discussed in Note 11.

CURRENCIES

    The Company's functional currency for all operations worldwide is the U.S. dollar. Accordingly, gains and losses from translation of foreign currency financial statements are included in current results. In addition, cash conversion of foreign currency and foreign currency transactions are included in current results.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The Company utilizes various off-balance sheet financial instruments to manage market risks associated with the fluctuations in certain interest rates and foreign currency exchange rates. It is the Company's policy to use derivative financial instruments to protect against market risk arising from the normal course of business. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. The criteria the Company uses for designating an instrument as a hedge include the instrument's effectiveness in risk reduction and one-to-one matching of derivative instruments to underlying transactions. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. Fair values of long-term debt, interest rate swaps and caps, currency forward contracts and currency options are based on quoted market prices or pricing models using prevailing financial market information at the date of measurement.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

    Prior to the Recapitalization, the Business did not file separate income tax returns but rather was included in the income tax returns filed by National Semiconductor and its subsidiaries in various domestic and foreign jurisdictions. Therefore, no provision for income taxes has been recorded in the accompanying consolidated financial statements for the period from May 27, 1996 through March 10, 1997. Upon the Recapitalization, the Company became responsible for its income taxes and, therefore, the provision for income taxes included in the accompanying 1997 statement of operations is for the period from March 11, 1997 through May 25, 1997.

    Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER COMMON SHARE

    Net income (loss) per common share is presented for the seven months ended December 26, 1999 and for the years ended May 30, 1999 and May 31, 1998 only because it is not meaningful for earlier years since the Company did not have common stock outstanding for the entire period during any earlier year.

    Basic income (loss) per share was computed by dividing net income (loss) applicable to common stockholders by the weighted average shares of common stock outstanding. Diluted income (loss) per share also gives effect to all dilutive potential common shares outstanding, consisting solely of outstanding stock options.

    The following table reconciles net income (loss) to net income (loss) applicable to common stockholders, and basic to diluted weighted average shares outstanding:

                                     Seven Months
                                         Ended           Year Ended
------------------------------------------------------------------------
                                     December 26,    May 30,     May 31,
(In millions)                          1999          1999         1998
------------------------------------------------------------------------
Basic weighted average
  common shares outstanding             80.0        62.9          62.8
Net effect of dilutive stock
  options based on the treasury
  stock method using
  the average market price               3.7        --             2.2
------------------------------------------------------------------------
Diluted weighted average
  common shares outstanding             83.7        62.9          65.0
------------------------------------------------------------------------
Net income (loss)                     $ 21.3      $(114.1)      $ 20.6
Dividends on redeemable
  preferred stock                        2.0         9.8           8.7
------------------------------------------------------------------------
Net income (loss) applicable
  to common stockholders              $ 19.3      $(123.9)      $ 11.9
------------------------------------------------------------------------

    Options to purchase 82,435, 4,282,570 and 750,000 shares of common stock were outstanding at December 26, 1999, May 30, 1999 and May 31, 1998, respectively, but were not included in the computation of diluted earnings per share because the effect of including such options would have been anti-dilutive.

EMPLOYEE STOCK PLAN

    The Company accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company provides the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation."

RECLASSIFICATION

    Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 3 -- FINANCIAL STATEMENT DETAILS

                                                       December 26, May 30,
(In millions)                                           1999            1999
----------------------------------------------------------------------------
Inventories
  Raw materials                                      $  17.1         $  13.6
  Work in process                                       99.3            93.1
  Finished goods                                        49.9            41.9
                                                     $ 166.3         $ 148.6
----------------------------------------------------------------------------
Other current assets
  Refundable payment of value
    added tax associated
    with acquisition                                 $  --           $  40.9
  Non-trade receivable from
    manufacturing subcontractor                         --               4.5
  Deferred income taxes                                  5.6             7.6
  Prepaid and other current assets                       8.1            12.7
                                                     $  13.7         $  65.7
----------------------------------------------------------------------------
Property, plant and equipment
  Land                                               $  19.0         $  19.0
  Buildings and improvements                           178.2           177.0
  Machinery and equipment                              704.9           681.7
  Construction in progress                              49.3            18.1
----------------------------------------------------------------------------
      Total property, plant and equipment              951.4           895.8
  Less accumulated depreciation                        575.6           535.6
                                                     $ 375.8         $ 360.2
----------------------------------------------------------------------------


                                           Period of
                                          Amortization
------------------------------------------------------------------------------
Intangible assets
  Developed technology                      15 years       $171.0       $169.7
  Customer base                             8 years          54.4         53.9
  Covenant not to compete                   5 years          31.0         30.8
  Trademarks and tradenames                 4 years          25.3         25.1
  Assembled workforce                       3 years           9.1          8.9
------------------------------------------------------------------------------
      Total intangible assets                               290.8        288.4
  Less accumulated
    amortization                                            (29.4)        (9.9)

                                                           $261.4       $278.5
------------------------------------------------------------------------------
Accrued expenses
  Payroll and employee
    related accruals                                       $ 44.4       $ 29.3
  Accrued interest                                           17.1         13.5
  Restructuring and
    related allowances                                        2.6         12.5
  Income taxes payable                                        2.3          0.3
  Other                                                      29.6         29.4

                                                           $ 96.0       $ 85.0
------------------------------------------------------------------------------

NOTE 4 -- LONG-TERM DEBT

    Long-term debt consists of the following at:



                                                     December 26,     May 30,
(In millions)                                             1999          1999
------------------------------------------------------------------------------
Term loans payable:
Tranche A                                             $   --          $  100.0
Tranche B                                                118.6           210.0
Senior subordinated notes payable                        600.0           600.0
PIK note payable                                          --              99.2
CMP note payable                                          --              50.8
------------------------------------------------------------------------------
  Total long-term debt                                   718.6         1,060.0
Less current portion                                       1.4            14.1
  Long-term portion                                   $  717.2        $1,045.9
------------------------------------------------------------------------------

    On April 14, 1999 the Company entered into a Senior Credit Facilities Agreement ("Credit Agreement") with a syndicate of financial institutions in order to refinance an existing credit agreement and finance the acquisition of the power device business. (See Note 17) Borrowings under the Credit Agreement are segregated into two tranches: $100.0 million Tranche A Term Loans and $210.0 million Tranche B Term Loans. The Tranche A Term Loans were scheduled to mature on March 31, 2004, and were paid in full on August 9, 1999, with proceeds obtained from the Company's initial public offering ("IPO"). The Company also repaid approximately $90.6 million of the Tranche B Term Loans with the IPO proceeds. The Tranche B Term Loans are scheduled to mature on December 15, 2004, and are subject to quarterly principal payments ranging from $0.3 million to $0.4 million commencing September 30, 1999 and ending September 30, 2004 with a final principal payment of $112.5 million due December 15, 2004. The Credit Agreement also includes a Revolving Credit Facility of $100.0 million. The Revolving Credit Facility is scheduled to mature on March 31, 2004. No amounts were outstanding under the Revolving Credit Facility at December 26, 1999 or May 30, 1999.

    Borrowings under the Credit Agreement accrue interest based on either the bank's base rate or the Eurodollar rate, at the option of the Company. The interest rate was 8.4% and 8.2% for the Tranche B term loan at December 26, 1999 and May 30, 1999, respectively, and 7.7% for the Tranche A term loan at May 30, 1999. Fairchild pays a commitment fee of 0.5% per annum of the unutilized commitments under the Revolving Credit Agreement. Borrowings are secured by substantially all assets of Fairchild.

    On April 7, 1999, Fairchild issued $300.0 million of 10 3/8% Senior Subordinated Notes (the "10 3/8% Notes") at face value. The 10 3/8% Notes pay interest on April 1 and October 1 of each year commencing October 1, 1999 and are due October 1, 2007. The 10 3/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. Until April 1, 2002, Fairchild can redeem an amount not to exceed 35% of the 10 3/8% Notes with proceeds raised from certain public equity offerings. On or after April 1, 2003, the 10 3/8% Notes are redeemable by Fairchild, in whole or in part, at redemption prices ranging from 100% to approximately 105% of the principal amount.

    On March 11, 1997, Fairchild issued $300.0 million of 10 1/8% Senior Subordinated Notes (the "10 1/8% Notes" and, together with the 10 3/8% Notes, the "Notes") at face value. The 10 1/8% Notes pay interest on March 15 and September 15 of each year commencing September 15, 1997. The 10 1/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. The 10 1/8% Notes are redeemable by Fairchild, in whole or in part, on or after March 15, 2002 at redemption prices ranging from 100% to approximately 105% of the principal amount. Fairchild is required to redeem $150.0 million principal amount of 10 1/8% Notes on March 15, 2005 and $75.0 million principal amount of 10 1/8% Notes on March 15, 2006 and 2007, respectively, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption.

    The payment of principal and interest on the Credit Agreement and the Notes is fully and unconditionally guaranteed by Fairchild International. Fairchild International is the parent company of Fairchild and currently conducts no business and has no significant assets other than the capital stock of Fairchild and certain deferred tax assets related to interest on its debt. Fairchild has eleven direct subsidiaries and one indirect subsidiary, of which only one direct subsidiary, Fairchild Semiconductor Corporation of California ("Fairchild California"), is a guarantor on the Credit Agreement and the Notes. The remaining direct and indirect subsidiaries are foreign-based and do not guarantee either the Credit Agreement or the Notes.

    On April 13, 1999, in connection with the acquisition of the power device business, the Company entered into a Subordinated Credit Agreement with Citicorp Mezzanine Partners, L.P. ("CMP Note") in the principal amount of $50.0 million. The CMP Note bears interest at 12.5% per annum and matures on April 13, 2008. If the Company voluntarily prepays any or all of the loan, the interest rate on the amount prepaid is increased to 18% per annum retroactive to April 13, 1999. On August 9, 1999, the Company prepaid the CMP Note, plus accrued interest, with proceeds from its IPO. As this was considered a voluntary prepayment, interest on the CMP Note was paid at a rate of 18% per annum. In connection with the issuance of the CMP Note, Fairchild International issued a warrant for the purchase of

3,538,228 shares of common stock of Fairchild International at an exercise price of $0.01 per share. As a result of this repayment, this warrant became unexerciseable.

    On March 11, 1997, the Company issued a promissory note ("PIK Note") in the principal amount of approximately $77.0 million to National Semiconductor as part of the consideration for all of the capital stock of Fairchild. The PIK Note bears interest at 11.74% per annum and matures in 2008. On August 9, 1999, the Company paid in full the PIK Note plus accrued interest.

    The Credit Agreement and the indenture under which the Notes were issued contain certain restrictive financial and operating covenants, including limitations on stock repurchases and prohibitions on the payment of dividends, with which the Company was in compliance at December 26, 1999.

    Aggregate maturities of long-term debt for each of the next five years and thereafter are as follows:


(In millions)
2000                                                  $  1.4
2001                                                     1.2
2002                                                     1.2
2003                                                     1.2
2004                                                   113.6
Thereafter                                             600.0
                                                      $718.6
------------------------------------------------------------

    On April 29, 1997 and January 7, 1998, the Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its Senior Credit Facilities described above under the Original Credit Agreement. The swap agreements fixed the interest rate on $60.0 million of the Senior Credit Facility at 9.26% through May 2001, and $90.0 million of the Senior Credit Facility at 8.21% through February 2000. The notional face amount of the swap agreements was $151.3 million at May 31, 1998. The swap agreement covering $60.0 million of the Senior Credit Facility was canceled without penalty on May 26, 1999. The swap agreement covering $90.0 million was settled on April 28, 1999 at a cost to the Company of $0.6 million.

NOTE 5 -- INCOME TAXES

    As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns prior to the Recapitalization, and therefore, no provision for income taxes has been recorded in the accompanying financial statements for the period from May 27, 1996 to March 10, 1997.

    In conjunction with the acquisition of the power device business, the Korean government granted a ten year tax holiday to Fairchild Korea Semiconductor Ltd. The exemption is 100% for the first seven years of the holiday and 50% for the remaining three years of the holiday. Taxes exempted include income taxes, dividend withholding taxes, acquisition tax, registration tax, property tax and aggregate land tax. As such, no current provision for income taxes for Korea has been provided. The tax holiday increased net income by $18.0 million or $0.22 per fully diluted share for the seven months ended December 26, 1999.

    The provision (benefit) for income taxes included in the accompanying consolidated statements of operations for Stub year 1999, Fiscal 1999, Fiscal 1998 and the period from March 11, 1997 to March 25, 1997, consisted of the following:

                                      Seven
                                      Months                          March 11,
                                       Ended          Year Ended        1997 to
-------------------------------------------------------------------------------
                                    December 26,  May 30,    May 31,   May 25,
(In millions)                          1999         1999      1998      1997
-------------------------------------------------------------------------------
Income (loss) before
  income taxes:
    U.S                             $ (46.6)     $(103.7)    $  14.6    $   7.2
    Foreign                            72.9        (15.5)       18.2        2.5
                                    $  26.3      $(119.2)    $  32.8    $   9.7
--------------------------------------------------------------------------------
Income tax provision (benefit):
    Current:
      U.S. federal                  $  --        $  (4.8)     $ 7.1$       --
      U.S. state
        and local                      --           --           1.5       --
      Foreign                           4.0          2.1         3.3        1.4
--------------------------------------------------------------------------------
                                        4.0         (2.7)       11.9        1.4
    Deferred:
      U.S. federal                     (2.1)        (2.5)       (2.0)       1.9
      U.S. state
        and local                      (0.2)         0.1        (0.4)       0.5
      Foreign                           3.3         --           1.2       --
--------------------------------------------------------------------------------
                                        1.0         (2.4)       (1.2)       2.4
Total income tax
  provision (benefit):
    U.S. federal                       (2.1)        (7.3)        5.1        1.9
    U.S. state and local               (0.2)         0.1         1.1        0.5
    Foreign                             7.3          2.1         4.5        1.4
                                    $   5.0      $  (5.1)    $  10.7    $   3.8
--------------------------------------------------------------------------------

    The reconciliation between the income tax rate computed by applying the U.S. federal statutory rate and the reported worldwide tax rate follows:


                              Seven
                              Months                                March 11,
                              Ended             Year Ended           1997 to
----------------------------------------------------------------------------
                            December 26,  May 30,       May 31,      May 25,
                               1999         1999         1998         1997
---------------------------------------------------------------------------
U.S. federal
  statutory rate               35.0%        35.0%        35.0%        35.0%
U.S. state and
  local taxes, net of
  federal benefit              (0.5)         1.4          3.3          4.1
Tax differential related
  to foreign income           (64.8)        (8.6)        (5.7)        --
Change in valuation
  allowance                    49.3        (23.5)        --           --
                               19.0%         4.3%        32.6%        39.1%
---------------------------------------------------------------------------

    The tax effects of temporary differences in the recognition of income and expense for tax and financial reporting purposes that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at December 26, 1999 and May 30, 1999 are presented below:


                                                     December 26,     May 30,
(In millions)                                           1999            1999
-----------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carry forwards                  $  60.1         $  34.0
  Reserves and accruals                                 21.7            26.5
  Plant and equipment                                    3.1             3.5
  Intangibles, primarily intellectual
    property and software                               21.7            22.7
  Tax credit carryovers                                  1.4             1.4
----------------------------------------------------------------------------
      Total gross deferred tax assets                  108.0            88.1
  Valuation allowance                                  (80.3)          (62.7)
----------------------------------------------------------------------------
      Net deferred tax assets                           27.7            25.4
Deferred tax liabilities (all foreign):
  Intangibles, primarily
    intellectual property                              (11.9)           (9.9)
  Plant and equipment                                   (5.0)           (3.7)
  Capital allowance                                     (1.4)           (1.4)
      Total deferred tax liabilities                   (18.3)          (15.0)
Net deferred tax assets                              $   9.4         $  10.4
----------------------------------------------------------------------------

    In assessing the realizability of deferred tax assets, the Company considered its taxable future earnings and the expected timing of the reversal of temporary differences. Accordingly, the Company has recorded a valuation allowance which reduces the gross deferred tax asset to an amount which the Company believes will more likely than not be realized. Deferred tax assets and liabilities are classified in the consolidated balance sheet based on the classification of the related asset or liability.

    Net operating loss, research and development credit and foreign tax credit carryforwards totaled $158.5 million, $0.2 million and $1.2 million, respectively, as of December 26, 1999. Upon utilization or recognition of the net operating loss carryforwards, $7.5 million of the tax benefit will be credited to additional paid-in capital. The net operating losses expire in 2019 and 2020. The research and development credits expire in varying amounts in 2012 through 2014. The foreign tax credits expire in varying amounts in 2002 through 2005.

    Deferred income taxes have not been provided for the undistributed earnings of the Company's foreign subsidiaries, which aggregated approximately $54.6 million at December 26, 1999. The Company plans to reinvest all such earnings for future expansion. The amount of taxes attributable to these undistributed earnings is not practicably determinable.

    The Company's ability to utilize its net operating loss and credit carryforwards may be limited in the future if the Company experiences an ownership change as a result of future transactions. An ownership change occurs when the ownership percentage of 5% or greater stockholders changes by more than 50% over a three-year period. The Company does not expect that a subsequent ownership change would place any material limitation on the utilization of the loss carryforward.

NOTE 6 -- STOCK-BASED COMPENSATION

    At December 26, 1999, the Company has one stock option plan, the 1997 Stock Option Plan, as amended and restated, (the "Plan") which is described below. The Company accounts for its stock option plan in accordance with the provisions of APB No. 25. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During the seven months ended December 26, 1999 and the year ended May 30, 1999, the Company granted 1,358,700 and 25,600 stock options, respectively, with exercise prices less than the market price of the underlying stock on the date of the grant, and recorded total deferred compensation of $13.6 million and $0.3 million, respectively. Had compensation cost for the Company's stock option plan been determined consistent with SFAS Statement No. 123, the Company would have reported net income (loss) of $13.6 million, $(114.3) million, $20.6 million and $15.5 million, respectively, in Stub Year 1999, Fiscal 1999, Fiscal 1998 and Fiscal 1997, respectively.

    The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions:

                                        December 26,      May 30,       May 31,
                                           1999            1999           1998
------------------------------------------------------------------------------
Expected volatility                          49%             49%           --
Dividend yield                             --              --              --
Risk-free interest rate                    4.89%           4.43%           5.88%
Expected life, in years                     4.0             3.4             2.9

    Under the Plan, the Company may grant options for up to 8,507,666 shares of Class A Common Stock. Options granted under the Plan may be either (a) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code or (b) non-qualified stock options. Options may be granted under the Plan to regular salaried key employees (including officers) of the Company and its subsidiaries and members of the Company's Board of Directors who are not employees of the Company.

    The exercise price of each option granted under the Plan shall be as determined by a Committee of the Company's Board of Directors (the "Committee"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Committee, currently vesting ratably over approximately five years. Individuals receiving options under the Plan may not receive in any one year period options to purchase more than 200,000 shares of common stock.

    A summary of the status of the Company's stock option plan as of December 26, 1999, May 30, 1999 and May 31, 1998, and changes during the years then ended are presented in the table below:

                                                           Stub Year 1999              Fiscal 1999                Fiscal 1998
                                                                     Weighted                  Weighted                  Weighted
                                                                      Average                   Average                   Average
                                                          Shares     Exercise       Shares     Exercise       Shares     Exercise
                                                          (000's)      Price        (000's)      Price        (000's)      Price
--------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                          4,283       $ 3.82         3,584      $ 2.20         2,029       $0.13
Granted                                                   3,549        14.83           972       10.00         1,777        4.29
Exercised                                                  (805)        2.06           (93)       0.13          (142)       0.13
Canceled                                                    (63)        7.12          (180)       6.83           (80)       0.13
Outstanding at end of year                                6,964       $ 9.60         4,283      $ 3.82         3,584       $2.20
--------------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                                1,331       $ 5.56         1,612      $ 1.82           798       $0.13
Weighted average fair value of options granted                        $ 9.68                    $ 0.09                     $0.22



    Information with respect to stock options outstanding and stock options exercisable at December 26, 1999, is as follows:

                                                           Options Outstanding                     Options Exercisable
                                       (000's)        Weighted Average      Weighted            (000's)          Weighted
Range of                               Number             Remaining          Average             Number             Average
Exercise Prices                     Outstanding      Contractual Life     Exercise Price       Exercisable      Exercise Price
------------------------------------------------------------------------------------------------------------------------------
$0.13 - 0.13                             2,086                7.48             $ 0.13                732              $ 0.13
$10.00 - 10.00                           2,881                9.13              10.00                444               10.00
$18.50 - 25.25                           1,917                9.61              18.54                155               18.50
$28.00 - 28.50                              80                9.93              28.44               --                  --
                                         6,964                8.78             $ 9.60              1,331              $ 5.56
------------------------------------------------------------------------------------------------------------------------------

NOTE 7 -- RETIREMENT PLANS

    The Company sponsors the Fairchild Personal Savings and Retirement Plan (the "Retirement Plan"), a contributory savings plan which qualifies under section 401(k) of the Internal Revenue Code. The Retirement Plan covers substantially all employees in the United States. The Company provides a matching contribution equal to 75% of employee elective deferrals up to a maximum of 6% of an employee's annual compensation. The Company also maintains a non-qualified Benefit Restoration Plan, under which employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. The Company matches employee elective deferrals to the Benefit Restoration Plan on the same basis as the Retirement Plan.

    Total expense recognized under these plans was $2.3 million, $3.5 million, $3.4 million and $1.1 million for the seven months ended December 26, 1999 and the fiscal years ended May 30, 1999, May 31, 1998 and May 25, 1997, respectively.

    Employees in Korea who have been with the Company for over one year are entitled by Korean law to receive lump-sum payments upon termination of their employment. The payments are based on current rates of pay and length of service through the date of termination. It is the Company's policy to accrue for this estimated liability as of each balance sheet date. Amounts recognized as expense were $2.4 million and $0.3 million for the seven months ended December 26, 1999 and the fiscal year ended May 30, 1999, respectively.

    Employees in Malaysia participate in a defined contribution plan. The Company has funded accruals for this plan in accordance with statutory regulations in Malaysia. Contributions made by the Company under this plan were $0.9 million, $1.2 million, $1.5 million and $0.4 million for the seven months ended December 26, 1999 and the fiscal years ended May 30, 1999, May 31, 1998 and May 25, 1997, respectively.

    Employees in the Philippines participate in a defined benefit plan that was assumed by the Company from National Semiconductor as part of the Recapitalization. The benefits are based on years of service and a multiple of the employee's final monthly salary. The Company's funding policy is to contribute annually the amount necessary to maintain the plan on an actuarially sound basis. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The contributions made for the seven months ended December 26, 1999, and for the fiscal years ended May 30, 1999, May 31, 1998 and May 25, 1997 were not material to the consolidated financial statements.

NOTE 8 -- LEASE COMMITMENTS

    Rental expense related to certain facilities and equipment of the Company's plants was $8.2 million, $12.5 million, $9.5 million and $5.0 million for Stub Year 1999, Fiscal 1999, Fiscal 1998 and Fiscal 1997, respectively.

    Future minimum lease payments under noncancelable operating leases as of December 26, 1999 are as follows:

Year ended December,                               (In millions)
----------------------------------------------------------------
2000                                                   $ 9.9
2001                                                     5.6
2002                                                     4.6
2003                                                     4.0
2004                                                     4.0
Thereafter                                              12.1
                                                       $40.2
----------------------------------------------------------------

NOTE 9 -- REDEEMABLE PREFERRED STOCK

    Concurrent with the Recapitalization, the Company authorized 70,000 shares of redeemable preferred stock at a par value of $.01, all of which were designated as 12% Series A Cumulative Compounding Preferred Stock (the "Redeemable Preferred Stock"). The Redeemable Preferred Stock had a stated value of $1,000 per share and was entitled to annual dividends when, as and if declared, which dividends were cumulative, whether or not earned or declared, and accrued at a rate of 12%, compounding annually. On August 9, 1999, in connection with the IPO, all shares of Redeemable Preferred Stock were converted into shares of the Company's Class A Common Stock. Each preferred stockholder received 75.714571 shares of Class A Common Stock per share of preferred stock, reflecting the $1,000 liquidation value of the preferred stock, plus accumulated unpaid dividends to the date of conversion, converted into common stock on the basis of $17.39 per share. As a result of the conversion, 70,000 shares of Redeemable Preferred Stock were converted into 5,300,020 shares of Class A Common Stock. The total liquidation value of the Redeemable Preferred Stock at August 9, 1999 was $92.2 million. At May 30, 1999, 70,000 shares were issued and outstanding. The total liquidation value of the shares outstanding at May 30, 1999 in the amount of $90.1 million is classified in the accompanying consolidated balance sheet as Redeemable Preferred Stock.

NOTE 10 -- STOCKHOLDERS' EQUITY

RECAPITALIZATION

    On March 11, 1997, National Semiconductor consummated the Recapitalization under which the following transactions occurred:

(i) National Semiconductor, pursuant to an Asset Purchase Agreement, transferred all of the assets and liabilities of the Business to Fairchild and its subsidiaries in exchange for demand purchase notes of Fairchild and its subsidiaries in the aggregate principal amount of $401.6 million (the "Purchase Price Notes");

(ii) National Semiconductor transferred all of the capital stock of Fairchild and approximately $12.8 million in cash to the Company in exchange for shares of Redeemable Preferred Stock, shares of Class A voting and Class B nonvoting common stock, and a promissory PIK Note of the Company in the principal amount of approximately $77.0 million;

(iii) The Company issued Redeemable Preferred Stock and additional common stock in the aggregate amounts of approximately $65.0 million;

(iv) The Company contributed cash in the amount of approximately $77.8 million to the capital of Fairchild;

(v) Fairchild borrowed $120.0 million under term bank loans and issued $300.0 million of 10 1/8% Senior Subordinated Notes due 2007 (as described in Note 4). The proceeds from these borrowings were used to repay the Purchase Price Notes and certain debt acquisition costs.

    The transaction was accounted for as a leveraged recapitalization whereby the Company assumed the historical operating results of the Business. Accordingly, the repayment of the Purchase Price Notes of $401.6 million and issuance of the PIK Note of $77.0 million were included in the statements of equity as a distribution to National Semiconductor by Fairchild and the Company, respectively.

PREFERRED STOCK

    Under the Company's Restated Certificate of Incorporation, the Company's Board of Directors has the authority to issue up to 100,000 shares of preferred stock, but only in connection with the adoption of a stockholder rights plan. At December 26, 1999, no shares were issued.

INITIAL PUBLIC OFFERING

    On August 9, 1999, the Company completed an initial public offering of its Class A Common Stock and sold an aggregate of 20,000,000 shares at a price of $18.50 per share. The underwriting discount was $1.11 per share. The net proceeds after the underwriting discount and other IPO expenses were approximately $345.0 million. In addition, National Semiconductor Corporation, one of the Company's principal stockholders, sold 3,000,000 additional shares pursuant to the underwriters' overallotment option. The Company received no proceeds from this sale, which closed on August 12, 1999. Concurrent with the IPO, all of the shares of the Company's previously authorized 12% Series A Cumulative Compounding Preferred Stock were converted into shares of the Company's Class A Common Stock.

COMMON STOCK

    On January 5, 1998, the Board of Directors approved a four-for-one common stock split in the form of a stock dividend. Stockholders received three additional shares for each share held. Such distribution was made on April 29, 1998 to stockholders of record on that date. All share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the split.

    The Company has authorized 220,000,000 shares of common stock at a par value of $.01 per share, divided into two classes consisting of 110,000,000 shares of Class A Common Stock and 110,000,000 shares of Class B Common Stock. Previously, 160,000,000 shares were authorized, consisting of 80,000,000 shares of Class A Common Stock and 80,000,000 shares of Class B Common Stock. The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B Common Stock have no voting rights. A holder of either class of common stock may convert any or all of his shares into an equal number of shares of the other class of common stock provided that in the case of a conversion from Class B Common Stock, which is nonvoting, into Class A Common Stock, which is voting, such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.

    In connection with the issuance of the CMP Note (see Note 4), the Company issued a warrant for the purchase of 3,538,228 shares of Class A Common Stock of the Company at an exercise price of $0.01 per share to Citicorp Mezzaine Partners, L.P. On August 9, 1999, the CMP Note was paid in full, and the warrant became unexercisable.

    Certain amendments to the Securities Purchase and Holders Agreement, dated as of March 11, 1997 (the "Stockholders Agreement"), which were effected in May 1998, resulted in the lapse of certain risks of forfeiture by the management investors with respect to their stock ownership of the Company. The lapse of such restrictions resulted in the incurrence by the Company of deductible compensation expense for income tax purposes of $10.4 million in Fiscal 1998. The tax effect of the compensation expense of $2.1 million was recorded as a reduction in income taxes payable and an increase to additional paid-in capital at May 31, 1998. The tax effect was recorded using the alternative minimum tax rate of 20%. In connection with this transaction, loans aggregating $5.0 million were made by the Company to the management investors to pay their federal and state individual income tax liabilities in June 1998. Such loans (including accrued but unpaid interest thereon) were cancelled as a result of the Company's IPO of its Class A Common Stock, which was completed on August 9, 1999. The Company also paid such executive officers amounts sufficient to enable them to discharge all tax liabilities arising out of the cancellation of such loans (as well as all tax liabilities arising out of such payments). A total charge of $8.3 million was recorded in selling, general and administrative expense during the seven months ended December 26, 1999.

NOTE 11 -- RESTRUCTURING AND IMPAIRMENTS

    In the first quarter of Fiscal 1999, in connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a pre-tax restructuring charge of approximately $4.5 million. The restructuring charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs. The asset impairments relate to idle production equipment in the Company's former Mountain View, California and West Jordan, Utah facilities, which primarily serve the Company's Analog and Discrete product groups, respectively. As of December 26, 1999 these assets have been disposed of. The charge for employee separation arrangements provided for severance and other benefits associated with the approximately 600 salaried, hourly and temporary employees severed as a result of this action. The affected employees, who worked in production, engineering, sales and marketing and administration, were located in the United States and Cebu, the Philippines.

    In the third quarter of Fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $2.7 million related to the transfer of all assembly and test work performed at its former Mountain View, California facility to its Penang, Malaysia facility. The charge consisted of $1.9 million of non-cash asset impairments and $0.8 million for severance and other benefits for 54 production employees terminated as a result of the transfer. The asset impairments consisted of production equipment that were idled as a result of this action. As of December 26, 1999 these assets have been disposed of.

    In connection with the sale of its former Mountain View, California facility on April 2, 1999, the Company announced the transfer of all wafer production to its South Portland, Maine facility. In the fourth quarter of Fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $10.0 million, which consisted of $2.6 million of non-cash asset impairments, $4.0 million for severance and employee benefits, $1.9 million for a loss on sale of the facility and $1.5 million for other exit costs. This action resulted in the termination of approximately 170 salaried, hourly and temporary employees, all of whom worked for the Company's Analog and Mixed Signal Division in Mountain View or San Diego, California in the areas of production, engineering, selling and marketing and administration. Other exit costs include $1.0 million paid under a noncancelable operating lease after operations ceased as well as other incremental costs associated with the facility closure. The non-cash asset impairments primarily consisted of production equipment that were not transferred to South Portland, Maine. As of December 26, 1999, substantially all of these assets have been disposed of.

    During the fourth quarter of Fiscal 1999, the Company also recorded a pre-tax charge of $4.1 million related to the restructuring of its memory product lines, whereby the Company streamlined its operations to focus solely on its most profitable products. The charge included $3.9 million for non-cash asset impairments and $0.2 million for employee separation costs all of which were paid by May 30, 1999. The non-cash impairments consisted of production equipment and other equipment in West Jordan, Utah, and Sunnyvale, California, that became idle as a result of the plan. The assets will be disposed of during the first half of 2000.

    The Memory Division product line restructuring plan also included the write-off of inventories ($9.9 million) as well as provisions for additional distribution sales allowances required as a result of this action ($5.5 million). These costs have been excluded from the restructuring charge and have been recorded as a reduction against net sales in the case of the distribution sales allowances and as a charge to cost of sales for the inventory write-offs.

    Substantially all amounts have been expended with respect to the Company's Fiscal 1999 restructuring actions with the exception of the analog wafer production transfer to South Portland, Maine. The following table summarizes the activity of the remaining active restructuring plan:

Fourth quarter Fiscal 1999 Mountain View Restructuring
(in millions):


Total charge                                              $10.0
Non-cash items                                             (3.4)
---------------------------------------------------------------
  Accrual balance as of May 30, 1999                        6.6
Cash payments                                              (4.0)
  Accrual balance as of December 26, 1999                 $ 2.6
---------------------------------------------------------------

    In June 1996, National Semiconductor announced a restructuring of its operations and the intent to pursue a sale or partial financing of the Business. In connection with the restructuring, the Business recorded a $5.3 million non-recurring charge related to work force reductions. During the year ended May 25, 1997, $5.3 million of severance was paid to terminated employees.

NOTE 12 -- RELATED PARTY TRANSACTIONS

    Related party activity between the Company and National Semiconductor, in addition to contract manufacturing services performed for National Semiconductor, is summarized as follows:

                                                         Seven Months       Year           Year       Period from    Period from
                                                             Ended          Ended          Ended    March 11, 1997   May 27, 1996
                                                         December 26,      May 30,        May 31,       through        through
(In millions)                                                1999           1999           1998      May 25, 1997    March 10, 1997
-----------------------------------------------------------------------------------------------------------------------------------
Manufacturing services performed by
 National Semiconductor plants or
 purchased from third parties                                $ 1.0           $ 5.6           $14.0           $ 2.8           $34.3
Headquarters, freight, duty, warehousing
 and other elements of cost of sales                          --               4.4            17.9             3.7            41.8
                                                             $ 1.0           $10.0           $31.9           $ 6.5           $76.1
-----------------------------------------------------------------------------------------------------------------------------------
Cost of business support services provided
  by National Semiconductor                                  $ 0.1           $10.7           $28.7           $11.6           $--
-----------------------------------------------------------------------------------------------------------------------------------
Operating costs allocated to the Business
  by National Semiconductor                                  $--             $--             $--             $--             $63.9
-----------------------------------------------------------------------------------------------------------------------------------
Operating costs allocated to National
  Semiconductor by the Business                              $--             $--             $--             $--             $ 9.6
-----------------------------------------------------------------------------------------------------------------------------------

    Amounts receivable from National Semiconductor, included in accounts receivable, totaled $8.8 million and $12.0 million at December 26, 1999 and May 30, 1999, respectively. Amounts payable to National Semiconductor, included in accounts payable, totaled $0.2 million and $0.4 million at December 26, 1999 and May 30, 1999, respectively.

NOTE 13 -- CONTINGENCIES

    The Company's facilities in South Portland, Maine, West Jordan, Utah, Cebu, the Philippines, and Penang, Malaysia have ongoing remediation projects to respond to certain releases of hazardous substances that occurred prior to the Recapitalization. Pursuant to the Asset Purchase Agreement, National Semiconductor has agreed to indemnify the Company for the future costs of these projects. The costs incurred to respond to these conditions were not material to the consolidated financial statements during Stub Year 1999, Fiscal 1999, Fiscal 1998, and Fiscal 1997.

    The Company's former Mountain View, California, facility is located on a contaminated site under the Comprehensive Environmental Response, Compensation and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has assumed responsibility for all remediation costs or other liabilities related to historical contamination.

    On November 2, 1999, our principal operating subsidiary, Fairchild Semiconductor Corporation, was named as a defendant in a patent infringement lawsuit filed by Siliconix Incorporated in the United States District Court for the Northern District of California. The complaint filed in the suit alleges that some of our products infringe two Siliconix patents and claims an unspecified amount of damages. The Company intends to contest these claims vigorously.

    On December 22, 1999, Fairchild Semiconductor Corporation and Fairchild Korea Semiconductor Ltd. were named as defendants in a patent infringement lawsuit filed by IXYS Corporation in the United States District Court for the Northern District of California. The complaint filed in the lawsuit alleges that one or more of our products infringe one IXYS patent and claims an unspecified amount of damages. Although the Company is in the process of investigating IXYS' claims, the Company believes these claims are subject to indemnification by Samsung Electronics under the patent indemnification provisions of the Business Transfer Agreement with Samsung Electronics. As of the date of this filing, the Company is unable to assess the validity of IXYS' claims.

    In addition, in the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. All such matters are subject to uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these additional matters at December 26, 1999. It is management's opinion that after final disposition, any monetary liability or financial impact to the Company would not be material to the Company's consolidated financial position, annual results of operations or cash flows.

NOTE 14 -- FINANCIAL INSTRUMENTS

FOREIGN CURRENCY INSTRUMENTS

    The objective of the Company's foreign exchange risk management policy is to preserve the U.S. dollar value of after-tax cash flows in relation to non-U.S. dollar currency fluctuations. The Company uses forward and option contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions. Gains and losses on any instruments not meeting the above criteria are recognized in income in the current period. Net gains and losses from foreign currency transactions were not material for Stub Year 1999, Fiscal 1999, Fiscal 1998, and Fiscal 1997.

INTEREST RATE DERIVATIVES

    The Company utilizes interest rate swap or interest rate cap agreements to limit the impact of the variable interest rate of certain long-term debt. The variable rates on swaps and caps are based primarily on U.S. dollar LIBOR, and the swaps are reset on a quarterly basis. The differential between fixed and variable rates to be paid or received on swaps is accrued as interest rates change in accordance with the agreements and is included in current interest expense. The costs of interest rate cap agreements are included in interest expense ratably over the lives of the agreements. Payments to be received as a result of the cap agreements are accrued as a reduction of interest expense. As of December 26, 1999, no swap or interest rate cap agreements were outstanding.

FAIR VALUE AND NOTIONAL PRINCIPAL OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The table below shows the fair value and notional principal of the Company's off-balance sheet financial instruments as of December 26, 1999 and May 30, 1999. The notional principal amounts for off-balance sheet financial instruments provide one measure of the transaction volume outstanding as of year end and do not represent the amount of the Company's exposure to credit or market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 26, 1999 and May 30, 1999. Although the following table reflects the notional principal and fair value of amounts of off-balance sheet financial instruments, it does not reflect the gains or losses associated with the exposures and transactions that the off-balance sheet financial instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.


                                                                   December 26, 1999                       May 30, 1999
----------------------------------------------------------------------------------------------------------------------------------
                                                           Notional    Carrying    Estimated     Notional    Carrying    Estimated
(In millions)                                              Principal    Amount    Fair Value     Principal    Amount    Fair Value
----------------------------------------------------------------------------------------------------------------------------------
Interest Rate Instruments Caps                             $ --         $ --         $ --         $310.0        $ --         $ --
Foreign Exchange Instruments Purchased Options               73.0         --           (0.1)        32.1          --           --

Fair Value of Financial Instruments

    A summary table of estimated fair values of financial instruments follows:

                                                                                     December 26, 1999           May 30, 1999
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Carrying    Estimated     Carrying   Estimated
(In millions)                                                                       Amount    Fair Value      Amount    Fair Value
----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt
  Senior subordinated notes                                                         $600.0      $608.3        $600.0      $603.0
  Term loans                                                                         118.6       118.6         310.0       310.0
  PIK note                                                                             --          --           99.2        94.2
  CMP note                                                                             --          --           50.8        50.8



NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

    Fairchild designs, develops, manufactures and markets high performance multi-market semiconductors. The Company is currently organized into four product line operating segments: Analog and Mixed Signal Products Division, Discrete Power and Signal Technologies Products Group, Interface and Logic Products Group and the Non-Volatile Memory Division. Each of these groups has a vice president, general manager who reports directly to the Chief Executive Officer ("CEO"). The CEO allocates resources to each of these groups using information on their revenues and operating profits before interest, taxes and non-recurring items. The CEO has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131. Fairchild's products in all operating groups are sold to original equipment manufacturers and distributors throughout the world.

    During Stub Year 1999, the Company integrated the power device business acquired from Samsung Electronics in April of 1999, into its existing Analog and Mixed Signal Products Division and its Discrete Power and Signal Technologies Products Group product line operation segments. Fiscal 1999 segment information has been restated to reflect the integration of this previously reported segment into other reported segments.

    In addition to the operating segments mentioned above, the Company also operates sales and marketing, information systems, finance and administration groups that are led by vice presidents and that also report to the CEO. The expenses of these groups are allocated to the operating segments and are included in the operating results reported below. The Company does not allocate income taxes to its operating segments, and while interest expense allocations are made for informational purposes, the operating segments are principally evaluated on operating profit before interest and taxes.

    Although the Company does not specifically identify and allocate all assets by operating segment, it is the Company's strategy to have its capital intensive manufacturing plants dedicated to its operating segments and to fully allocate depreciation and amortization to its operating segments. Operating segments do not sell products to each other, and accordingly, there are no inter-segment revenues to be reported. The accounting policies for segment reporting are the same as for the Company as a whole.

    Statement of operations information on reportable segments for Stub Year 1999, Fiscal 1999, Fiscal 1998 and Fiscal 1997 is as follows:

                                                                    Seven Months
                                                                      Ended                     Year Ended
------------------------------------------------------------------------------------------------------------------------------
                                                                    December 26,      May 30,          May 31,         May 25,
(In millions)                                                         1999             1999             1998             1997
------------------------------------------------------------------------------------------------------------------------------
Revenue and Operating Income (Loss):
 Analog and Mixed Signal Products Division
 Trade revenue                                                       $173.5           $ 95.8           $ 32.0            $ --
  Operating income                                                     24.0              8.1              2.2              --
------------------------------------------------------------------------------------------------------------------------------
Discrete Power and Signal Technologies Products Group
  Trade revenue                                                       $316.9           $222.8           $187.3           $164.5
  Contract manufacturing revenue                                        26.2              9.1             34.5             15.1
  Operating income                                                      36.7              7.0             44.9             21.7
------------------------------------------------------------------------------------------------------------------------------
Interface and Logic Products Group
  Trade revenue                                                       $184.0           $267.6           $303.0           $285.3

  Contract manufacturing revenue                                        46.0             71.9            118.9             89.1
  Operating income                                                      29.7             35.7             70.0             21.3
------------------------------------------------------------------------------------------------------------------------------
Non-Volatile Memory Division
  Trade revenue                                                       $ 39.6           $ 73.4           $113.5           $138.0
  Operating income (loss)                                                0.4            (26.4)           (14.2)             5.0
------------------------------------------------------------------------------------------------------------------------------
Other (1)
  Trade revenue                                                         --             $ (5.5)         $    --             $ --
  Operating income (loss)                                               (8.3)           (71.8)           (15.6)           (16.1)
------------------------------------------------------------------------------------------------------------------------------
Total Consolidated
  Trade revenue                                                       $714.0           $654.1           $635.8           $587.8
  Contract manufacturing revenue                                        72.2             81.0            153.4            104.2
  Operating income (loss)                                               82.5            (47.4)            87.3             31.9

(1) Other includes in Stub Year 1999, $8.3 million for the forgiveness of certain loans made to the Company's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock; in Fiscal 1999, $34.0 million for purchased in-process research and development, $21.3 million for restructuring, $15.4 million for additional charges taken for asset impairments in connection with the Memory restructuring and $1.1 million of other charges not allocated to the operating segments; in Fiscal 1998, purchased in-process research and development; and in Fiscal 1997, $5.3 million for restructuring and $10.8 million not allocated to the operating segments for amounts charged to the Fairchild Business by National pursuant to "push-down" accounting rules applied in connection with the Recapitalization.

    Property, plant and equipment (including molds and tooling) and depreciation and amortization by reportable operating segment as of and for the seven months ended December 26, 1999 and for the fiscal year ended May 30, 1999 is as follows:

                                                     December 26,      May 30,
(In millions)                                           1999            1999
-----------------------------------------------------------------------------
Property, Plant and Equipment and
Depreciation and Amortization:
Analog and Mixed Signal Products Division
  Property, plant and equipment                      $   54.7       $   52.1
  Depreciation and amortization                          15.9           12.0
----------------------------------------------------------------------------
Discrete Power and Signal Technologies Group
  Property, plant and equipment                      $  159.8       $  153.4
  Depreciation and amortization                          31.4           28.6
----------------------------------------------------------------------------
Interface and Logic Products Group
  Property, plant and equipment                      $  162.6       $  154.2
  Depreciation and amortization                          31.2           53.2
----------------------------------------------------------------------------
Non-Volatile Memory Division
  Property, plant and equipment                      $ --           $ --
  Depreciation and amortization                           2.4            9.9
----------------------------------------------------------------------------
Other
  Property, plant and equipment                      $    2.7       $    5.9
  Depreciation and amortization                        --             --
----------------------------------------------------------------------------
Total Consolidated
  Property, plant and equipment                      $  379.8       $  365.6
  Depreciation and amortization                      $   80.9       $  103.7


    Geographic revenue information for the seven months ended December 26, 1999 and for the fiscal years ended May 30, 1999, May 31, 1998, and May 25, 1997 are based on the locations of the selling entities within the indicated geographic areas. No individual foreign country except Korea is material to total revenues.

    Revenues from unaffiliated customers by geographic region were as follows:


                         Seven Months
                            Ended                        Year Ended
--------------------------------------------------------------------------------
                         December 26,      May 30,         May 31,      May 25,
(In millions)                1999             1999           1998        1997
--------------------------------------------------------------------------------
Total Revenues:
United States             $   201.2      $   299.5      $   395.7      $   326.9
Korea                         172.3           68.8         --             --
Asia                          325.6          255.5          260.9          247.5
Europe                         87.1          111.3          132.6          117.6
Total                     $   786.2      $   735.1      $   789.2      $   692.0
--------------------------------------------------------------------------------

    In Stub Year 1999, Fiscal 1999, Fiscal 1998 and Fiscal 1997, National Semiconductor accounted for 6.9%, 11.0%, 19.4% and 15.1% of the Company's total revenues. In Stub Year 1999, sales to Samsung Electronics accounted for approximately 7.0% of the Company's total revenues.

    Geographic property, plant and equipment balances as of December 26, 1999 and May 30, 1999 are based on the physical locations within the indicated geographic areas and are as follows:

                                                     December 26,      May 30,
(In millions)                                           1999            1999
-------------------------------------------------------------------------------
Property, Plant and Equipment:
United States                                       $  172.3          $  174.4
Korea                                                  108.2             100.1
Philippines                                             47.1              40.5
Malaysia                                                43.1              39.7
All Others                                               5.1               5.5
------------------------------------------------------------------------------
  Total                                             $  375.8          $  360.2
------------------------------------------------------------------------------

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION

    As described in Note 1, National Semiconductor's cash management system was not designed to trace centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, National Semiconductor's corporate transaction systems were not designed to track receivables and certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the following data is presented to facilitate analysis of key components of cash flow activity for Fiscal Year 1997:


                                                                    Year Ending
                                                                      May 25,
(In millions)                                                          1997
-----------------------------------------------------------------------------
Operating activities:
  Revenues less expenses                                            $    15.5
  Depreciation and amortization                                          77.1
  Deferred taxes                                                        (20.3)
  Loss on disposal of equipment, molds and tooling                        1.0
  Non-cash interest expense                                               1.9
  Increase in accounts receivable                                       (79.6)
  Decrease in inventories                                                20.0
  Increase in prepaid expenses and
    other current assets                                                 (5.8)
  Increase in other assets                                                0.9
  Increase in accounts payable                                           12.2
  Increase in accrued expenses and other liabilities                     21.6
  Net financing provided to
    National Semiconductor*                                             (25.4)
      Cash provided by operating activities                              19.1
-----------------------------------------------------------------------------
Investing activities:
  Capital expenditures                                                  (47.1)
  Purchase of molds and tooling                                          (7.2)
      Cash used by investing activities                                 (54.3)
-----------------------------------------------------------------------------
Financing activities:
  Issuance of long-term debt                                            420.0
  Debt acquisition costs                                                (20.3)
  Issuance of common stock                                                7.8
  Issuance of preferred stock                                            70.0
  Distribution to National Semiconductor                               (401.6)
      Cash provided by financing activities                              75.9
-----------------------------------------------------------------------------
Net change in cash and cash equivalents                                  40.7
Cash and cash equivalents at beginning of year                         --
Cash and cash equivalents at end of year                            $    40.7
-----------------------------------------------------------------------------

* Net financing provided from (to) National Semiconductor does not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand-alone basis.



    Cash paid for interest by the Company totaled $0.1 million for the period from March 11, 1997 through May 25, 1997. The Business did not make any cash payments for interest prior to March 11, 1997, as discussed in Note 1.
No cash payments were made for income taxes.

    During the year ended May 25, 1997, the Company issued a note to National Semiconductor in the principal amount of approximately $77.0 million as additional purchase consideration for the capital stock of Fairchild. The Company recorded the note as an increase to long-term debt and accumulated deficit. For Stub Year 1999, Fiscal 1999 and 1998, and for the period from March 11 through May 25, 1997, the Company accumulated dividends on the redeemable preferred stock of approximately $2.0 million, $9.8 million, $8.6 million and $1.8 million, respectively. The Company recorded the accumulated dividends as an increase to the carrying value of the redeemable preferred stock and accumulated deficit.

NOTE 17 -- ACQUISITIONS

    In April 1999, the Company completed the acquisition of the power device business of Samsung Electronics for a purchase price of approximately $414.9 million, including related acquisition expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The purchase includes all of the worldwide operations and assets of the power device business, which are comprised in part of a high volume wafer fabrication plant in Puchon, South Korea, design and development operations in Puchon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The purchase price was financed through a combination of borrowings under the Company's Senior Credit Facilities, the CMP Note and the 103/8% Notes. (See Note 4)

    The power device business acquisition was accounted for by the purchase method of accounting and accordingly, the results of operations of the power device business are included in the accompanying consolidated financial statements since the acquisition date. Assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $289.5 million. Approximately $34.0 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition in Fiscal 1999. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets, which are amortized on a straight-line basis over three to fifteen years.

    On December 31, 1997, the Company acquired all of the outstanding common stock of Raytheon for approximately $117.0 million in cash plus transaction expenses. Raytheon, based in Mountain View, California, designs, manufactures and markets high performance analog and mixed signal integrated circuits for the personal computer, communications, broadcast video and industrial markets. The acquisition was accounted for by the purchase method of accounting and accordingly, the results of operations of Raytheon are included in the accompanying consolidated financial statements since that date. The purchase price exceeded the fair value of the net tangible assets by approximately $48.4 million. Approximately $15.5 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition in Fiscal 1998. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets, which are amortized on a straight-line basis over three to fifteen years.

    The following unaudited pro forma consolidated results of operations are presented as if the power device business and Raytheon acquisitions were made at the beginning of the periods presented below:

                                                        Year Ended
----------------------------------------------------------------------------
                                                May 30,             May 31,
(In millions, except per share data)              1999                1998
----------------------------------------------------------------------------
Revenues                                      $ 1,111.9            $ 1,300.7
Net income (loss)                                (155.9)                20.6
Net income (loss) applicable
  to common stockholders                         (165.7)                11.9
Net earnings (loss) per share:
  Basic                                       $   (2.63)           $    0.19
  Diluted                                     $   (2.63)           $    0.18

    The pro forma results of operations include adjustments to give effect to the contracts the Company entered into with Samsung Electronics, additional depreciation and amortization related to the increased value of acquired fixed assets and identifiable intangibles, interest expense on debt assumed issued to finance the purchases, as well as adjustments to eliminate historical expenses which will not be incurred by the Company. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisitions been made at the beginning of the periods presented or the future results of the combined operations.

NOTE 18 -- CHANGE IN ACCOUNTING PRINCIPLE

    Effective in the third quarter of Fiscal 1998, the Company adopted the provisions of Emerging Issues Task Force Issue 97-13 "Accounting for Business Process Reengineering Costs." This Issue requires companies to write-off business process reengineering costs that had been previously capitalized. The Company had been capitalizing such costs in conjunction with its enterprise software implementation project. The Issue requires companies to write-off these costs in the quarter that contains November 20, 1997.

    The cumulative effect of adoption of this Issue resulted in a charge of $1.5 million; net of taxes of $0.8 million for the year ended May 31, 1998. Of the pre-tax write-off, $1.6 million applies to costs incurred in Fiscal 1998, while $0.7 million applies to costs incurred in Fiscal 1997. The charge relates specifically to costs incurred to assess the system's capabilities in light of the Company's current business processes, which under prior guidance was capitalizable to the cost of the software.

NOTE 19 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    Below are condensed consolidating balance sheets, statements of operations and statements of cash flows of Fairchild International as of and for the seven months ended December 26, 1999 and for the fiscal years ended May 30, 1999 and May 31, 1998.

CONDENSED CONSOLIDATING BALANCE SHEETS


                                                          December 26, 1999
--------------------------------------------------------------------------------------------
                                             Unconsolidated   Unconsolidated
                                              Fairchild         Fairchild
                                            Semiconductor     Semiconductor      Guarantor
(In millions)                            International, Inc.   Corporation       Subsidiary
--------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                    $   --           $  117.3         $   --
  Accounts receivable, net                         --               39.5              0.5
  Inventories                                      --               93.0             10.3
  Other current assets                             --                8.4              0.2
--------------------------------------------------------------------------------------------
      Total current assets                         --              258.2             11.0
Property, plant and equipment, net                 --              168.2              4.1
Deferred income taxes, net                         --               14.7              7.5
Intangible assets, net                             --                7.5             26.5
Investment in subsidiaries                        209.9            335.0            148.4
Other assets                                       --               25.8              1.0
      Total assets                             $  209.9         $  809.4         $  198.5
--------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt            $   --           $    1.4         $   --
  Accounts payable                                 --               52.2              0.6
  Accrued expenses and
    other current liabilities                      --               58.4              5.2
--------------------------------------------------------------------------------------------
      Total current liabilities                    --              112.0              5.8
Long-term debt, less current portion               --              717.2             --
Net intercompany (receivable) payable              (3.3)          (231.1)           (33.0)
Other liabilities                                  --                1.4             --
      Total liabilities                            (3.3)           599.5            (27.2)
--------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Class A Common Stock                              0.6             --               --
  Class B Common Stock                              0.3             --               --
  Additional paid-in capital                      449.5             --               --
  Accumulated earnings (deficit)                 (231.3)           209.9            225.7
  Less treasury stock (at cost)                    (5.9)            --               --
      Total stockholders' equity                  213.2            209.9            225.7

      Total liabilities
       and stockholders' equity                $  209.9         $  809.4         $  198.5
--------------------------------------------------------------------------------------------


                                                      December 26, 1999
------------------------------------------------------------------------------------------
                                                                              Consolidated
                                            Non-                                Fairchild
                                            Guarantor                          Semiconductor
(In millions)                              Subsidiaries    Eliminations     International, Inc.
------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                  $   21.4         $   --           $  138.7
  Accounts receivable, net                      100.3             --              140.3
  Inventories                                    63.0             --              166.3
  Other current assets                            5.1             --               13.7
---------------------------------------------------------------------------------------
      Total current assets                      189.8             --              459.0
Property, plant and equipment, net              203.5             --              375.8
Deferred income taxes, net                      (18.4)            --                3.8
Intangible assets, net                          227.4             --              261.4
Investment in subsidiaries                       --             (693.3)            --
Other assets                                     10.8             --               37.6
      Total assets                           $  613.1         $ (693.3)        $1,137.6
---------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt          $   --           $   --           $    1.4
  Accounts payable                               56.5             --              109.3
  Accrued expenses and
    other current liabilities                    32.4             --               96.0
---------------------------------------------------------------------------------------
      Total current liabilities                  88.9             --              206.7
Long-term debt, less current portion             --               --              717.2
Net intercompany (receivable) payable           267.4             --               --
Other liabilities                                (0.9)            --                0.5
      Total liabilities                         355.4             --              924.4
---------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Class A Common Stock                           --               --                0.6
  Class B Common Stock                           --               --                0.3
  Additional paid-in capital                     --               --              449.5
  Accumulated earnings (deficit)                257.7           (693.3)          (231.3)
  Less treasury stock (at cost)                  --               --               (5.9)
      Total stockholders' equity                257.7           (693.3)           213.2

      Total liabilities
       and stockholders' equity              $  613.1         $ (693.3)        $1,137.6
---------------------------------------------------------------------------------------

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                 Seven Months Ended December 26, 1999
------------------------------------------------------------------------------------------
                                         Unconsolidated    Unconsolidated
                                            Fairchild       Fairchild
                                          Semiconductor    Semiconductor       Guarantor
(In millions)                          International, Inc.  Corporation       Subsidiary
------------------------------------------------------------------------------------------
Revenue:
  Net sales -- trade                           $ --            $116.8           $ 12.4
  Net sales -- intercompany                      --             466.9              7.9
  Contract manufacturing                         --              72.2             --
    Total revenue                                --             655.9             20.3
Operating expenses:
  Cost of sales -- trade                         --              23.1              8.5
  Cost of sales -- intercompany                  --             493.0              7.7
  Cost of contract manufacturing                 --              51.4             --
  Research and development                       --              17.5              6.7
  Selling, general and administrative            --              52.9              5.5
    Total operating expenses                     --             637.9             28.4
Operating income (loss)                          --              18.0             (8.1)
Interest expense, net                             4.4            52.0             --
Equity in subsidiary income                     (25.7)          (57.1)           (55.1)
Income before income taxes                       21.3            23.1             47.0
Provision (benefit) for income taxes             --              (2.6)             0.4
Net income                                     $ 21.3          $ 25.7           $ 46.6

                                                Seven Months Ended December 26, 1999
------------------------------------------------------------------------------------------
                                                                        Consolidated
                                            Non-                          Fairchild
                                         Guarantor                      Semiconductor
(In millions)                           Subsidiaries     Eliminations  International, Inc.
------------------------------------------------------------------------------------------
Revenue:
  Net sales -- trade                        $584.8           $ --             $714.0
  Net sales -- intercompany                   82.7           (557.5)            --
  Contract manufacturing                      --               --               72.2
    Total revenue                            667.5           (557.5)           786.2
Operating expenses:
  Cost of sales -- trade                     468.3             --              499.9
  Cost of sales -- intercompany               56.8           (557.5)            --
  Cost of contract manufacturing              --               --               51.4
  Research and development                    10.8             --               35.0
  Selling, general and administrative         59.0             --              117.4
    Total operating expenses                 594.9           (557.5)           703.7
Operating income (loss)                       72.6             --               82.5
Interest expense, net                         (0.2)            --               56.2
Equity in subsidiary income                   --              137.9             --
Income before income taxes                    72.8           (137.9)            26.3
Provision (benefit) for income taxes           7.2             --                5.0
Net income                                  $ 65.6           $(137.9)         $ 21.3

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS


                                                                                     Seven Months Ended December 26, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Unconsolidated            Unconsolidated
                                                                     Fairchild                   Fairchild
                                                                    Semiconductor               Semiconductor        Guarantor
(In millions)                                                    International, Inc.            Corporation          Subsidiary
Cash flows provided by (used in) operating activities:                 $ --                    $   97.0                $ (0.8)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                                                   --                       (31.4)                 (0.4)
  Proceeds from sale of property, plant and equipment                    --                      --                       0.9
  Purchase of molds and tooling                                          --                      --                     --
  Refund of value added tax
    paid in connection with acquisition                                  --                      --                     --
  Investment (in) from affiliate                                         (190.6)                  180.5                 --
      Cash provided by (used in) investing activities                    (190.6)                  149.1                   0.5
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of long-term debt                                            (154.4)                 (191.4)                --
  Proceeds from issuance of common stock, net                             345.0                  --                     --
  Net intercompany financing                                             --                        33.8                 --
  Purchase of treasury stock                                             --                        (5.9)                --
  Proceeds from exercise of stock options                                --                         1.6                 --
      Cash provided by (used in) financing activities                     190.6                  (161.9)                --
-----------------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                  --                        84.2                  (0.3)
Cash and cash equivalents at beginning of period                         --                        33.1                   0.3
Cash and cash equivalents at end of period                             $ --                    $  117.3                $--
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
  Cash paid (refunded) during the year for:
    Income taxes                                                       $ --                    $   (0.3)               $--
    Interest                                                           $ --                    $   42.1                $--
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                                     Consolidated
                                                                                  Non-                 Fairchild
                                                                               Guarantor             Semiconductor
(In millions)                                                                 Subsidiaries          International, Inc.
------------------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities:                          $  19.5                $  115.7
------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                                                            (43.0)                  (74.8)
  Proceeds from sale of property, plant and equipment                            --                         0.9
  Purchase of molds and tooling                                                    (1.3)                   (1.3)
  Refund of value added tax
    paid in connection with acquisition                                            40.9                    40.9
  Investment (in) from affiliate                                                   10.1                  --
      Cash provided by (used in) investing activities                               6.7                   (34.3)
------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of long-term debt                                                    --                      (345.8)
  Proceeds from issuance of common stock, net                                    --                       345.0
  Net intercompany financing                                                      (33.8)                 --
  Purchase of treasury stock                                                     --                        (5.9)
  Proceeds from exercise of stock options                                        --                         1.6
      Cash provided by (used in) financing activities                             (33.8)                   (5.1)
------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                            (7.6)                   76.3
Cash and cash equivalents at beginning of period                                   29.0                    62.4
Cash and cash equivalents at end of period                                      $  21.4                $  138.7
------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
  Cash paid (refunded) during the year for:
    Income taxes                                                                $   2.1                $    1.8
    Interest                                                                    $--                    $   42.1
------------------------------------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATING BALANCE SHEETS


                                                                               May 30, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                      Unconsolidated           Unconsolidated
                                                         Fairchild               Fairchild                                  Non-
                                                        Semiconductor           Semiconductor       Guarantor             Guarantor
(In millions)                                         International, Inc.        Corporation        Subsidiary          Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                   $ --                $   33.1            $    0.3            $   29.0
  Accounts receivable, net                                      --                    35.6                10.4                83.7
  Inventories                                                   --                    83.4                17.0                48.2
  Other current assets                                          --                    15.0                 0.4                50.3
-----------------------------------------------------------------------------------------------------------------------------------
    Total current assets                                        --                   167.1                28.1               211.2
Property, plant and equipment, net                              --                   166.1                 8.3               185.8
Deferred income taxes, net                                      --                    10.0                 7.8               (15.0)
Intangible assets, net                                          --                     8.0                28.1               242.4
Investment in subsidiaries                                        (6.4)              267.8                83.2              --
Other assets                                                    --                    36.6                 1.6                 9.6
    Total assets                                              $   (6.4)           $  655.6            $  157.1            $  634.0
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt                           $ --                $   14.1            $ --                $ --
  Accounts payable                                              --                    45.4                 4.4                55.9
  Accrued expenses and
    other current liabilities                                   --                    50.0                 8.0                27.0
-----------------------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                   --                   109.5                12.4                82.9
Long-term debt, less current portion                             150.0               895.9              --                  --
Net intercompany (receivable) payable                             (6.1)             (344.2)              (24.3)              368.5
Other liabilities                                               --                     0.8              --                     0.6
    Total liabilities                                            143.9               662.0               (11.9)              452.0
-----------------------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock                                        90.1              --                  --                  --
Commitments and contingencies
Stockholders' equity (deficit):
  Class A Common Stock                                             0.3              --                  --                  --
  Class B Common Stock                                             0.3              --                  --                  --
  Additional paid-in capital                                       9.6                62.0              --                  --
  Accumulated earnings (deficit)                                (250.6)              (68.4)              169.0               182.0
    Total stockholders' equity (deficit)                        (240.4)               (6.4)              169.0               182.0
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities
      and stockholders' equity (deficit)                      $   (6.4)           $  655.6            $  157.1            $  634.0
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                 Consolidated
                                                                                   Fairchild
                                                                                  Semiconductor
(In millions)                                               Eliminations       International, Inc.
--------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                    $ --                $     62.4
  Accounts receivable, net                                       --                     129.7
  Inventories                                                    --                     148.6
  Other current assets                                           --                      65.7
--------------------------------------------------------------------------------------------------
    Total current assets                                         --                     406.4
Property, plant and equipment, net                               --                     360.2
Deferred income taxes, net                                       --                       2.8
Intangible assets, net                                           --                     278.5
Investment in subsidiaries                                       (344.6)               --
Other assets                                                     --                      47.8
    Total assets                                               $ (344.6)           $  1,095.7
--------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt                            $ --                $     14.1
  Accounts payable                                                 (6.1)                 99.6
  Accrued expenses and
    other current liabilities                                    --                      85.0
--------------------------------------------------------------------------------------------------
    Total current liabilities                                      (6.1)                198.7
Long-term debt, less current portion                             --                   1,045.9
Net intercompany (receivable) payable                               6.1                --
Other liabilities                                                --                       1.4
    Total liabilities                                            --                   1,246.0
--------------------------------------------------------------------------------------------------
Redeemable preferred stock                                       --                      90.1
Commitments and contingencies
Stockholders' equity (deficit):
  Class A Common Stock                                           --                       0.3
  Class B Common Stock                                           --                       0.3
  Additional paid-in capital                                      (62.0)                  9.6
  Accumulated earnings (deficit)                                 (282.6)               (250.6)
    Total stockholders' equity (deficit)                         (344.6)               (240.4)
--------------------------------------------------------------------------------------------------
    Total liabilities
      and stockholders' equity (deficit)                       $ (344.6)           $  1,095.7
--------------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                                                       Year Ended May 30, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                  Unconsolidated             Unconsolidated
                                                    Fairchild                  Fairchild                                   Non-
                                                  Semiconductor              Semiconductor       Guarantor              Guarantor
(In millions)                                    International, Inc.          Corporation        Subsidiary            Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Net sales -- trade                                $     --                   $ 177.1               $ 64.2                 $412.8
  Net sales -- intercompany                               --                     536.8                --                     101.1
  Contract manufacturing --
    National Semiconductor                                --                      81.0                --                     --
-----------------------------------------------------------------------------------------------------------------------------------
      Total revenue                                       --                     794.9                 64.2                  513.9
Operating expenses:
  Cost of sales -- trade                                  --                      57.1                 39.7                  421.6
  Cost of sales -- intercompany                           --                     596.9                --                      41.0
  Cost of contract manufacturing --
    National Semiconductor                                --                      64.4                --                     --
  Research and development                                --                      26.1                 10.8                    2.4
  Selling, general and administrative                     --                      62.9                 13.8                   28.4
  Purchased in-process
    research and development                              --                     --                   --                      34.0
  Restructuring and impairments                           --                       8.6                 12.7                  --
      Total operating expenses                            --                     816.0                 77.0                  527.4
-----------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                   --                     (21.1)               (12.8)                 (13.5)
Interest expense, net                                      11.3                   54.1                  4.4                    2.0
Equity in subsidiary (income) loss                        102.7                   33.6                 22.8                  --
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                        (114.0)                (108.8)               (40.0)                 (15.5)
Provision (benefit) for income taxes                        0.1                   (6.1)                (1.2)                   2.1

Net income (loss)                                       $(114.1)               $(102.7)              $(38.8)               $ (17.6)
-----------------------------------------------------------------------------------------------------------------------------------



                                                                         Consolidated
                                                                           Fairchild
                                                                          Semiconductor
(In millions)                                         Eliminations        International, Inc.
Revenue:
  Net sales -- trade                                   $    --                  $ 654.1
  Net sales -- intercompany                                (637.9)                --
  Contract manufacturing --
    National Semiconductor                                  --                     81.0
---------------------------------------------------------------------------------------------
      Total revenue                                        (637.9)                735.1

Operating expenses:
  Cost of sales -- trade                                    --                    518.4
  Cost of sales -- intercompany                            (637.9)                --
  Cost of contract manufacturing --
    National Semiconductor                                  --                     64.4
  Research and development                                  --                     39.3
  Selling, general and administrative                       --                    105.1
  Purchased in-process
    research and development                                --                     34.0
  Restructuring and impairments                             --                     21.3

      Total operating expenses                             (637.9)                782.5
---------------------------------------------------------------------------------------------
Operating income (loss)                                     --                    (47.4)
Interest expense, net                                       --                     71.8
Equity in subsidiary (income) loss                         (159.1)                --
---------------------------------------------------------------------------------------------
Income (loss) before income taxes                           159.1                (119.2)
Provision (benefit) for income taxes                        --                     (5.1)

Net income (loss)                                         $ 159.1               $(114.1)
---------------------------------------------------------------------------------------------



CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS


                                                                                                 Year Ended May 30, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                               Unconsolidated        Unconsolidated
                                                                 Fairchild             Fairchild
                                                                Semiconductor         Semiconductor       Guarantor
(In millions)                                                 International, Inc.      Corporation        Subsidiary
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities:           $    --                $  (14.7)             $(29.4)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                                                --                   (26.6)               (0.5)
  Proceeds from sale of property, plant and equipment                 --                     1.0                30.2
  Purchase of molds and tooling                                       --                   --                  --
  Refundable payment of value added tax
    associated with acquisitions                                      --                   --                  --
  Investment (in) from affiliate                                      (50.0)                50.0               --
  Net intercompany investing                                          --                  (406.8)              --
  Acquisitions, net of cash acquired                                  --                    (8.1)              --

      Cash provided by (used in) investing activities                 (50.0)              (390.5)               29.7
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of long-term debt                                         --                  (151.3)              --
  Issuance of long-term debt                                           50.0                610.0               --
  Debt issuance costs                                                 --                   (22.3)              --

      Cash provided by financing activities                            50.0                436.4               --
-----------------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                               --                    31.2                 0.3
Cash and cash equivalents at beginning of period                      --                     1.9               --

Cash and cash equivalents at end of period                        $   --                 $  33.1              $  0.3
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
  Cash paid (refunded) during the year for:
    Income taxes                                                 $    --                 $  (2.0)          $   --
    Interest                                                     $    --                 $  46.6           $   --
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                      Consolidated
                                                                       Non-             Fairchild
                                                                    Guarantor         Semiconductor
(In millions)                                                      Subsidiaries     International, Inc.
-------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities:               $  88.2             $  44.1
-------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                                                 (19.1)              (46.2)
  Proceeds from sale of property, plant and equipment                  --                   31.2
  Purchase of molds and tooling                                         (3.8)               (3.8)
  Refundable payment of value added tax
    associated with acquisitions                                       (40.9)              (40.9)
  Investment (in) from affiliate                                       --                  --
  Net intercompany investing                                           406.8               --
  Acquisitions, net of cash acquired                                  (406.8)             (414.9)

      Cash provided by (used in) investing activities                  (63.8)             (474.6)
-------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of long-term debt                                          --                 (151.3)
  Issuance of long-term debt                                           --                  660.0
  Debt issuance costs                                                  --                  (22.3)

      Cash provided by financing activities                            --                  486.4
-------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                 24.4                55.9
Cash and cash equivalents at beginning of period                         4.6                 6.5

Cash and cash equivalents at end of period                           $  29.0             $  62.4
-------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
  Cash paid (refunded) during the year for:
    Income taxes                                                     $   2.0         $     --
    Interest                                                      $    --                $  46.6
-------------------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS


                                                                                                   Year Ended May 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Unconsolidated           Unconsolidated
                                                   Fairchild                Fairchild                                  Non-
                                                  Semiconductor            Semiconductor      Guarantor              Guarantor
(In millions)                                   International, Inc.        Corporation        Subsidiary            Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Net sales -- trade                               $    --                  $  222.1              $32.1                $381.6
  Net sales -- intercompany                             --                     786.6              --                    114.4
  Contract manufacturing --
    National Semiconductor                              --                     153.4              --                    --
-----------------------------------------------------------------------------------------------------------------------------------
      Total revenue                                     --                   1,162.1               32.1                 496.0
Operating expenses:
  Cost of sales -- trade                                --                      39.3               20.0                 382.3
  Cost of sales -- intercompany                         --                     830.0              --                     71.0
  Cost of contract manufacturing --
    National Semiconductor                              --                     117.1              --                    --
  Research and development                              --                      30.1                4.6                   1.0
  Selling, general and administrative                   --                      65.8                5.1                  21.1
  Purchased in-process
    research and development                            --                      15.5              --                    --

      Total operating expenses                          --                   1,097.8               29.7                 475.4
-----------------------------------------------------------------------------------------------------------------------------------
Operating income                                        --                      64.3                2.4                  20.6
Interest expense, net                                     9.8                   43.0                1.8                  (0.1)
Equity in subsidiary income                             (28.7)                 (16.9)             --                    --
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                               18.9                   38.2                0.6                  20.7
Provision (benefit) for income taxes                     (3.2)                   9.5                0.2                   4.2
-----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
  of change in accounting principle                      22.1                   28.7                0.4                  16.5
Cumulative effect of change
  in accounting principle,
    net of tax effect of $0.8 million                    (1.5)                 --                 --                    --
Net income                                             $ 20.6               $   28.7              $ 0.4                $ 16.5
-----------------------------------------------------------------------------------------------------------------------------------



                                                                     Consolidated
                                                                        Fairchild
                                                                      Semiconductor
(In millions)                                      Eliminations     International, Inc.
---------------------------------------------------------------------------------------
Revenue:
  Net sales -- trade                               $    --               $635.8
  Net sales -- intercompany                            (901.0)            --
  Contract manufacturing --
    National Semiconductor                              --                153.4
---------------------------------------------------------------------------------------
      Total revenue                                    (901.0)            789.2
Operating expenses:
  Cost of sales -- trade                                --                441.6
  Cost of sales -- intercompany                        (901.0)            --
  Cost of contract manufacturing --
    National Semiconductor                              --                117.1
  Research and development                              --                 35.7
  Selling, general and administrative                   --                 92.0
  Purchased in-process
    research and development                            --                 15.5

      Total operating expenses                         (901.0)            701.9
---------------------------------------------------------------------------------------
Operating income                                        --                 87.3
Interest expense, net                                   --                 54.5
Equity in subsidiary income                              45.6             --
---------------------------------------------------------------------------------------
Income before income taxes                              (45.6)             32.8
Provision (benefit) for income taxes                    --                 10.7
---------------------------------------------------------------------------------------
Income before cumulative effect
  of change in accounting principle                     (45.6)             22.1
Cumulative effect of change
  in accounting principle,
    net of tax effect of $0.8 million                   --                 (1.5)

Net income                                            $ (45.6)           $ 20.6
---------------------------------------------------------------------------------------

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS


                                                                                                      Year Ended May 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                Unconsolidated          Unconsolidated
                                                  Fairchild              Fairchild                                        Non-
                                               Semiconductor            Semiconductor          Guarantor                Guarantor
(In millions)                                 International, Inc.       Corporation            Subsidiary              Subsidiaries
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows provided by
    operating activities:                         $  --                   $ 105.4                 $ 0.4                   $ 30.3
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                               --                     (48.7)                 (0.4)                   (28.9)
  Purchase of molds and tooling                      --                     --                    --                        (5.7)
  Acquisitions, net of cash acquired                 --                    (116.8)                --                       --
      Cash used by investing activities              --                    (165.5)                 (0.4)                   (34.6)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of long-term debt                        --                     (58.7)                --                       --
  Issuance of long-term debt                         --                      90.0                 --                       --
  Debt issuance costs                                --                      (1.1)                --                       --
-----------------------------------------------------------------------------------------------------------------------------------
      Cash provided by
        financing activities                         --                      30.2                 --                       --
-----------------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents              --                     (29.9)                --                        (4.3)
Cash and cash equivalents
  at beginning of period                             --                      31.8                 --                         8.9
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents
  at end of period                                $  --                   $   1.9             $   --                      $  4.6
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Income taxes                                  $  --                   $   7.7              $  --                      $  1.2
    Interest                                      $  --                   $  43.8              $  --                   $   --
-----------------------------------------------------------------------------------------------------------------------------------



                                                                     Consolidated
                                                                       Fairchild
                                                                     Semiconductor
(In millions)                                   Eliminations       International, Inc.
--------------------------------------------------------------------------------------
Cash flows provided by
    operating activities:                         $  --                 $ 136.1
--------------------------------------------------------------------------------------
Cash flows from investing activities:
  Capital expenditures                               --                   (78.0)
  Purchase of molds and tooling                      --                    (5.7)
  Acquisitions, net of cash acquired                 --                  (116.8)
      Cash used by investing activities              --                  (200.5)
--------------------------------------------------------------------------------------
Cash flows from financing activities:
  Repayment of long-term debt                        --                   (58.7)
  Issuance of long-term debt                         --                    90.0
  Debt issuance costs                                --                    (1.1)
--------------------------------------------------------------------------------------
      Cash provided by
        financing activities                         --                    30.2
--------------------------------------------------------------------------------------
Net change in cash and cash equivalents              --                   (34.2)
Cash and cash equivalents
  at beginning of period                             --                    40.7
--------------------------------------------------------------------------------------
Cash and cash equivalents
  at end of period                                $  --                 $   6.5
--------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Income taxes                                  $  --                 $   8.9
    Interest                                      $  --                 $  43.8
--------------------------------------------------------------------------------------

NOTE 20 -- UNAUDITED QUARTERLY FINANCIAL INFORMATION

    The following is a summary of unaudited quarterly financial information for Stub Year 1999 and Fiscal 1999:


                                                       Stub Year 1999
(In millions, except per share data)     First           Second            Third (d)
---------------------------------------------------------------------------------------
Total revenue                         $   324.5         $   356.8        $   104.9
Gross profit                               95.5             113.3             26.1
Net income (loss) (a)                      (8.0)             22.5              6.8
Net income (loss)
  applicable to common
  stockholders (a)                        (10.0)             22.5              6.8
Basic earnings (loss)
  per common share                    $    (0.15)       $     0.25       $     0.08
Diluted earnings (loss)
  per common share                    $    (0.15)       $     0.24       $     0.07


                                                    Fiscal 1999
                                  First        Second         Third          Fourth
---------------------------------------------------------------------------------------
Total revenue (c)              $   151.3     $   167.9     $   169.4     $   246.5
Gross profit (c)                    36.7          35.6          41.0          45.3
Net income (loss) (b) (c)          (16.2)         (9.9)        (11.1)        (76.9)
Net income (loss)
  applicable to  common
  stockholders (b) (c)             (18.5)        (12.3)        (13.6)        (79.5)
Basic earnings (loss)
  per common share             $    (0.29)   $    (0.20)   $    (0.22)   $    (1.26)
Diluted earnings (loss)
  per common share             $    (0.29)   $    (0.20)   $    (0.22)   $    (1.26)


Note: Amounts may not add due to rounding

(a) During the first quarter of Stub Year 1999, the Company recorded a charge of $8.3 million for the forgiveness of certain loans made to the Company's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock. (See Note 10)

(b) During the first, third and fourth quarters of Fiscal 1999, the Company recorded charges of $4.5 million, $2.7 million and $48.1 million, respectively, for restructuring charges and purchased in-process research and development. (See Notes 11 and 17)

(c) In the fourth quarter of Fiscal 1999, the Company recorded charges to write-off inventories ($9.9 million) and to increase sales reserves ($5.5 million) in connection with the Memory Division product line restructuring plan. (See Note 11)

(d) The third quarter represents the four-week period beginning November 29, 1999 and ending December 26, 1999.


NOTE 21 -- SUBSEQUENT EVENT



    On January 25, 2000, the Company completed a follow-on public offering of 23,500,000 shares of its Class A Common Stock at a price of $33.4375 per share. The underwriting discount was $1.50 per share. The 23,500,000 shares included 6,140,880 newly issued shares sold by the Company and 17,359,120 shares sold by existing stockholders including all remaining shares owned by National Semiconductor. The Company did not receive any of the proceeds from shares sold by the existing stockholders. In addition, the Company sold 1,410,000 additional shares pursuant to the underwriter's overallotment option. The net proceeds to the Company after the underwriting discount and other related expenses were approximately $239.7 million.


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Fairchild Semiconductor International, Inc.:

    We have audited the accompanying consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries (the "Company") as of December 26, 1999 and May 30, 1999, the related consolidated statements of operations and stockholders' equity (deficit) for the seven months ended December 26, 1999 and for each of the years in the three-year period ended May 30, 1999, and the related consolidated statements of cash flows for the seven months ended December 26, 1999 and for the years ended May 30, 1999 and

May 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying financial statements were prepared on the basis of presentation as described in Note 1. Prior to March 11, 1997, the statements present the combined business equity and the related combined revenues less direct expenses before taxes of the Fairchild Semiconductor Business of National Semiconductor Corporation (the Business), and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows. The results of operations before taxes are not necessarily indicative of the results of operations before taxes that would have been recorded by the Company on a stand-alone basis.

    In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 26, 1999 and May 30, 1999, the results of operations for the seven months ended December 26, 1999 and for each of the years in the three-year period ended May 30, 1999, and the results of cash flows for the seven months ended December 26, 1999 and for the years ended May 30, 1999 and May 31, 1998, on the basis described in Note 1, in conformity with generally accepted accounting principles.

    As discussed in Note 18 to the consolidated financial statements, the Company changed its method of accounting for business process reengineering costs in the year ended May 31, 1998, to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."


/s/ KPMG LLP

Boston, Massachusetts
January 21, 2000, except as to Note 21, which is as of January 25, 2000


         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Our Class A Common Stock began trading on the New York Stock Exchange ("NYSE") on August 4, 1999 under the trading symbol "FCS". There is no established public trading market for our Class B Common Stock. The following table sets forth for the periods indicated the high and low closing sales prices per share of Fairchild Semiconductor International, Inc. Class A Common Stock, as reported by the NYSE:


                                             High          Low
------------------------------------------------------------------
First Quarter (from
  August 4 to August 29, 1999)           $   28.50   $   18.50

Second Quarter (from
  August 30 to November 28, 1999         $   32.00   $   19.50

Remainder of Stub Year 1999 (from
  November 29 to December 26, 1999)      $   34.13   $   24.75

First Quarter of Fiscal 2000 (from
  December 27, 1999 through
  March 3, 2000)                         $   41.94   $   25.94

    As of March 3, 2000, there were approximately 440 holders of record of our Class A Common Stock and one holder of our Class B Common Stock. We have not paid dividends on our Common Stock and have no present intention of so doing. Certain agreements, pursuant to which we have borrowed funds, contain provisions that limit the amount of dividends and stock repurchases that we may make.