Form 10-K405, Exhibit 13
period 2000-12-31
FAIRCHILD SEMICONDUCTOR INTERNATIONAL INC
filed 2001-03-26
CIK 1036960

                                                                   Exhibit 13.01


                            SELECTED FINANCIAL DATA

     The following table sets forth our selected historical consolidated financial data. The historical consolidated financial data as of December 31, 2000 and December 26, 1999 and for the year ended December 31, 2000, the seven months ended December 26, 1999, the fiscal years ended May 30, 1999 and May 31, 1998 is derived from our audited consolidated financial statements included elsewhere in this Annual Report. The historical consolidated financial data as of May 30, 1999, May 31, 1998, May 25, 1997 and May 26, 1996 and for the fiscal years ended May 25, 1997 and May 26, 1996 are derived from our audited consolidated financial statements which are not included in this Annual Report. The historical consolidated financial data as of and for the year ended December 26, 1999 and the seven months ended December 27, 1998 is derived from our unaudited consolidated financial statements which are not included in this Annual Report. We believe that such unaudited consolidated financial statements included all adjustments necessary for the fair presentation of our financial condition and the results of operations for such periods and as of such dates. This information should be read in conjunction with our audited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Annual Report.


                                            Year Ended                Seven Months Ended                Fiscal Year Ended
                                    --------------------------   --------------------------  --------------------------------------
                                    December 31,  December 26,   December 26,  December 27,   May 30,   May 31,   May 25,   May 26,
                                       2000          1999           1999          1998         1999      1998      1997      1996
                                    -----------   ------------   -----------   -----------   --------  --------  --------  --------
CONSOLIDATED STATEMENTS
   OF OPERATIONS DATA:

Trade revenue                        $1,681.6      $1,037.6       $  714.0      $  322.3     $  654.1  $  635.8  $  587.8  $  688.7
Contract manufacturing revenue          101.6         116.9           72.2          38.0         81.0     153.4     104.2      87.6
                                     --------      --------       --------      --------     --------  --------  --------  --------
     Total revenue                   $1,783.2      $1,154.5       $  786.2      $  360.3     $  735.1  $  789.2  $  692.0  $  776.3
                                     ========      ========       ========      ========     ========  ========  ========  ========

Trade gross profit                   $  602.9      $  273.2       $  214.1      $   69.7     $  135.7  $  194.2  $  145.7  $  216.8
 % of trade revenue                      35.9%         26.3%          30.0%         21.6%        20.7%     30.5%     24.8%     31.5%
Contract manufacturing gross profit      36.3          32.6           20.8           5.1         16.6      36.3       6.8        --
 % of contract manufacturing
revenue                                  35.7%         27.9%          28.8%         13.4%        20.5%     23.7%      6.5%       --
Total gross profit                      639.2         305.8          234.9          74.8        152.3     230.5     152.5     216.8
 % of total revenue                      35.8%         26.5%          29.9%         20.8%        20.7%     29.2%     22.0%     27.9%
Net income (loss) (1)                   273.1         (52.6)          21.3         (30.5)      (114.1)     20.6      15.5      72.3

OTHER FINANCIAL DATA:

EBIT (2)                             $  325.9      $  113.6       $   90.8      $    0.6     $   23.3  $  102.8  $   51.3  $   72.1
Depreciation and other amortization     113.5         104.8           62.8          53.2         95.4      83.4      77.1      64.2
Amortization of intangibles              37.6          26.0           19.5           1.9          8.4       1.4        --        --
EBITDA (2)                              477.0         244.4          173.1          55.7        127.1     187.6     128.4     136.3
Adjusted net income (loss) (3)          282.5          54.6           54.5         (25.3)       (33.4)     33.5      34.9      72.3
Capital expenditures                    301.9          97.2           74.8          24.1         46.2      78.0      47.1     153.9

CONSOLIDATED BALANCE SHEET DATA
 (END OF PERIOD):

Inventories                          $  192.8      $  166.3       $  166.3                   $  148.6  $  108.0  $   73.1  $   93.1
Total assets                          1,837.5       1,137.6        1,137.6                    1,095.7     634.3     555.0     432.7
Long-term debt, less current
portion                                 705.2         717.2          717.2                    1,045.9     526.7     487.9        --
Redeemable preferred stock                 --            --             --                       90.1      80.5      71.8        --
Stockholders' equity (deficit)          837.7         213.2          213.2                     (240.4)   (116.6)   (133.3)    349.2

(1) Prior to March 11, 1997, the amounts presented include all revenues and costs attributable to the Fairchild Semiconductor business including an allocation of the costs of shared facilities and overhead of National Semiconductor. In addition, certain costs incurred at Fairchild plants for the benefit of other National Semiconductor product lines were allocated from Fairchild to National Semiconductor. All of the allocations and estimates were based on assumptions that management believes were reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Fairchild Semiconductor business had been operated on a stand-alone basis.
2) Excludes other (income) expense and the non-recurring (gains) and charges detailed below:

                                                            Year Ended           Seven Months Ended    Fiscal Year Ended
                                    -------------------------------------------------------------------------------------
                                    December 31,  December 26,   December 26,  December 27,   May 30,   May 31,   May 25,
                                       2000          1999           1999          1998         1999      1998      1997
                                    -----------   ------------   -----------   -----------   --------  --------  --------
Distributor and inventory
reserves in connection
with Memory                           $(5.4)         $15.4         $ --           $ --          $15.4    $ --      $  --
Restructuring

Restructuring charges                  (2.1)          16.8           --            4.5           21.3      --        5.3

Purchased in-process
Research and                            9.0           34.0           --             --           34.0     15.5        --
Development

Gain on sale of former
Mountain View,                         (3.5)            --           --             --             --       --        --
California facility
Forgiveness of certain
Management tax related loans             --            8.3          8.3             --             --       --        --


Retention bonuses                        --             --           --             --             --       --      14.1

                                      $(2.0)         $74.5         $8.3           $4.5          $70.7    $15.5     $19.4
                                    -------         ------        -----          -----         ------   ------    ------

3) Adjusted net income (loss) is net income (loss) excluding restructuring and other non-recurring gains and charges, as shown above, and amortization of acquisition related intangibles, net of tax. For the year ended December 31, 2000, it also excludes the one-time reduction of deferred tax asset valuation allowances of $26.3 million and the write-off of deferred financing fees of $3.6 million. For the year ended December 26, 1999, it also excludes the write-off of deferred financing fees of $12.4 million. For the seven months ended December 26, 1999 it also excludes the write-off of deferred financing fees of $7.2 million. 1

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES

BACKGROUND

         We are a leading designer, manufacturer and supplier of analog, discrete, interface and logic, non-volatile memory and optoelectronic semiconductors serving the personal computer, industrial, telecommunications, consumer electronics and automotive markets. Our predecessor company was renowned as one of the pioneering companies of the semiconductor industry. The original Fairchild Semiconductor invented the planar process of manufacturing semiconductors, regarded as one of the most significant achievements in the semiconductor industry since the invention of the transistor. These early innovations form the base of a rich company history.

         Acquired in 1979 by Schlumberger Limited, we continued to innovate, introducing logic products such as FAST(R) (Fairchild Advanced Schottky Technology) and FACT(TM) (Fairchild Advanced CMOS Technology), which remain industry standard products today. In 1987, our business was acquired by National Semiconductor and integrated into its operations. The assets of our business were separated from National Semiconductor in March 1997 and we began operating as a stand-alone entity. At that time, our business consisted of the Logic Products Group, historically our core business, the Discrete Products Group and the Non-Volatile Memory Products Group, historically multi-market businesses of National Semiconductor.

         On December 31, 1997, we acquired Raytheon Semiconductor, Inc. for approximately $117.0 million in cash. That business designs, manufactures and markets high-performance analog and mixed signal semiconductors with long product lives for the personal computer, communications, broadcast video and industrial markets.

         On April 13, 1999, we acquired the power device business of Samsung Electronics Co., Ltd. for $414.9 million in cash. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets.

         On May 28, 2000, we acquired QT Optoelectronics, Inc. for approximately $92.0 million in cash and common stock. In addition, in conjunction with the acquisition, we assumed and immediately repaid $14.0 million of its long-term debt. That business designs, manufactures and markets optoelectronic products, including optocouplers, LED lamps and displays and infrared components.

         On September 8, 2000 we acquired KOTA Microcircuits, Inc. ("KOTA") and the power management business of Micro Linear Corporation ("Micro Linear") for a combined $23.1 million in cash and common stock. These businesses design and market analog products, including operational amplifiers, offline power switches and low power battery management.

         The acquisitions were accounted for as purchases, and accordingly, our operating results include the operating results of the businesses from their respective dates of acquisition.

FISCAL YEAR CHANGE

         We have changed our fiscal year-end from the last Sunday in May to the last Sunday in December. Our last fiscal year under our old accounting calendar was the year ended May 30, 1999. Our first full fiscal year following this change was the year ended December 31, 2000, which we refer to as Calendar 2000. The seven-month transition period is referred to as Stub Year 1999.

SEGMENT INFORMATION

         The following table sets forth the composition of trade revenue by reportable segments and contract manufacturing services as a percentage of total revenues, excluding one-time charges in Fiscal 1999 and the twelve months ended December 26, 1999, which we refer to as Calendar 1999, totaling $5.5 million in the Memory Division, which is included in the other segment along with optoelectronics products. Also excluded from the other segment in Calendar 2000 is a gain of $2.1 million resulting from the adjustment of distributor reserves originally recorded in connection with the 1999 Memory restructuring.



                                         Year Ended December        Stub Year            Fiscal Year Ended May
                                         -------------------------------------------------------------------------
                                          2000          1999          1999          1999         1998        1997
------------------------------------------------------------------------------------------------------------------
Analog                                    21.2%         20.2%          22.6%        13.5%         5.1%        0.0%
Discrete                                  42.0          37.9           40.3         30.1         23.7        23.8
Interface & Logic                         23.8          26.7           23.4         36.1         38.4        41.2
Other                                      7.3           5.1            4.5          9.4         13.4        19.9
------------------------------------------------------------------------------------------------------------------
      Subtotal trade Sales                94.3          89.9           90.8         89.1         80.6        84.9
Contract manufacturing services            5.7          10.1            9.2         10.9         19.4        15.1
------------------------------------------------------------------------------------------------------------------
      Total                              100.0%        100.0%         100.0%       100.0%       100.0%      100.0%
==================================================================================================================

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 26, 1999

     Comparative financial information for Calendar 2000 and Calendar 1999 is as follows:

                                                                             Calendar
                                                     Calendar                  1999
(In millions)                                          2000                 (unaudited)
---------------------------------------------------------------------------------------
Revenue:

      Net sales--trade                                $1,681.6               $1,037.6
      Contract manufacturing                             101.6                  116.9
---------------------------------------------------------------------------------------
           Total revenue                               1,783.2                1,154.5
Operating expenses:
      Cost of sales--trade                             1,078.7                  764.4
      Cost of contract manufacturing                      65.3                   84.3
      Research and development                            83.9                   53.1
      Selling, general and administrative                224.0                  162.8
      Purchased in-process research and
           development                                     9.0                   34.0
      Restructuring and impairments                       (5.6)                  16.8
---------------------------------------------------------------------------------------
           Total operating expenses                    1,455.3                1,115.4
---------------------------------------------------------------------------------------
Operating income (loss)                                  327.9                   39.1
Interest expense                                          81.3                   94.6
Interest income                                          (23.3)                  (0.7)
Other (income) expense, net                               (0.8)                    --
---------------------------------------------------------------------------------------
Income (loss) before income taxes                        270.7                  (54.8)
Provision (benefit) for income taxes                      (2.4)                  (2.2)
---------------------------------------------------------------------------------------
Net income (loss)                                       $273.1                 $(52.6)
=======================================================================================

         Results of Operations. We generated net income of $273.1 million in Calendar 2000, compared to a net loss of $(52.6) million in Calendar 1999. Excluding unusual charges (gains) and amortization of acquisition-related intangibles, net of tax effects, adjusted net income was as follows for Calendar 2000 and Calendar 1999, respectively:

                                                              Calendar           Calendar
                    (In millions)                               2000               1999
------------------------------------------------------------------------------------------
Net income (loss)                                              $273.1              $(52.6)
Restructuring and impairments                                    (5.6)               16.8
Purchased in-process research and development                     9.0                34.0
Non-recurring (gains) charges                                    (1.8)               36.1
Non-recurring release of deferred tax asset
     valuation allowance                                        (26.3)                 --
Amortization of acquisition-related intangibles                  37.6                26.0
Less associated tax effects                                      (3.5)               (5.7)
                                                               ---------------------------
Adjusted net income                                            $282.5               $54.6

         For Calendar 2000, restructuring and impairments were associated with an adjustment to reserves recorded in connection with the Memory restructuring, and a one-time gain on the sale of our former Mountain View, California facility. Purchased in-process research and development was recorded in connection with our acquisitions. Non-recurring (gains) charges included a $3.6 million write-off of deferred financing fees associated with the refinancing of our senior credit facility offset by a $(5.4) million adjustment to other reserves associated with the Memory restructuring action in 1999. Finally, we adjusted our deferred tax valuation reserves in Calendar 2000 as we determined that it was more likely than not that we would utilize our deferred tax assets. For Calendar 1999, restructuring and impairments we recorded in connection with our Analog and Memory restructuring actions. Purchased in-process research and development was recorded in connection with the acquisition of our power device business. Non-recurring charges included $15.4 million for other reserves associated with our Memory restructuring action, $12.4 million for the write-off of deferred financing fees and an $8.3 million charge for forgiveness of certain management tax loans in connection with our initial public offering.

         Operating income was $327.9 million in Calendar 2000, compared to $39.1 million in Calendar 1999. Excluding unusual charges (gains) detailed above, operating income was $325.9 million in Calendar 2000, compared to $113.6 million in Calendar 1999. The increase in operating income is due to higher revenues and gross profits due to improved pricing, new product introductions and improved business conditions, resulting in higher factory utilization. In addition, operating income improved due to a full year of power device results in Calendar 2000, compared to approximately nine months in Calendar 1999, and the effect on operating income from the acquisitions consummated in Calendar 2000.

         Excluding depreciation and amortization of $151.1 million and $130.8 million in Calendar 2000 and Calendar 1999, respectively, unusual charges (gains) and other (income) expense, earnings before interest, taxes, depreciation and amortization ("EBITDA") were $477.0 million in Calendar 2000 compared to $244.4 million in Calendar 1999. EBITDA is presented because we believe that it is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows as a measure of liquidity.

         Revenues. Our revenues consist of trade sales to unaffiliated customers (94.3% and 89.9% of total revenues in Calendar 2000 and Calendar 1999, respectively) and revenues from contract manufacturing services provided to National Semiconductor and Samsung Electronics (5.7% and 10.1% of total revenues in Calendar 2000 and Calendar 1999, respectively).

         Trade sales increased 62.1% to $1,681.6 million in Calendar 2000 compared with $1,037.6 million in Calendar 1999. The increase in our trade sales resulted from higher sales volume reflecting strength in end markets, the effect of acquisitions, higher average selling prices and an improved sales mix due to new product introductions.

         Geographically, 23.4%, 13.5%, 45.5% and 17.6% of trade sales were derived from North America, Europe, Asia/Pacific and Korea, respectively, in Calendar 2000, compared to 23.9%, 13.5%, 44.9% and 17.7%, respectively, in Calendar 1999. North American revenues increased 57.9% in Calendar 2000 from Calendar 1999. This increase was due to strong distribution sales in both the industrial and consumer markets and improvements in communications and computing, as well as the effect of acquisitions. Revenues in the Europe region increased 61.5% in Calendar 2000 from Calendar 1999. The increase in Europe was due to improvements in the communications, consumer and distribution markets, as well as the effect of acquisitions. Asia/Pacific region revenues increased 63.7% in Calendar 2000 from Calendar 1999. The increase is due to strength in the consumer segment, improved regional economic conditions, expansion into the China markets, the expansion of customers using Asian contract manufacturing locations and the effect of acquisitions. Our Korean region increased 60.5% in Calendar 2000 from Calendar 1999. This was primarily the result of the effect of a full year of power device business revenues in Calendar 2000.

         Contract manufacturing revenues decreased 13.1% to $101.6 million in Calendar 2000 compared to $116.9 million in Calendar 1999. The decrease in contract manufacturing revenues was due primarily to diminishing demand from National Semiconductor.

         Gross Profit. Gross profit increased 109.0% to $639.2 million, or 35.8% of sales, in Calendar 2000 compared to $305.8 million, or 26.5% of sales, in Calendar 1999. Excluding non-recurring charges (gains) associated with the Memory restructuring of $(5.4) million and $15.4 million in Calendar 2000 and Calendar 1999, respectively, gross profit increased 97.3% to $633.8 million in Calendar 2000 as compared to $321.2 million in Calendar 1999.

         Trade gross profits increased 120.7% to $602.9 million in Calendar 2000 from $273.2 million in Calendar 1999. Excluding non-recurring charges (gains) associated with the Memory restructuring action of ($5.4) million in Calendar 2000 and $15.4 million in Calendar 1999, trade gross profits increased 107.0% to $597.5 million in Calendar 2000 from $288.6 million in Calendar 1999. The increase in trade gross profit on both an historical and adjusted basis was due in part to a better sales mix resulting from new product introductions and slightly higher average selling prices, as well as the favorable effect of increased factory utilization.

         Contract manufacturing gross profits increased 11.4% to $36.3 million in Calendar 2000 from $32.6 million in Calendar 1999. The increase in contract manufacturing gross profit was due to favorable pricing adjustments and improved factory utilization, as well as incremental business with Samsung Electronics as a result of the acquisition of the power device business.

         Research and Development. Research and development expenses ("R&D") were $83.9 million, or 5.0% of trade sales, in Calendar 2000, compared to $53.1 million, or 5.1% of trade sales, in Calendar 1999. The increase in R&D spending was primarily due to spending on new product development and spending from our acquired businesses in Calendar 2000 which was not included in Calendar 1999. R&D efforts are focused on our growth products (Analog, Power MOSFET, Interface, CMOS, Logic and Optoelectronics).

         Selling, General and Administrative. Selling, general and administrative ("SG&A") expenses were $224.0 million, or 13.3% of trade sales, in Calendar 2000, compared to $162.8 million, or 15.7% of trade sales, in Calendar 1999. SG&A expenses for Calendar 1999 include an unusual charge of $8.3 million for the forgiveness of certain loans made to management investors for payment of individual income tax liabilities resulting from their ownership of our common stock. Excluding this unusual charge, SG&A was $154.5 million, or 14.9% of trade sales, in Calendar 1999. The increase in SG&A expenses (excluding the unusual charge) is primarily the result of higher selling expenses in support of higher sales volumes and the incremental SG&A associated with our acquired businesses including increased amortization of acquisition-related intangibles.

         Purchased In-process Research and Development. Purchased in-process research and development ("IPR&D") was $9.0 million for Calendar 2000. This was derived from the acquisitions of QT Optoelectronics, Inc., KOTA Microcircuits, Inc., and the power management business of Micro Linear Corporation. IPR&D for Calendar 1999 of $34.0 million represents the amount derived from the acquisition of the power device business of Samsung Electronics.

         Restructuring. We incurred a pre-tax restructuring gain of $5.6 million in Calendar 2000. The gain is a result of proceeds from the sale of our former Mountain View, California facility ($3.5 million) and the adjustment to restructuring reserves ($2.1 million) based upon final execution of several prior year plans. Restructuring and impairments of $16.8 million were recorded in Calendar 1999. We recorded charges taken in connection with the transfer of assembly and test activities from our former Mountain View, California facility to Penang, Malaysia ($2.7 million) and its wafer production to South Portland, Maine ($10.0 million). In addition, we recorded a charge related to the 1999 Memory restructuring action ($4.1 million).

         Interest Expense. Interest expense was $81.3 million in Calendar 2000, compared to $94.6 million in Calendar 1999. Interest expense in Calendar 2000 and Calendar 1999 includes unusual charges of $3.6 million and $12.4 million, respectively, for the write-off of deferred financing fees associated with the refinancing of our senior bank facilities in Calendar 2000 and Calendar 1999, as well as a write-off associated with the repayment of long-term debt in Calendar 1999. Excluding these charges, interest expense was $77.7 million in Calendar 2000 compared to $82.2 million in Calendar 1999. The decrease, excluding the unusual charges, is principally the result of reduced indebtedness, which was retired with the proceeds of the initial public offering of our common stock in August 1999, and the refinancing of our senior credit facilities in June 2000.

         Interest Income. Interest income was $23.3 million in Calendar 2000, compared to $0.7 million in Calendar 1999. The increase is due to higher cash balances in Calendar 2000 due in part from proceeds received from our January 2000 secondary stock offering.

         Other (Income) Expense. In Calendar 2000 we recorded a gain on the buy-back of $15.0 million of our 10 1/8% senior subordinated notes. This gain of $0.8 million is included in other (income) expense.

         Income Taxes. Income tax benefit was $2.4 million in Calendar 2000, compared to a tax benefit of $2.2 million in Calendar 1999. Included in Calendar 2000 is a one-time tax benefit of $26.3 million, recorded in the fourth quarter, related to a reduction in the deferred tax asset valuation allowance. Management now believes that it is more likely than not these assets will be realizable and, accordingly, reduced the valuation allowance on those deferred tax assets. Without the effect of the one-time benefit, our tax expense would have been $23.9 million, or an effective tax rate of 8.9%, compared to an effective tax rate of 4.0% in Calendar 1999. The increase in our effective tax rate, excluding the one-time benefit, is due to a tax provision recorded in the United States in Calendar 2000 which was not recorded in Calendar 1999.

         In accordance with the provisions of SFAS No. 131, comparative disclosures of selected operating results of our reportable segments is as follows:

         Analog and Mixed Signal Products Group. In Calendar 2000, our Analog Group expanded due to the acquisitions of KOTA and Micro Linear. Its product offerings include standard linear products such as operational amplifiers, low drop out regulators and ground fault interrupters, motor control integrated circuits, smart power switches and D/C to D/C converters. Analog revenues increased 62.1% to $378.7 million in Calendar 2000 from $233.6 million in Calendar 1999. The increase in Analog revenue reflects improved business conditions resulting in both higher sales volumes and increased prices, the benefit of a full year of analog power device revenues, the introduction of new products and incremental sales from the KOTA and Micro Linear acquisitions.

         Analog had operating income of $40.6 million in Calendar 2000 as compared to $22.9 million in Calendar 1999. The increase in Analog's operating income was due to higher revenues, the beneficial effect of moving wafer manufacturing to South Portland, Maine, the benefit of a full year of operating income from analog power device products and incremental operating income generated by the addition of KOTA and Micro Linear, offset by higher costs on certain subcontracted wafers.

         Discrete Products Group. Our Discrete Group designs, manufactures and markets a broad line of Power MOSFETs, IGBT, power bipolar transistors for both high and low voltage applications, small signal transistors and diodes. An increasing volume of DMOS power MOSFETs are manufactured using our leading edge Trench technology. Discrete revenues increased 71.0% to $749.0 million in Calendar 2000, compared to $437.9 million in Calendar 1999. The increase was across all product lines, as both volume and prices increased over the comparable prior year period. The increase was also a result of a full year of discrete power device revenues.

         Discrete had operating income of $129.7 million in Calendar 2000 as compared to $25.8 million in Calendar 1999. The increase in Discrete operating income was due to higher revenues and improved gross profits due to a better sales mix resulting from new product introductions, including Power MOSFET products, improved factory utilization and the benefit of a full year of operating income from discrete power device products.

         Interface and Logic Products Group. Our Interface and Logic Group designs, manufactures and markets a broad line of high-performance interface and standard logic products. Its interface products include building block products such as FST and GTL, and standards-specific products such as dual inline memory drivers and Universal Serial Bus. Its logic products focus on the growing CMOS logic market, from industry standard FACT and HCMOS to new products such as TinyLogic, LCX and LVT. Its products also include mature bipolar logic products such as FAST, LS and TTL. Logic revenues increased 37.9% to $424.2 million in Calendar 2000, compared to $307.7 million in Calendar 1999. The increase in Interface and Logic revenues was due to volume increases, resulting from strengthened demand, average selling price increases and improved mix due to new product introductions.

         Interface and Logic had operating income of $106.5 million in Calendar 2000, compared to $33.4 million in Calendar 1999. The increase in operating income was due to higher revenues and improved gross profits due to improved pricing, a better sales mix resulting from new product introductions, particularly Interface and Tiny Logic, and improved factory utilization.

SEVEN MONTHS ENDED DECEMBER 26, 1999 COMPARED TO SEVEN MONTHS ENDED DECEMBER 27, 1998

         Comparative financial information for the Stub Year 1999 and the seven months ended December 27, 1998, which we refer to as the first seven months of Fiscal 1999, is as follows:

                                                                        Seven
                                                                    Months Ended
                                                  Stub Year         December 27,
(In millions)                                        1999               1998
--------------------------------------------------------------------------------
                                                                     (unaudited)
Revenue:
      Net sales -- trade                            $714.0             $322.3
      Contract manufacturing                          72.2               38.0
--------------------------------------------------------------------------------
           Total revenue                             786.2              360.3
Operating expenses:
      Cost of sales -- trade                         499.9              252.6
      Cost of contract manufacturing                  51.4               32.9
      Research and development                        35.0               21.3
      Selling, general and administrative            117.4               52.9
      Restructuring and impairments                     --                4.5
--------------------------------------------------------------------------------
           Total operating expenses                  703.7              364.2
--------------------------------------------------------------------------------
Operating income (loss)                               82.5               (3.9)
Interest expense                                      56.5               34.3
Interest income                                       (0.3)              (0.1)
--------------------------------------------------------------------------------
Income (loss) before income taxes                     26.3              (38.1)
Provision (benefit) for income taxes                   5.0               (7.6)
--------------------------------------------------------------------------------
Net income (loss)                                    $21.3             $(30.5)
================================================================================

         Results of Operations. We generated net income of $21.3 million in Stub Year 1999, compared to a net loss of $30.5 million in the first seven months of Fiscal 1999. Excluding unusual charges and amortization of acquisition-related intangibles of $15.5 million and $19.5 million, respectively, in Stub Year 1999, and $4.5 million and $2.0 million, respectively, in the first seven months of Fiscal 1999, net of tax effects, we had adjusted net income of $54.5 million for Stub Year 1999 compared to an adjusted net loss of $25.3 million in the first seven months of Fiscal 1999. Unusual charges in Stub Year 1999 included initial public offering-related charges of $8.3 million, recorded in selling, general and administrative expenses ("SG&A"), for the forgiveness of certain loans made to our management investors for payment of individual income tax liabilities resulting from their ownership of our common stock, and $7.2 million, recorded in interest expense, for the write-off of deferred financing fees associated with the debt repaid with the proceeds from the initial public offering. Unusual charges in the first seven months of Fiscal 1999 were due to restructuring charges as a result of a workforce reduction. Operating income was $82.5 million in Stub Year 1999, compared to an operating loss of $3.9 million in the first 0 0 seven months of Fiscal 1999. Excluding unusual charges, operating income was $90.8 million in Stub Year 1999, compared to $0.6 million in the first seven months of Fiscal 1999. The increase in operating income is due to the acquisition of the power device business from Samsung Electronics and higher revenues and gross profits due to new product introductions and improved business conditions, resulting in higher factory utilization in Stub Year 1999 as compared to the first seven months of Fiscal 1999.

         Excluding depreciation and amortization of $82.3 million and $55.1 million in Stub Year 1999 and the first seven months of Fiscal 1999, respectively, and unusual charges, EBITDA was $173.1 million in Stub Year 1999 compared to $55.7 million in the first seven months of Fiscal 1999.

         Revenues. Our revenues consist of trade sales to unaffiliated customers (90.8% and 89.5% of total revenues in Stub Year 1999 and the first seven months of Fiscal 1999, respectively) and revenues from contract manufacturing services provided to National Semiconductor and Samsung Electronics (9.2% and 10.5% of total revenues in Stub Year 1999 and the first seven months of Fiscal 1999, respectively).

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

         Geographically, 20.7%, 12.2%, 45.6% and 21.5% of trade sales were derived from North America, Europe, Asia/Pacific and Korea, respectively, in Stub Year 1999. Excluding sales from the power device business, 31.8%, 17.5% and 50.7% of trade sales were derived from North America, Europe and Asia/Pacific (including Korea), respectively, in Stub Year 1999, compared to 40.3%, 18.4% and 41.3%, respectively, in the first seven months of Fiscal 1999. Excluding sales from the power device business, Asia/Pacific region revenues increased 58.2% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in the Asia/Pacific region is due to strength in the consumer and personal computer markets, as well as improved economic conditions. Revenues in the Europe region increased 22.5% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in Europe is due to improved telecommunications, consumer and distribution markets. North American revenues increased 2.0% in Stub Year 1999 over the first seven months of Fiscal 1999. The increase in North America is the result of improved market conditions off set by the continued move of contract manufacturers to locations outside North America.

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

         Gross Profit. Gross profit increased 214.0% to $234.9 million in Stub Year 1999 compared to $74.8 million in the first seven months of Fiscal 1999. Excluding the gross profit derived from power device products, gross profit increased 71.8% in Stub Year 1999 over the first seven months of Fiscal 1999. As a percentage of trade sales, gross trade profits were 30.0% in Stub Year 1999. Excluding the power device business, gross trade profits as a percentage of trade sales were 28.4% in Stub Year 1999 compared to 21.6% in the first seven months of Fiscal 1999. The increase in gross trade profit as a percentage of trade sales was due to the favorable effect of increased factory utilization and the full benefit of cost reduction actions undertaken in Fiscal 1999, offset by lower average selling prices. Average selling prices for Stub Year 1999 were lower than the first seven months of Fiscal 1999, despite higher average selling prices in the second half of Stub Year 1999 over the first half of Stub Year 1999, particularly for Discrete and Logic products.

         Contract manufacturing gross profit increased 307.8% to $20.8 million in Stub Year 1999 compared to $5.1 million in the first seven months of Fiscal 1999. The increase in contract manufacturing gross profit is due to incremental business with Samsung Electronics as a result of the acquisition of the power device business and greater demand from National Semiconductor reflective of improved market conditions. Contract manufacturing gross profit for the first seven months of Fiscal 1999 included $13.0 million of fixed cost reimbursement under our manufacturing agreements with National Semiconductor.

         Research and Development. R&D was $35.0 million, or 4.9% of trade sales, in Stub Year 1999, compared to $21.3 million, or 6.6% of trade sales, in the first seven months of Fiscal 1999. The increase in R&D expenses is driven by the dedicated R&D costs incurred by the power device business in Stub Year 1999 which we did not incur in the first seven months of Fiscal 1999. R&D efforts are focused on our growth products (Analog, DMOS power and CMOS logic). R&D expenditures for these growth products were 5.7% and 9.0% of trade sales in Stub Year 1999 and the first seven months of Fiscal 1999, respectively. R&D expenditures for our mature products (Bipolar Logic, Bipolar Discretes and EPROM) were less than 1% of trade sales for both Stub Year 1999 and the first seven months of Fiscal 1999. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively smaller R&D requirements of the power device business as a percentage of sales.

         Selling, General and Administrative. SG&A expenses were $117.4 million, or 16.4% of trade sales, in Stub Year 1999, compared to $52.9 million, or 16.4% of trade sales, in the first seven months of Fiscal 1999. SG&A expenses for Stub Year 1999 include an unusual charge of $8.3 million for the forgiveness of certain loans made to our management investors for payment of individual income tax liabilities resulting from their ownership of our common stock. Excluding this unusual charge, SG&A was $109.1 million, or 15.3% of trade sales, in Stub Year 1999. The increase in SG&A expenses (excluding the unusual charge) is primarily the result of the incremental SG&A expenses of the power device business which we did not incur in the first seven months of Fiscal 1999, including amortization of acquisition-related intangibles, and increased selling expenses for the pre-existing business due to higher sales volume.

         Restructuring. We incurred a pre-tax restructuring charge of approximately $4.5 million in the first seven months of Fiscal 1999. The charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions, then representing approximately 10% of our payroll.

         Interest Expense. Interest expense was $56.5 million in Stub Year 1999, compared to $34.3 million in the first seven months of Fiscal 1999. Interest expense in Stub Year 1999 includes an unusual charge of $7.2 million for the write-off of deferred financing fees associated with debt retired with the proceeds from the initial public offering. Excluding this charge, interest expense was $49.3 million in Stub Year 1999. The increase, excluding the unusual charges, is principally the result of indebtedness incurred to finance the power device business acquisition, which occurred in the fourth quarter of Fiscal 1999.

         Interest Income. Interest income was $0.3 million for Stub Year 1999 compared to $0.1 million for the first seven months of Fiscal 1999. This was due to higher average cash balances in Stub Year 1999 compared to the first seven months of Fiscal 1999.

         Income Taxes. Income tax expense (benefit) was $5.0 million for Stub Year 1999, compared to a tax benefit of $7.6 million in the first seven months of Fiscal 1999. The effective tax rates for Stub Year 1999 and the first seven months of Fiscal 1999 on book pre-tax income were 19.0% and 19.9%, respectively. In Stub Year 1999, the current tax provision is based on income generated from our foreign operations, excluding Korea where we benefit from a tax holiday. The decrease in deferred tax benefits is due to profits earned in Stub Year 1999 and our limited ability to recognize the future benefit of U.S. net operating loss carryforwards. In addition, deferred tax expense was booked in Korea to account for future book deductions in excess of future tax deductions arising beyond the tax holiday period.

Comparative financial information for our reportable segments is as follows:

         Analog and Mixed Signal Products Group. We formed the Analog and Mixed Signal Products Group upon completion of the acquisition of Raytheon. This division has expanded due to the inclusion of the analog products of the power device business. Analog revenues increased 334.2% to $177.6 million in Stub Year 1999 from $40.9 million in the first seven months of Fiscal 1999. Stub Year 1999 includes the analog revenues of the power device business, which is not included in the first seven months of Fiscal 1999. Normalized to exclude power device products, Analog revenues were $47.0 million in Stub Year 1999, an increase of 14.9% from the first seven months of Fiscal 1999. The increase is due to improved business conditions and new product revenues, which more than offset revenue decreases in mature products.

         Analog had operating income of $19.6 million in Stub Year 1999 as compared to a loss of $6.7 million in the first seven months of Fiscal 1999. Excluding analog power device products, Analog had an operating loss of $12.4 million in Stub Year 1999. The increase in Analog's operating loss (excluding analog power device products) was due to an unfavorable sales mix and increased valuation reserves in anticipation of the closure of the Mountain View, California wafer fab, which occurred in the latter part of Stub Year 1999.

         Discrete Products Group. In Stub Year 1999, Discrete expanded due to the inclusion of the discrete products of the power device business. Discrete revenues increased 229.8% to $316.9 million in Stub Year 1999, compared to $96.1 million in the first seven months of Fiscal 1999. Stub Year 1999 includes the discrete revenues of the power device business which are not included in the first seven months of Fiscal 1999. Excluding discrete power device products, Discrete revenues increased 54.6% to $148.6 million in Stub Year 1999 from the first seven months of Fiscal 1999. The increase was across all product lines. DMOS products increased 81.9% over the first seven months of Fiscal 1999. Revenues for mature Bipolar products grew 13.7% in Stub Year 1999 over the first seven months of Fiscal 1999.

         Discrete had operating income of $24.6 million in Stub Year 1999 as compared to $5.3 million in the first seven months of Fiscal 1999. Excluding discrete power device products, Discrete had operating income of $13.3 million in Stub Year 1999. The increase in Discrete operating income was due to higher revenues and improved gross profits due to improved factory utilization and higher average selling prices.

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

         Logic had operating income of $20.9 million in Stub Year 1999, compared to $6.3 million in the first seven months of Fiscal 1999. The increase in operating income was due to higher revenues and improved gross profits due to improved factory utilization.

YEAR ENDED MAY 30, 1999 COMPARED TO YEAR ENDED MAY 31, 1998

         Results of Operations. We incurred a net loss of $114.1 million in Fiscal 1999, compared to net income of $20.6 million in Fiscal 1998. The net loss in Fiscal 1999 includes pre-tax charges totaling $75.9 million for in-process research and development ($34.0 million) and the write-off of deferred financing fees in connection with a refinancing of our senior credit facilities ($5.2 million) as part of the acquisition of the power device business of Samsung Electronics in April 1999, and restructuring and related charges totaling $36.7 million. The Fiscal 1999 restructuring charges pertain to a workforce reduction undertaken in the first quarter ($4.5 million), the transfer of Analog assembly and test operations in the third quarter ($2.7 million), the closure of the Mountain View facility ($10.0 million) recorded in the fourth quarter and the restructuring of the Memory business ($19.5 million), also in the fourth quarter. The charge for the Memory restructuring includes $5.5 million and $9.9 million recorded as a reduction to revenue and an increase to cost of sales, respectively, for additional sales and inventory reserves associated with the restructuring. Net income in Fiscal 1998 includes pre-tax charges of $15.5 million for in-process research and development associated with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of a change in accounting principle. Excluding unusual charges, net of tax effect, and amortization of acquisition-related intangibles of $8.4 million and $1.4 million in Fiscal 1999 and Fiscal 1998, respectively, we incurred a net loss of $33.4 million in Fiscal 1999, compared to net income of $33.5 million in Fiscal 1998. The decrease is due primarily to soft market conditions in the semiconductor industry that persisted for much of Fiscal 1999, which resulted in severe price competition and factory underutilization, particularly in the first half of Fiscal 1999, which negatively impacted gross profit.

         We incurred an operating loss of $47.4 million in Fiscal 1999, compared to operating income of $87.3 million in Fiscal 1998. Excluding unusual charges, operating income was $23.3 million in Fiscal 1999, compared to $102.8 million in Fiscal 1998. Excluding unusual charges and depreciation and amortization of $103.7 million and $84.6 million in Fiscal 1999 and Fiscal 1998, respectively, EBITDA was $127.0 million in Fiscal 1999, compared to $187.4 million in Fiscal 1998.

         Revenues. Our revenues consist of trade sales to unaffiliated customers (89.0% and 80.6% of total revenues in Fiscal 1999 and Fiscal 1998, respectively) and contract manufacturing services to National Semiconductor (11.0% and 19.4% of total revenues in Fiscal 1999 and Fiscal 1998, respectively). Trade sales increased 2.9% to $654.1 million in

Fiscal 1999 from $635.8 million in Fiscal 1998. Trade sales in Fiscal 1999 include those of the power device business since the acquisition date of April 13, 1999, and a full-year of Analog. Additionally, trade sales have been reduced by $5.5 million in Fiscal 1999 for one-time charges for additional sales reserves as a result of the Memory restructuring. Trade sales in Fiscal 1998 include those of Analog since the acquisition date of December 31, 1997. Excluding Power Device revenues, one time charges and normalizing Analog sales for the non-comparable periods, trade sales decreased 14.0% in Fiscal 1999 from Fiscal 1998. All segments reported trade sales decreases from the prior year, due to industry-wide soft market conditions that were prevalent for much of Fiscal 1999. These soft market conditions, caused by the Asian financial crisis and excess capacity in the semiconductor industry as a whole, resulted in severe price pressures, which accounted for the majority of the revenue shortfall on a comparable basis. Unit volume was flat for Fiscal 1999 as compared to Fiscal 1998.

         Geographically, 33%, 17% and 50% of our trade sales in Fiscal 1999 were generated in the United States, Europe and Asia, respectively, compared to 38%, 21% and 41%, respectively, in Fiscal 1998. Soft market conditions prevalent in Fiscal 1999 negatively impacted all geographic regions. Trade sales in the United States decreased 9.8% in Fiscal 1999 from Fiscal 1998. Excluding one-time charges, trade sales decreased 7.6%. Trade sales in Europe decreased 16.1% in Fiscal 1999 from Fiscal 1998. Trade sales in Asia increased 24.3% in Fiscal 1999 over Fiscal 1998. Asia sales include those in Southeast Asia, Korea and Japan. The increase in trade sales is due entirely to the acquisition of the power device business. Excluding the power device business, Asia trade sales decreased 2.1% in Fiscal 1999 from Fiscal 1998.

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

         Contract manufacturing gross profit decreased 54.3% in Fiscal 1999 from Fiscal 1998. As a percentage of contract manufacturing revenue, contract manufacturing gross profit was 20.5% in Fiscal 1999, compared to 23.7% in Fiscal 1998. The decrease in contract manufacturing gross profit as a percent of contract manufacturing revenues is due to the negative effects of lower factory utilization due to reduced demand from National Semiconductor and an unfavorable sales mix toward ABiC wafers produced in our six-inch fab in South Portland, Maine.

         Research and Development. R&D expenses were $39.3 million, or 6.0% of trade sales in Fiscal 1999, compared to $35.7 million, or 5.6% of trade sales in Fiscal 1998. The increase in R&D expenses is due to the addition of the R&D expenses of the power device business and a full year of Analog R&D expenses in Fiscal 1999, as compared to five months of Analog R&D expenses recorded in Fiscal 1998. R&D efforts are focused on our growth products (CMOS logic, DMOS, Analog and the power device business products). In Fiscal 1999, R&D expenditures were 7.7% of trade sales for these growth products, and 3.0% of trade sales for all other products. In Fiscal 1998, R&D expenditures were 8.7% and 2.7% for growth and all other products, respectively. The decrease in R&D expenditures for growth products as a percentage of trade sales is due to the relatively small R&D requirements of the power device business as a percentage of sales.

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

         Restructuring. Fiscal 1999 included restructuring charges of $21.3 million, as we took several actions during Fiscal 1999 to reduce costs and improve profitability in a number of areas. In the fourth quarter of Fiscal 1999, we took a pre-tax charge of $4.1 million for actions to improve the profitability of the Memory Products Group. These actions include transferring wafer fabrication activities in Salt Lake City, Utah to third-party subcontractors and obsoleting Memory product lines. The charge consists of $3.9 million for non-cash asset impairments at our facilities in Salt Lake City, Utah and Sunnyvale, California, and $0.2 million for severance and employee separation costs. In addition, we took charges of $5.5 million and $9.9 million recorded to revenue and cost of sales, respectively, for additional sales and inventory reserves. Including these charges, the total charge for the Memory restructuring was $19.5 million.

         In the fourth quarter of Fiscal 1999, we took a pre-tax charge of $10.0 million for the closure of our Mountain View facility, which supports the Analog Products Group. We are transferring Analog wafer fabrication activities to our facility in South Portland, Maine. As a result of this transfer, we expect a substantial reduction in Analog wafer costs and improved gross profit. The charge consists of $4.0 million for severance and employee separation costs, $4.5 million for non-cash asset impairments, including a one-time loss for the sale of the Mountain View facility of $1.9 million and $1.5 million in other exit costs. In March 1999, we sold the facility for $30.2 million, net of closing costs, $0.5 million in escrow to cover demolition costs, and a $3.5 million holdback, payment of which is contingent upon either favorable action or no action within one year of the sale date by the City of Mountain View with respect to the buyer's application to increase the building density on the site. We view the holdback as a contingent gain, and as such did not record this amount in the Statement of Operations. We expect, however, that a favorable ruling will be granted which will enable us to record a one-time gain from receipt of the holdback in a subsequent period. In the third quarter of Fiscal 1999, we took a pre-tax charge of $2.7 million for the transfer of Analog assembly and test activities from its Mountain View facility to our facility in Penang, Malaysia and various third- party subcontractors. The charge consisted of $1.9 million for non-cash asset impairments and $0.8 million for severance and employee separation costs. Total charges for Analog restructuring activities, including the loss on sale of the Mountain View facility, were $12.7 million in Fiscal 1999.

         In the first quarter of Fiscal 1999, we took a pre-tax restructuring charge of $4.5 million in connection with a plan to reduce costs and improve operating efficiencies. The charge consisted of $3.7 million for severance and employee separation costs related to the reduction of approximately 600 salaried, hourly and temporary positions in the United States and Cebu, the Philippines, representing approximately 10% of our payroll. In addition, $0.8 million was recorded for the write-off of various idle assets in our Mountain View and Salt Lake City facilities.

         Interest expense. Interest expense was $72.3 million in Fiscal 1999, compared to $56.5 million in Fiscal 1998. The increase was due to the write-off of deferred financing fees of $5.2 million in connection with the refinancing of its senior credit facilities as part of the acquisition of the power device business, incremental interest expense as a result of additional indebtedness incurred to finance the acquisition, a full year of interest expense on borrowings to finance the Raytheon acquisition, as compared to five months in Fiscal 1998 and interest expense on short-term borrowings in Fiscal 1999 which did not occur in Fiscal 1998.

         Interest income. Interest income was $0.5 million in Fiscal 1999, compared to $2.0 million in Fiscal 1998. The decrease is due to lower average cash balances in Fiscal 1999 compared to Fiscal 1998.

         Income Taxes. Income tax expense (benefit) was a benefit of $(5.1) million in Fiscal 1999, compared to income tax expense of $10.7 million in Fiscal 1998. The effective tax rate for Fiscal 1999 was 4.3%, compared to 32.6% in Fiscal 1998. The decrease in the effective rate is due to our inability to carry back our Fiscal 1999 operating loss due to the short time we have operated as a stand-alone entity and a tax holiday for income generated by our Korean subsidiary, Fairchild Korea Semiconductor Ltd., formed as a result of the acquisition of the power device business. Fairchild Korea Semiconductor Ltd. has been granted a ten year tax holiday. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate.

 Comparative financial information for our reportable segments is as follows:

         Analog and Mixed Signal Products Group. Analog revenues increased 149.3% to $99.7 million in Fiscal 1999 from $40.0 million in Fiscal 1998. Fiscal 1999 includes the analog revenues of the power device business since the date of acquisition. Fiscal 1998 includes revenues of Analog from the acquisition date of Raytheon. Normalized to exclude power device products and the non-comparable period of Analog sales in Fiscal 1999, Analog revenues were $29.4 million in Fiscal 1999, a decrease of 26.5% from Fiscal 1998. The decrease for the comparable period in Fiscal 1999 from Fiscal 1998 is due to revenue decreases in its mature products, combined with lower than anticipated new product revenues.

         Analog generated an operating loss of $4.5 million in Fiscal 1999 excluding restructuring charges, compared to operating income of $1.1 million in Fiscal 1998. Excluding the effect of the power device business and normalized for the non-comparable period of Analog operating results in Fiscal 1999, Analog generated an operating loss of $15.3 million in Fiscal 1999. The decrease in operating income is primarily driven by the decline in revenues.

         Discrete Products Group. Discrete revenues increased 19.0% to $222.8 million in Fiscal 1999, compared to $187.3 million in Fiscal 1998. Fiscal 1999 includes the discrete revenues of the power device business since the date of acquisition. Excluding discrete power device products, Discrete revenues decreased 3.7% in Fiscal 1999 from Fiscal 1998. The decrease is attributable to lower revenues for its mature Bipolar products, which decreased 18.1% from Fiscal 1998, partially offset by higher revenues for its DMOS products, which increased 7.9% from Fiscal 1998.

         Discrete generated operating income of $16.8 million in Fiscal 1999, compared to operating income of $35.6 million in Fiscal 1998. Excluding the effect of the power device business, Discrete generated operating income of $14.6 million in Fiscal 1999. The decrease was due primarily to lower gross profit as a result of unfavorable sales mix, the negative effect of underutilization of the Salt Lake City fab, and inventory write-downs in the Cebu, the Philippines assembly and test facility.

         Interface and Logic Products Group. Price competition was particularly intense in Interface and Logic in Fiscal 1999. Interface and Logic revenues decreased 11.7% to $267.6 million in Fiscal 1999, compared to $303.0 million in Fiscal 1998. Revenues for interface products grew 573% in Fiscal 1999 over Fiscal 1998, due to success of new product introductions. This increase was more than offset by a 14.4% decrease in logic products revenues. The decrease in logic products revenues is primarily attributable to lower bipolar logic revenues, which decreased 29.4% from Fiscal 1998. CMOS revenues decreased 2.9% in Fiscal 1999 over Fiscal 1998. Overall, new product revenues doubled in Fiscal 1999 over Fiscal 1998.

         Interface and Logic generated operating income of $18.8 million in Fiscal 1999, compared to $43.1 million in Fiscal 1998. The decrease in operating income is attributable to lower average selling prices due to soft market conditions in Fiscal 1999.

IN-PROCESS RESEARCH AND DEVELOPMENT

         Acquisition of the Power Device Business. In connection with the acquisition of the power device business we allocated $34.0 million of the purchase price to in-process research and development projects in Fiscal 1999. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

         Our management assessed and allocated values to the in-process research and development. The value assigned to these assets was determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the power device business' next generation products. A discussion of the most significant projects follows.

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

         The fair values assigned to each of the significant projects and estimated time to complete are reported below. The estimated costs to complete for these projects, which were estimated to be $4.7 million at the time of acquisition, were expected to be spent evenly for the remainder of their respective development cycles.

                                             Fair              Man-Months
Product (In millions)                        Value            To Complete
-------------------------------------------------------------------------
Smart Power Switch                         $ 13.9                  57
Motor IC                                      8.2                 131
IGBT                                          6.5                  25
All Others                                    5.4                 147
-------------------------------------------------------------------------
     Total                                 $ 34.0                 360
=========================================================================

         The material risks associated with the successful completion of the in-process technology are associated with the power device business' ability to successfully finish the creation of viable prototypes and successful design of the chips and masks required. We expect to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users. The release dates for each of the products within the product families are varied. The initial benefit received from the significant in-process technologies occurred during the second half of calendar year 1999.

         The methodology used to assign value to purchased in-process research and development was the income approach, which included an analysis of the markets, cash flows and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included revenue and operating margin projections and determination of the applicable discount rate. The forecast for the in-process project related products relied on sales projections that were based on targeted market share and pricing estimates over the expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues were expected to exceed $200.0 million by 2003. Operating expenses for these products included cost of goods sold and selling, general and administrative expenses. Operating expenses were estimated as a percentage of revenue and were consistent with historical results.

         The forecasts used by us in valuing in-process research and development were based upon assumptions we believe to be reasonable but which are inherently uncertain and unpredictable. We cannot assure you that the underlying assumptions used to estimate expected project sales or profits, or the events associated with such projects, will transpire as estimated. Our assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

         The discount rate selected for power device business' in-process technology was 20%. This discount rate is greater than our weighted average cost of capital (approximately 15% at the date of acquisition of the power device business) and reflects the risk premium associated with achieving the forecasted cash flows associated with these projects. These risks include the uncertainties in the economic estimates described above; the inherent uncertainty surrounding the successful development of the purchased in-process technology; the useful life of such technology; the profitability levels of such technology; and the uncertainty of technological advances that are unknown at this time.

         As of December 31, 2000, revenues recognized from these product families were not lower than the forecasted revenues used in the calculation of the in-process research and development value.

         Acquisition of Raytheon. In connection with the acquisition of Raytheon, we allocated $15.5 million of the purchase price to in-process research and development projects in Fiscal 1998. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

         Our management assessed and allocated values to the in-process research and development. The values assigned to each purchased R&D project were determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the related products. The products associated with these projects include a broad range of semiconductor products used in power management and video integrated circuits, including personal computers, broadcast video and data communications. The projects identified can be categorized in the analog or video product families.

         Analog Family. This family's strategy focuses on (i) a higher integration of ground fault interruptor chips and (ii) power for desktop personal computers, notebook personal computers and cellular telephones. As of the acquisition date, the remaining efforts for the projects to be completed included starting and completing the beta testing phase of the development process, with a total remaining cost to complete the testing of approximately $2.5 million and anticipated release dates by the end of fiscal 1998.

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

         The material risks associated with the successful completion of the in-process technology include our ability to successfully finish the creation of viable prototypes, design the chips and masks required and achieve a high degree of market acceptance of these new products. As of the acquisition date, we expected to benefit from the in-process projects as the individual products that contain the in-process technology are put into production and sold to end-users.

         The methodology used to assign value to purchased in-process research and development projects was the income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included projected revenues, operating margins and determining an appropriate discount rate. The forecast for the in-process project related products relied on sales estimates that were based on targeted market share, pricing estimates and expected product life cycles. In the model used to value the in-process research and development projects, total projected revenues from these products were expected to exceed $150.0 million by fiscal 2002. Revenues were expected to peak in fiscal 2001 and decline thereafter as other new products and technologies were expected to enter the market. Operating expenses for these products included cost of goods sold and selling, general and administrative expenses. Operating expenses were estimated as a percentage of revenues and were consistent with historical results. The discount rate utilized for the acquired in-process technologies was estimated at 22.5% in consideration of our 15% weighted average cost of capital. The discount rate utilized for the in-process technology was determined to be higher than our weighted average cost of capital due to the fact that the technology had not yet reached technological feasibility as of the date of valuation.

         As of December 31, 2000, total actual revenues in the analog and video families associated with the in-process R&D projects were approximately 60% of total expected revenues, impacting both analog and video products. The revenue shortfall in the analog family and the associated reduction in expected cash flows was driven by lower demand from personal computer customers. The revenue and cash flow shortfall in the video family was driven by unfavorable market conditions which existed during fiscal 1999 from which we were not able to recover. The weaker cash flows from these projects has not had, nor is expected to have, any material adverse impact on our results of operations or our financial position, including the recoverability of intangible assets.

LIQUIDITY AND CAPITAL RESOURCES

         We have a borrowing capacity of $300.0 million on a revolving basis for working capital and general corporate purposes, including acquisitions, under our senior credit facility. At December 31, 2000, we had drawn approximately $120.2 million under our senior credit facility.

         Our senior credit facility, the indenture governing the 10 1/8% Senior Subordinated Notes and the indenture governing the 10 3/8% Senior Subordinated Notes do, and other debt instruments we may enter into in the future may, impose various restrictions and covenants on us which could potentially limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. The restrictive covenants include limitations on consolidations, mergers and acquisitions, restrictions on creating liens, restrictions on paying dividends or making other similar restricted payments, restrictions on asset sales and limitations on incurring indebtedness, among other restrictions. The covenants relating to financial ratios include minimum fixed charge and interest coverage ratios and a maximum leverage ratio. The senior credit facility also limits our ability to modify our certificate of incorporation, bylaws, stockholder agreements, voting trusts or similar arrangements. In addition, the senior credit facility, the indenture governing the 10 1/8% Senior Subordinated Notes and the indenture governing the 10 3/8% Senior Subordinated Notes contain additional restrictions limiting the ability of our subsidiaries to pay dividends or make advances to us. However, our subsidiaries are permitted without material restrictions under our debt instruments to pay dividends or make advances to us. We believe that those funds permitted to be transferred to us, together with existing cash, will be sufficient to meet our cash obligations. We expect that our existing cash and available funds from our senior credit facility and funds generated from operations, will be sufficient to meet our anticipated operating requirements and to fund our research and development and capital expenditures for the next twelve months. We had capital expenditures of approximately $301.9 million in 2000, primarily to expand capacity at all of our major manufacturing fabs and assembly and test centers. Additional borrowing or equity investment may be required to fund future acquisitions.

         On January 25, 2000, we completed a follow-on public offering of 23,500,000 shares of our Class A Common Stock at a price of $33.4375 per share. In addition, we sold 1,410,000 shares and 2,115,000 shares were sold by an existing stockholder pursuant to the underwriter's overallotment option. The underwriting discount was $1.50 per share. The 23,500,000 shares included 6,140,880 newly issued shares and 17,359,120 shares sold by existing stockholders, including all remaining shares owned by National Semiconductor, our former parent. We did not receive any proceeds from shares sold by existing stockholders. Our net proceeds after the underwriting discount and other related expenses were approximately $240.0 million.

         On June 6, 2000, we refinanced our senior credit facility, converting approximately $117.8 million of outstanding senior term debt into a new revolving credit line with total borrowing capacity of $300.0 million. Borrowings under the new credit agreement accrue interest based on either the bank's rate or the Eurodollar rate, at our option. The interest rate at December 31, 2000 was 7.8%. Borrowings under the agreement are secured by a pledge of common stock of Fairchild Semiconductor Corporation and certain of its subsidiaries. The maturity date of the senior credit facility is June 6, 2004.

         As of December 31, 2000, our cash and cash equivalents balance was $401.8 million, an increase of $263.1 million from December 26, 1999.

         During Calendar 2000, our operations provided $381.1 million in cash compared to $172.4 million of cash in

Calendar 1999. The increase in cash provided by operating activities primarily reflects the increase in net income in Calendar 2000 compared to Calendar 1999. Cash used in investing activities during Calendar 2000 totaled $346.7 million, compared to $483.9 million in Calendar 1999. The decrease in cash used in investing activities is a result of an increase in capital expenditures, offset by a decrease in cash used for acquisitions. Cash provided by financing activities of $228.7 million for Calendar 2000 was primarily from the issuance of common stock in our secondary offering in January 2000. Cash provided by financing activities of $447.0 million in Calendar 1999 was due primarily to proceeds from the initial public offering of our common stock, issuance of 10 1/8% Senior Subordinated Notes and refinancing of our revolving credit facility, offset by repayment of long-term debt.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, we utilize derivative financial instruments. We do not use derivative financial instruments for speculative or trading purposes. All of the potential changes noted below are based on sensitivity analyses performed on our financial position at December 31, 2000. Actual results may differ materially.

         We use currency forward and concentration option contracts to hedge firm commitments and currency option contracts to hedge anticipated transactions. Beginning in 2001, similar instruments will be used to hedge a portion of our forecasted foreign exchange denominated revenues. Gains and losses on these foreign currency exposures would generally be offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to us. A majority of our revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, we do conduct these activities by way of transactions denominated in other currencies, primarily the Korean won, Malaysian ringgit, Philippine peso, Japanese yen, British pound, and the Euro. Exposures in the Korean won are minimal as won denominated revenues and costs generally offset one another. To protect against reductions in value and the volatility of future cash flows caused by changes in other foreign exchange rates, we have established hedging programs. We utilize currency forward contracts and currency option contracts in these hedging programs. Our hedging programs reduce, but do not always entirely eliminate, the short-term impact of foreign currency exchange rate movements. For example, during the twelve months ended December 31, 2000, an adverse change in any one exchange rate (defined as 20%) over the course of the year would have resulted in an adverse impact on income before taxes of less than $5.0 million.

         We have no interest rate exposure due to rate changes for the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes. However, we do have interest rate exposure with respect to the $120.2 million outstanding balance of the revolving credit facility due to its variable LIBOR pricing. For example, a 50 basis point increase in interest rates would result in increased annual interest expense of $1.5 million. From time to time, we may enter into interest rate swaps or interest rate caps, primarily to reduce its interest rate exposure. As of December 31, 2000, we had no such instruments in place.

FORWARD LOOKING STATEMENTS

         This annual report includes "forward-looking statements" as that term is defined in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" or "hopeful," or the negative of those terms or other comparable terminology, or by discussions of strategy, plans or intentions. For example, the Outlook section below contains numerous forward-looking statements. All forward-looking statements in this annual report are made based upon management's current expectations and estimates, which involve risks and uncertainties, including those described in the following paragraph. Among these factors are the following: changes in overall economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. Other factors that may affect the company's future operating results are described in our annual report on Form 10-K, under the Risk Factors caption in the Business section. Such risks and uncertainties could cause actual results to be materially different than those in the forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements in this annual report. We assume no obligation to update such information.

OUTLOOK

         Going forward, we remain positive in our long-term outlook, although in the near term we are cautious in our forecasting. During the fourth quarter we saw significant backlog pushouts and cancellations from the PC and wireless communications segments. In addition, we saw customers desiring to operate at lower backlog commitment levels, which had the effect of dampening bookings. Industry-wide, we believe there is considerable inventory in the distribution channel associated with the PC market that, we believe, will take most of the first quarter to correct itself. As a result, we expect bookings to remain subdued through the first half with some price erosion occurring. During this slowing market period, we have seen more aggressive pricing from many of our competitors, mainly in the mature area of our product mix, which accounts for approximately 30% to 40% of our overall sales.

         In the second half of the year, we anticipate improving growth rates and see our revenue expectations in line with the rest of the semiconductor industry. Due to pricing pressures and increased depreciation, we anticipate overall gross margins to be down in the first half of the year with slow recovery occurring in the second half of the year. We have initiated several cost-cutting programs, including manufacturing in-sourcing, yield improvements, and subcontract vendor reduction to help mitigate the impacts of lower manufacturing volumes and lower pricing.

         For Calendar 2000, our effective tax rate was approximately 8.9%, as adjusted for the one-time reduction of the deferred tax asset valuation allowances of $26.3 million in the fourth quarter of 2000. We now believes it is more likely than not that the majority of our deferred tax assets will be realized. We expect our effective tax rate for 2001 to be approximately 25%. Had we experienced a 25% effective tax rate in Calendar 2000, net income would have been reduced by approximately $70.1 million, or $0.69 per diluted share of common stock. As a result of this change in the effective tax rate, we expect that net income in 2001 will be lower than Calendar 2000.

          On January 20, 2001, we announced an agreement to acquire the discrete power business of Intersil Corporation ("DPP"), which includes power MOSFET's, IGBT and rectifier product lines. The purchase price of approximately $338.0 million plus fees will be financed through a $350.0 million offering of 10 1/2% Senior Subordinated Notes. With this acquisition, we also will gain a valuable portfolio of intellectual property, including discrete power patents. We will obtain the industry's only 8-inch wafer fab dedicated solely to the manufacture of discrete power products. We expect our expanded presence in the automotive and industrial markets that we gain from the DPP acquisition to help offset cyclicality in our other segments. We also expect that this acquisition will be accretive to diluted earnings per share in 2001.

         Potential factors that may preclude us from realizing any or all of these expectations include, but are not limited to, further softening of industry-wide demand, renewed and strengthened industry-wide price competition, failure to execute new product development plans and failure to execute on cost-cutting initiatives.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

         During the first quarter of 2001, we will adopt Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138 "Accounting for Certain Derivative Instruments and Hedging Activities -- An Amendment of FASB Statement No. 133." SFAS 133 requires that all derivatives, including foreign currency exchange contracts, be recognized on the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value through earnings. If a derivative is a qualifying hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the underlying assets or liabilities through earnings or recognized in Accumulated Other Comprehensive Income until the underlying hedge is recognized in earnings. The ineffective portion of a derivative's change in fair value is to be immediately recognized in earnings. We currently only participate in hedge transactions of assets, liabilities and firm commitments, and plan additionally to hedge a portion of 2001 future cash flows. The adoption of this Statement will not have a material impact on the financial statements as the gains and losses on the hedge transactions offset the losses and gains on the underlying item being hedged.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                                      PAGE
                                                                                                                      ----
     Independent Auditors' Report..................................................................................    21
     Consolidated Balance Sheets...................................................................................    22
     Consolidated Statements of Operations.........................................................................    23
     Consolidated Statements of Cash Flows.........................................................................    24
     Consolidated Statements of Stockholders' Equity (Deficit).....................................................    25
     Notes to Consolidated Financial Statements....................................................................    26

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors and Stockholders
Fairchild Semiconductor International, Inc.:

    We have audited the accompanying consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries (the "Company") as of December 31, 2000 and December 26, 1999, the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the year ended December 31, 2000, the seven months ended December 26, 1999, and for each of the years in the two-year period ended May 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2000 and December 26, 1999, the results of operations and cash flows for the year ended December 31, 2000, the seven months ended December 26, 1999 and for each of the years in the two-year period ended May 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

    As discussed in Note 17 to the consolidated financial statements, the Company changed its method of accounting for business process reengineering costs in the year ended May 31, 1998, to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs".

                                                                    /s/ KPMG LLP

Boston, Massachusetts
January 31, 2001

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                                               DECEMBER 31,        DECEMBER 26,
                                                                                                   2000               1999
                                                                                               ------------        ------------
ASSETS
Current assets:
       Cash and cash equivalents                                                                 $  401.8           $  138.7
       Accounts receivable, net of allowances
            of $18.3 and $13.7 at December 31, 2000 and December
            26, 1999, respectively                                                                  225.0              140.3
       Inventories                                                                                  192.8              166.3
       Deferred income taxes                                                                         47.3                5.6
       Prepaid and other current assets                                                               9.5                8.1
                                                                                                 --------           --------
                   Total current assets                                                             876.4              459.0
Property, plant and equipment, net                                                                  596.6              375.8
Deferred income taxes                                                                                 6.8                3.8
Intangible assets, net                                                                              298.1              261.4
Other assets                                                                                         59.6               37.6
                                                                                                 --------           --------
                   Total assets                                                                  $1,837.5           $1,137.6
                                                                                                 ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
       Current portion of long-term debt                                                         $     --           $    1.4
       Accounts payable                                                                             155.3              109.3
       Accrued expenses and other current liabilities                                               136.9               96.0
                                                                                                 --------           --------
                   Total current liabilities                                                        292.2              206.7
Long-term debt, less current portion                                                                705.2              717.2
Other liabilities                                                                                     2.4                0.5
                                                                                                 --------           --------
                   Total liabilities                                                                999.8              924.4
                                                                                                 --------           --------
Commitments and contingencies

Stockholders' equity:
       Class A common stock, $.01 par value, voting; 140,000,000 shares authorized, 82,335,912 and 60,668,500 shares issued and 82,043,635 and 60,382,969 outstanding at December 31, 2000
            December 26, 1999, respectively                                                           0.8                0.6
       Class B common stock, $.01  par value, nonvoting;
            140,000,000 shares authorized, and 17,281,000 and 28,396,000 shares issued and outstanding at December 31, 2000 and
            December 26, 1999, respectively                                                           0.2                0.3
       Additional paid-in capital                                                                   801.1              449.5
       Accumulated earnings (deficit)                                                                41.8             (231.3)
       Less treasury stock (at cost)                                                                 (6.2)              (5.9)
                                                                                                 --------           --------
                   Total stockholders' equity                                                       837.7              213.2
                                                                                                 --------           --------
                   Total liabilities and stockholders' equity                                    $1,837.5           $1,137.6
                                                                                                 ========           ========


          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                        SEVEN                   YEAR ENDED
                                                                    YEAR ENDED        MONTHS ENDED      --------------------------
                                                                   DECEMBER 31,       DECEMBER 26,       MAY 30,         MAY 31,
                                                                      2000                1999            1999            1998
                                                                   ------------       ------------      ---------       ---------
Revenue:
       Net sales--trade                                             $ 1,681.6          $   714.0        $   654.1        $   635.8
       Contract manufacturing                                           101.6               72.2             81.0            153.4
                                                                    ---------          ---------        ---------        ---------
                  Total revenue                                       1,783.2              786.2            735.1            789.2
Operating expenses:
       Cost of sales--trade                                           1,078.7              499.9            518.4            441.6
       Cost of contract manufacturing                                    65.3               51.4             64.4            117.1
       Research and development                                          83.9               35.0             39.3             35.7
       Selling, general and administrative                              224.0              117.4            105.1             92.0
       Purchased in-process research and development                      9.0               --               34.0             15.5
       Restructuring and impairments                                     (5.6)              --               21.3             --
                                                                    ---------          ---------        ---------        ---------
                  Total operating expenses                            1,455.3              703.7            782.5            701.9
                                                                    ---------          ---------        ---------        ---------
Operating income (loss)                                                 327.9               82.5            (47.4)            87.3
Interest expense                                                         81.3               56.5             72.3             56.5
Interest income                                                         (23.3)              (0.3)            (0.5)            (2.0)
Other (income) expense, net                                              (0.8)              --               --               --
                                                                    ---------          ---------        ---------        ---------
Income (loss) before income taxes                                       270.7               26.3           (119.2)            32.8
Provision (benefit) for income taxes                                     (2.4)               5.0             (5.1)            10.7
                                                                    ---------          ---------        ---------        ---------
Income (loss) before cumulative effect of change in
     accounting principle                                               273.1               21.3           (114.1)            22.1
 Cumulative effect of change in accounting principle,
      net of tax effect of $0.8 million                                  --                 --               --               (1.5)
                                                                    ---------          ---------        ---------        ---------
 Net income (loss)                                                  $   273.1          $    21.3        $  (114.1)       $    20.6
                                                                    =========          =========        =========        =========

 Net income (loss) applicable to common stockholders                $   273.1          $    19.3        $  (123.9)       $    11.9
                                                                    =========          =========        =========        =========
 Basic earnings (loss) per common share:
        Income (loss) before cumulative effect of change in
           accounting principle                                     $    2.80          $    0.24        $   (1.97)       $    0.21
        Cumulative effect of change in accounting principle              --                 --               --              (0.02)
                                                                    ---------          ---------        ---------        ---------
                                                                    $    2.80          $    0.24        $   (1.97)       $    0.19
                                                                    =========          =========        =========        =========

 Diluted earnings (loss) per common share:
        Income (loss) before cumulative effect of change in
           accounting principle                                     $    2.69          $    0.23        $   (1.97)       $    0.20
        Cumulative effect of change in accounting principle              --                 --               --              (0.02)
                                                                    ---------          ---------        ---------        ---------
                                                                    $    2.69          $    0.23        $   (1.97)       $    0.18
                                                                    =========          =========        =========        =========
 Weighted average common shares:
        Basic                                                            97.5               80.0             62.9             62.8
                                                                    =========          =========        =========        =========
        Diluted                                                         101.4               83.7             62.9             65.0
                                                                    =========          =========        =========        =========


          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)



                                                                                      SEVEN MONTHS         YEAR ENDED
                                                                         YEAR ENDED       ENDED      ----------------------
                                                                        DECEMBER 31,  DECEMBER 26,    MAY 30,       MAY 31,
                                                                           2000          1999          1999          1998
                                                                        -----------   ------------    -------       -------
Cash flows from operating activities:
       Net income (loss)                                                  $273.1        $ 21.3        $(114.1)      $ 20.6
       Adjustments to reconcile net income (loss) to
         net cash provided by operating activities:
           Amortization of deferred compensation                             3.5           1.4           0.1           0.2
           Cumulative effect of change in accounting principle, net         --            --            --             1.5
           Restructuring, net of cash expended                              (5.6)         --            17.3          --
           Depreciation and amortization                                   147.6          80.9         103.7          84.6
           Loss on disposal of fixed assets                                  2.7           0.2           0.3           0.9
           Non-cash interest expense                                         7.1          13.7          19.8          12.5
           Purchased in-process research and development                     9.0          --            34.0          15.5
           Deferred income taxes                                           (33.4)          1.0          (2.4)         (0.4)
           Gain on repurchase of notes                                      (0.8)         --            --            --
       Changes in operating assets and liabilities, net of
           effects of acquisitions:
           Accounts receivable                                             (72.9)        (10.6)        (53.2)         18.6
           Inventories                                                      (8.4)        (19.9)          8.5         (21.3)
           Other current assets                                             (0.7)          3.7           2.3          (1.6)
           Accounts payable                                                 37.6          15.1          21.4          (6.5)
           Accrued expenses and other current liabilities                   33.4          11.0          12.5          13.7
           Other assets and liabilities, net                               (11.1)         (2.1)         (6.1)         (2.2)
                                                                          ------        ------        ------        ------
                         Cash provided by operating activities             381.1         115.7          44.1         136.1
                                                                          ------        ------        ------        ------
Cash flows from investing activities:
       Capital expenditures                                               (301.9)        (74.8)        (46.2)        (78.0)
       Proceeds from sale of property, plant and equipment                   3.5           0.9          31.2          --
       Purchase of molds and tooling                                        (6.6)         (1.3)         (3.8)         (5.7)
       Purchase of long-term investments                                    (7.2)         --            --            --
       Refund (payment) of value added tax paid in connection
           with acquisition                                                 --            40.9         (40.9)         --
       Acquisitions, net of cash acquired                                  (34.5)         --          (414.9)       (116.8)
                                                                          ------        ------        ------        ------
                         Cash used in investing activities                (346.7)        (34.3)       (474.6)       (200.5)
                                                                          ------        ------        ------        ------
Cash flows from financing activities:
       Repayment of long-term debt                                        (133.6)       (345.8)       (151.3)        (58.7)
       Issuance of long-term debt                                          120.2          --           660.0          90.0
       Proceeds from issuance of common stock and
           from exercise of stock options, net                             248.7         346.6          --            --
       Purchase of treasury stock                                           (4.5)         (5.9)         --            --
       Debt issuance costs                                                  (2.1)         --           (22.3)         (1.1)
                                                                          ------        ------        ------        ------
                         Cash provided by (used in) financing
                             activities                                    228.7          (5.1)        486.4          30.2
                                                                          ------        ------        ------        ------
Net change in cash and cash equivalents                                    263.1          76.3          55.9         (34.2)
Cash and cash equivalents at beginning of period                           138.7          62.4           6.5          40.7
                                                                          ------        ------        ------        ------
Cash and cash equivalents at end of period                                $401.8        $138.7        $ 62.4        $  6.5
                                                                          ======        ======        ======        ======
Supplemental Cash Flow Information:
       Cash paid during the period for:
           Income taxes                                                   $  5.7        $  1.8        $ --          $  8.9
           Interest                                                       $ 72.6        $ 42.1        $ 46.6        $ 43.8
Non-cash transactions:
           Accumulated dividends on redeemable preferred stock            $ --          $  2.0        $  9.8        $  8.6
           Stock issued for acquisitions                                  $ 90.8        $ --          $ --          $ --
           Tax effect of exercise of options                              $ 12.9        $ --          $ --          $ --


          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                  (IN MILLIONS)


                                                               CLASS A    CLASS B   ADDITIONAL   RETAINED   TREASURY   STOCKHOLDERS'
                                             CLASS A  CLASS B    PAR        PAR      PAID-IN     EARNINGS     STOCK       EQUITY
                                             SHARES   SHARES    VALUE      VALUE     CAPITAL     (DEFICIT)  (AT COST)    (DEFICIT)
                                             -------  -------  -------    -------   ----------   ---------  ---------  -------------
Balances at May 25, 1997                      28.8     33.6     $  0.1     $  0.1    $  7.6       $(141.1)     $ --       $(133.3)
       Net income                             --       --         --         --         --           20.6        --          20.6
       Dividends on redeemable
         preferred stock                      --       --         --         --         --           (8.6)       --          (8.6)
       Adjustment to business
         equity assumed                       --       --         --         --         --            2.4        --           2.4
       Issuance of common stock                0.4     --         --         --         --           --          --          --
       Common stock split issued in the
         form of a stock dividend (4-1)       --       --          0.2        0.2      (0.4)         --          --          --
       Deferred compensation related
         to the grant of stock options        --       --         --         --          0.2         --          --           0.2
       Tax benefit from compensation
         related to lifting of restrictions
         on common stock owned by
         management investors                 --       --         --         --          2.1         --          --           2.1
                                              ------------------------------------------------------------------------------------
Balances at May 31, 1998                      29.2     33.6        0.3        0.3        9.5       (126.7)       --        (116.6)
       Net loss                               --       --         --         --         --         (114.1)       --        (114.1)
       Dividends on redeemable
         preferred stock                      --       --         --         --         --           (9.8)       --          (9.8)
       Issuance of common stock                0.2     --         --         --         --           --          --          --
       Conversion of common stock              0.2     (0.2)      --         --         --           --          --          --
       Deferred compensation related
         to the grant of stock options        --       --         --         --          0.1         --          --           0.1
                                              ------------------------------------------------------------------------------------
Balances at May 30, 1999                      29.6     33.4        0.3        0.3        9.6       (250.6)       --        (240.4)
       Net income                             --       --         --         --         --           21.3        --          21.3
       Dividends on redeemable
         preferred stock                      --       --         --         --         --           (2.0)       --          (2.0)
       Conversion of redeemable
         preferred stock                       5.3     --          0.1       --         92.1         --          --          92.2
       Exercise of stock options               0.8     --         --         --          1.6         --          --           1.6
       Issuance of common stock
         in initial public offering           20.0     --          0.2       --        344.8         --          --         345.0
       Conversion of common stock              5.0     (5.0)      --         --         --           --          --          --
       Deferred compensation related
         to the grant of stock options        --       --         --         --          1.4         --          --           1.4
       Purchase of treasury stock             (0.3)    --         --         --         --           --          (5.9)       (5.9)
                                              ------------------------------------------------------------------------------------
Balances at December 26, 1999                 60.4     28.4        0.6        0.3      449.5       (231.3)       (5.9)      213.2
       Net income                             --       --         --         --         --          273.1        --         273.1
       Exercise of stock options
          and shares issued under
          stock purchase plan                  0.9     --         --         --          4.5         --           4.2         8.7
       Issuance of common stock, net of tax    9.7     --          0.1       --        330.7         --          --         330.8
       Tax effect of exercise of stock
         options                              --                  --         --         11.0         --          --          11.0
       Conversion of common stock             11.1    (11.1)       0.1       (0.1)      --           --          --          --
       Deferred compensation related                                                                                         --
         to the grant of stock options        --       --         --         --          3.5         --          --           3.5
       Purchase of treasury stock             (0.1)    --         --         --         --           --          (4.5)       (4.5)
       Additional tax benefit from
         compensation related to lifting
         of restrictions on common stock
         owned by management
          investors                           --       --         --         --          1.9         --          --           1.9
                                              ------------------------------------------------------------------------------------
Balances at December 31, 2000                 82.0     17.3     $  0.8     $  0.2     $801.1       $ 41.8      $ (6.2)     $837.7


          See accompanying notes to consolidated financial statements.

          FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

    Fairchild Semiconductor International, Inc. ("Fairchild International" or the "Company") designs, develops and markets analog, discrete, interface and logic, non-volatile memory and optoelectronic semiconductors through its wholly-owned subsidiary Fairchild Semiconductor Corporation ("Fairchild"). The Company is focused solely on multi-market products. Multi-market products are building block components for virtually all electronic devices, from sophisticated computers and internet hardware to telecommunications equipment to household appliances. Because of their basic functionality, its products provide customers with greater design flexibility and improve the performance of more complex devices or systems. Given such characteristics, its products have a wide range of applications and are sold to customers in the personal computer, industrial, telecommunications, consumer electronics and automotive markets.

    The Company is headquartered in South Portland, Maine and has manufacturing operations in South Portland, Maine, Loveland, Colorado, West Jordan, Utah, Cebu, the Philippines, Penang, Malaysia, Kuala Lampur, Malaysia, Singapore, Puchon, South Korea and Wuxi, China.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

    During 1999, the Company changed its fiscal year end from the last Sunday in May to the last Sunday in December. The Company's results for the year ended December 31, 2000 (Calendar 2000), for the seven months ended December 26, 1999 (Stub Year 1999) and for the fiscal years ended May 30, 1999 (Fiscal 1999) and May 31, 1998 (Fiscal 1998) consist of 53 weeks, 30 weeks, 52 weeks and 53 weeks, respectively.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts and operations of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

    Revenue from the sale of semiconductor products is recognized when shipped, when persuasive evidence of an arrangement exists, when the price to the buyer is fixed or determinable, and collectibility of the sales price is reasonably assured. A provision for estimated returns and allowances is recorded at the time of shipment. Contract manufacturing revenues are recognized upon completion of the contracted services.

RESEARCH AND DEVELOPMENT COSTS

    The Company's research and development expenditures are charged to expense as incurred.

RELATED PARTY ACTIVITY

    The Company was formed on March 10, 1997, for the purpose of purchasing the discrete, logic and non-volatile memory business of National Semiconductor Corporation (the Recapitalization). In conjunction with this transaction, Fairchild International and National Semiconductor executed several agreements, which governed the performance of manufacturing services by Fairchild International on behalf of National Semiconductor and by National Semiconductor on behalf of Fairchild International. In addition, National Semiconductor provided a number of business support services to Fairchild International. These agreements expired at various dates through May 2000.

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

GOODWILL AND INTANGIBLE ASSETS

    Goodwill is recorded when the consideration paid for acquisitions exceeds the fair value of net tangible and intangible assets acquired. Goodwill and other acquisition-related intangibles are amortized on a straight-line basis over their estimated lives, which are generally three to fifteen years (See Notes 3 and 16).

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

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the recoverability of long-lived assets not held for sale, including intangible assets, by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in Calendar Year 2000, Stub Year 1999, Fiscal 1999 and Fiscal 1998, except as discussed in Note 11.

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

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. Fair values of long term debt, interest rate swaps and caps, currency forward contracts and currency options are based on quoted market prices or pricing models using prevailing financial market information at the date of measurement (See Note 14).

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

    The following table reconciles basic to diluted weighted average shares outstanding and net income (loss) to net income (loss) applicable to common stockholders:

                                                                                     STUB                   FISCAL
                                                                   CALENDAR          YEAR          -----------------------
(IN MILLIONS)                                                        2000            1999            1999            1998
                                                                   --------         ------         -------          ------
Basic weighted average common shares outstanding                      97.5            80.0           62.9             62.8
Net effect of dilutive stock options based on the treasury
  stock method using the average market price                          3.9             3.7           --                2.2
                                                                    ------          ------         -------          ------
Diluted weighted average common shares outstanding                   101.4            83.7           62.9             65.0
                                                                    ======          ======         ======           ======
Net income (loss)                                                   $273.1          $ 21.3         $(114.1)         $ 20.6
Dividends on redeemable preferred stock                               --               2.0            9.8              8.7
                                                                    ------          ------         -------          ------
Net income (loss) applicable to common stockholders                 $273.1          $ 19.3         $(123.9)         $ 11.9
                                                                    ======          ======         ======           ======

    Options to purchase 7,478,080, 82,435, 4,282,570 and 750,000 shares of common stock were outstanding at December 31, 2000, December 26, 1999, May 30, 1999 and May 31, 1998, respectively, but were not included in the computation of diluted earnings per share because the effect of including such options would have been anti-dilutive.

EMPLOYEE STOCK PLANS

    The Company accounts for its stock option plans and its stock purchase plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company provides the disclosure requirements of SFAS No. 123.

RECLASSIFICATION

    Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 3 -- FINANCIAL STATEMENT DETAILS

                                            DECEMBER 31,      DECEMBER 26,
                                               2000              1999
                                             --------          --------
                                                   (IN MILLIONS)
Inventories
  Raw materials                              $   24.8          $   17.1
  Work in process                               123.9              99.3
  Finished goods                                 44.1              49.9
                                             --------          --------
                                             $  192.8          $  166.3
                                             ========          ========
Property, plant and equipment
  Land                                       $   23.2          $   19.0
  Buildings and improvements                    215.4             178.2
  Machinery and equipment                       816.7             704.9
  Construction in progress                      173.1              49.3
                                             --------          --------
    Total property, plant and equipment       1,228.4             951.4
  Less accumulated depreciation                 631.8             575.6
                                             --------          --------
                                             $  596.6          $  375.8
                                             ========          ========


                                                PERIOD OF
                                               AMORTIZATION
                                               ------------
                                                               (IN MILLIONS)
Intangible assets
  Developed technology                           15 years          $169.1           $171.0
  Goodwill                                       15 years            69.7             --
  Customer base                                   8 years            55.6             54.4
  Covenant not to compete                         5 years            30.2             31.0
  Trademarks and tradenames                       4 years            24.7             25.3
  Assembled workforce                             3 years            10.3              9.1
  Patents                                         4 Years             5.5             --
                                                                   ------           ------
    Total intangible assets                                         365.1            290.8
  Less accumulated amortization                                     (67.0)           (29.4)
                                                                   ------           ------
                                                                   $298.1           $261.4
                                                                   ======           ======
Accrued expenses
  Payroll and employee related accruals                              75.5           $ 44.4
  Accrued interest                                                   19.3             17.1
  Restructuring and related allowances                               --                2.6
  Income taxes payable                                               19.6              2.3
  Other                                                              22.5             29.6
                                                                   ------           ------
                                                                   $136.9           $ 96.0
                                                                   ======           ======


NOTE 4 -- LONG-TERM DEBT

Long-term debt consists of the following at:

                                                                          DECEMBER 31,         DECEMBER 26,
                                                                             2000                1999
                                                                            ------               ------
                                                                                   (IN MILLIONS)
                            Revolving Credit Facility                       $120.2               $ --
                            Tranche B Term Loan                               --                  118.6
                            Senior subordinated notes payable                585.0                600.0
                                                                            ------               ------
                                Total long-term debt                         705.2                718.6
                            Less current portion                              --                    1.4
                                                                            ------               ------
                                Long-term portion                           $705.2               $717.2
                                                                            ======               ======

    On April 14, 1999 Fairchild entered into a Senior Credit Facilities Agreement ("Original Credit Agreement") in order to finance the acquisition of the Power Device Business (See Note 16). On June 6, 2000, Fairchild entered into a new Senior Credit Facilities Agreement ("Credit Agreement") with a syndicate of financial institutions in order to refinance the facilities under the Original Credit Agreement. Under this refinancing, Fairchild converted approximately $117.8 million of outstanding senior term debt into a new revolving credit line ("Revolving Credit Facility") with total borrowing capacity of $300.0 million and a maturity of June 6, 2004. Borrowings under the Original Credit Agreement were segregated into two tranches: $100.0 million Tranche A Term Loans and $210.0 million Tranche B Term Loans. In connection with the Company's initial public offering in August 1999 ("IPO"), the Tranche A Term Loans were paid in full, and approximately $90.6 million of the Tranche B Term Loans were repaid.

    In connection with the refinancing, Fairchild paid approximately $2.1 million in deferred financing costs and wrote-off $3.6 million of deferred financing costs associated with the retired term debt. Borrowings under the Credit Agreement accrue interest based on either the bank's rate or the Eurodollar rate, at the option of the Company. The interest rate was 7.8% for the Revolving Credit Facility at December 31, 2000. The interest rate was 8.4% for the Tranche B Term Loan at December 26, 1999. Borrowings under the Credit Agreement are secured by a pledge of common stock of the Company and its subsidiaries. Fairchild pays a commitment fee of 0.3% per annum of the unutilized commitments under the Revolving Credit Facility.

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

    On March 11, 1997, Fairchild issued $300.0 million of 10 1/8% Senior Subordinated Notes (the "10 1/8% Notes" and, together with the 10 3/8% Notes, the "Notes") at face value. The 10 1/8% Notes pay interest on March 15 and September 15 of each year commencing September 15, 1997. The 10 1/8% Notes are unsecured and are subordinated to all existing and future senior indebtedness of Fairchild. The 10 1/8% Notes are redeemable by Fairchild, in whole or in part, on or after March 15, 2002 at redemption prices ranging from 100% to approximately 105% of the principal amount. Fairchild is required to redeem $150.0 million principal amount of 10 1/8% Notes on March 15, 2005 and $75.0 million principal amount of 10 1/8% Notes on March 15, 2006 and 2007, respectively, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption. During December 2000, the Company repurchased 10 1/8% Notes with a face value of $15.0 million.

    The payment of principal and interest on the Credit Agreement and the Notes is fully and unconditionally guaranteed by Fairchild International. Fairchild International is the parent company of Fairchild and currently conducts no business and has no significant assets other than the capital stock of Fairchild. Fairchild has sixteen direct subsidiaries and nine indirect subsidiaries, of which four direct subsidiaries, Fairchild Semiconductor Corporation of California ("Fairchild California"), KOTA Microcircuits, Inc., QT Optoelectronics, Inc., and QT Optoelectronics are guarantors on the Credit Agreement and the Notes. The remaining direct and indirect subsidiaries are foreign-based and do not guarantee either the Credit Agreement or the Notes.

    On April 13, 1999, in connection with the acquisition of the power device business, the Company entered into a Subordinated Credit Agreement with Citicorp Mezzanine Partners, L.P. ("CMP Note") in the principal amount of $50.0 million. The CMP Note bears interest at 12.5% per annum and matures on April 13, 2008. If the Company voluntarily prepays any or all of the loan, the interest rate on the amount prepaid is increased to 18% per annum retroactive to April 13, 1999. On August 9, 1999, the Company prepaid the CMP Note, plus accrued interest, with proceeds from its IPO. As this was considered a voluntary prepayment, interest paid on the CMP Note was at a rate of 18% per annum. In connection with the issuance of the CMP Note, Fairchild International issued a warrant for the purchase of 3,538,228 shares of common stock of Fairchild International at an exercise price of $0.01 per share. As a result of the IPO, this warrant became unexerciseable.

    The Credit Agreement and the indentures under which the Notes were issued contain certain restrictive financial and operating covenants, including limitations on stock repurchases and prohibitions on the payment of dividends, with which the Company was in compliance at December 31, 2000. Aggregate maturities of long-term debt for each of the next five years and thereafter are as follows:

                                        (IN MILLIONS)
                    2001                    $ --
                    2002                      --
                    2003                      --
                    2004                     120.2
                    2005                     135.0
                    Thereafter               450.0
                                            ------
                                            $705.2
                                            ======


NOTE 5 -- INCOME TAXES

    In conjunction with the acquisition of the power device business, the Korean government granted a ten year tax holiday to Fairchild Korea Semiconductor Ltd. The exemption is 100% for the first seven years of the holiday and 50% for the remaining three years of the holiday. In Calendar 2000, the tax holiday was extended such that the exemption amounts were increased to 75% in the eighth year and a 25% exemption was added to the eleventh year. Taxes exempted include income taxes, dividend withholding taxes, acquisition tax, registration tax, property tax and aggregate land tax. As such, no current provision for income taxes for Korea has been provided. The tax holiday increased net income by $32.0 million, or $0.32 per diluted common share for Calendar 2000 and $18.0 million or $0.22 per diluted common share for Stub Year 1999.

    The provision (benefit) for income taxes attributable to income from continuing operations for Calendar 2000, Stub Year 1999, Fiscal 1999 and Fiscal 1998 consisted of the following:


                                                                         STUB
                                                      CALENDAR           YEAR            FISCAL           FISCAL
                                                        2000             1999             1999             1998
                                                       ------           ------           ------           ------
                                                                           (IN MILLIONS)
        Income (loss) before income taxes:
          U.S                                          $113.8           $(46.6)          $(103.7)         $ 14.6
          Foreign                                       156.9             72.9            (15.5)            18.2
                                                       ------           ------           ------           ------
                                                       $270.7           $ 26.3           $(119.2)         $ 32.8
                                                       ======           ======           ======           ======

        Income tax provision (benefit):
          Current:
            U.S. federal                               $  8.3           $ --             $ (4.8)          $  7.1
            U.S. state and local                          0.7             --               --                1.5
            Foreign                                      16.9              4.0              2.1              3.3
                                                       ------           ------           ------           ------
                                                         25.9              4.0             (2.7)            11.9

          Deferred:
            U.S. federal                                (25.4)            (2.1)            (2.5)            (2.0)
            U.S. state and local                         (2.4)            (0.2)             0.1             (0.4)
            Foreign                                      (0.5)             3.3             --                1.2
                                                       ------           ------           ------           ------
                                                        (28.3)             1.0             (2.4)            (1.2)

          Total income tax provision (benefit):
            U.S. federal                                (17.1)            (2.1)            (7.3)             5.1
            U.S. state and local                         (1.7)            (0.2)             0.1              1.1
            Foreign                                      16.4              7.3              2.1              4.5
                                                       ------           ------           ------           ------
                                                       $ (2.4)          $  5.0           $ (5.1)          $ 10.7
                                                       ======           ======           ======           ======

    In addition to income tax expense (benefit) attributable to income from continuing operations, for Calendar 2000 the Company recorded income taxes of $(5.3) million in noncurrent intangible assets for the initial recognition of acquired tax benefits that were previously included in the valuation allowance. The Company also recorded income taxes of $(12.9) million and $(2.1) million for Calendar 2000 and Fiscal 1998, respectively, in stockholders' equity for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes.

    The reconciliation between the income tax rate computed by applying the U.S. federal statutory rate and the reported worldwide tax rate follows:

                                                                STUB
                                                 CALENDAR       YEAR        FISCAL       FISCAL
(In millions)                                      2000         1999         1999         1998
                                                   ----         ----         ----         ----
U.S. federal statutory rate                        35.0%        35.0%        35.0%        35.0%
U.S. state and local taxes (benefit), net of
  federal benefit                                   3.2         (0.5)         1.4          3.3
Tax differential related to foreign income         (13.3)       (65.0)       (8.7)        (5.8)
Non-deductible expenses including goodwill
  amortization                                      1.1          0.2          0.1          0.1
Change in valuation allowance                      (26.9)       49.3         (23.5)         --
                                                   ----         ----         ----         ----
                                                   (0.9)%       19.0%         4.3%        32.6%
                                                   ====         ====         ====         ====

    The tax effects of temporary differences in the recognition of income and expense for tax and financial reporting purposes that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at December 31, 2000 and December 26, 1999 are presented below:

                                                       DECEMBER 31,    DECEMBER 26,
(In millions)                                             2000            1999
                                                          -----           -----
Deferred tax assets:
    Net operating loss carryforwards                      $23.6           $60.1
    Reserves and accruals                                  24.0            21.7
    Intangibles, primarily intellectual property            7.7             9.8
    Tax credit and capital allowance carryovers             6.2             1.4
                                                          -----           -----
        Total gross deferred tax assets                    61.5            93.0
    Valuation allowance                                    (1.3)          (80.3)
                                                          -----           -----
        Net deferred tax assets                            60.2            12.7

Deferred tax liabilities:
    Plant and equipment                                    (6.1)           (3.3)
                                                          -----           -----
        Total deferred tax liabilities                     (6.1)           (3.3)

Net deferred tax assets                                   $54.1           $ 9.4
                                                          =====           =====

    The deferred tax valuation allowance decreased by $79.0 million and increased by $17.6 million for Calendar 2000 and Stub Year 1999, respectively. In assessing the realizability of deferred tax assets, the Company considered its current and future taxable earnings and the expected timing of the reversal of temporary differences. During Calendar 2000, the Company reversed all of the valuation allowance against its domestic deferred tax assets, including net operating losses and tax credits, since the Company believes that the deferred tax assets will more likely than not be realized. Deferred tax assets and liabilities are classified in the consolidated balance sheet based on the classification of the related asset or liability.

    Net operating loss, research and development credit and foreign tax credit carryforwards totaled $63.8 million, $0.2 million and $2.7 million, respectively, as of December 31, 2000. The net operating losses expire in 2018 through 2019. The research and development credits expire in varying amounts in 2012 through 2015. The foreign tax credits expire in varying amounts in 2002 through 2005. The Company also has alternative minimum tax credit carryforwards of $1.8 million, which are available to reduce future federal regular income taxes over an indefinite period. In addition, the Company has Malaysian unabsorbed capital allowance of approximately $4.7 million, which can be used to offset future year's taxable income of the Malaysian subsidiary.

    The Company's ability to utilize its net operating loss and credit carryforwards may be limited in the future if the Company experiences an ownership change as a result of future transactions. An ownership change occurs when the ownership percentage of 5% or greater stockholders changes by more than 50% over a three year period. The Company does not expect that a subsequent ownership change would place any material limitation on the utilization of the loss carryforward.

    Deferred income taxes have not been provided for the undistributed earnings of the Company's foreign subsidiaries, which aggregated approximately $214.3 million at December 31, 2000. The Company plans to reinvest all such earnings for future expansion. The undistributed earnings will be subject to U.S. taxation upon repatriation as dividends to the U.S. parent. The amount of taxes attributable to these undistributed earnings is not practicably determinable.

NOTE 6 -- STOCK BASED COMPENSATION

    The Company has two stock option plans, the 1997 Stock Option Plan, as amended and restated (1997 Plan) and the 2000 Stock Option Plan (2000 Plan), under which key employees and non-employee directors may be granted options to purchase shares of the Company's authorized but unissued common stock. The executive officers of the Company are also eligible for awards under the 1997 Plan. The Company also has a stock option plan (the 2000 Executive Stock Option
Plan), under which key executives, including officers, may be granted stock options.

    Under the 1997 Plan and the 2000 Plan, the Company may grant options for up to 8,507,666 and 3,873,664 shares of Class A common stock, respectively. Options granted under the Plans may be either (a) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code or (b) non-qualified stock options.

    The exercise price of each option granted under the 1997 Plan and the 2000 Plan is determined by a Committee of the Company's Board of Directors (the "Committee"). The maximum term of any option is ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plans are exercisable at the determination of the Committee, currently vesting ratably over approximately five years. Individuals receiving options under the Plans may not receive in any one-year period options to purchase more than 200,000 shares of common stock.

    Under the 2000 Executive Stock Option Plan, the Company may grant options for up to 3,500,000 shares of common stock. Options granted under the Plan are intended to be non-qualified options. The exercise price and term of each option granted under the 2000 Executive Plan is determined by the Committee. Options granted under the 2000 Executive Plan are exercisable at the determination of the Committee. Individuals receiving options under the Plan may not receive in any one year options to purchase more than 1,500,000 shares.

    A summary of the status of the Company's stock option plans as of December 31, 2000, December 26, 1999, May 30, 1999 and May 31, 1998, and changes during the periods then ended are presented in the table below:

                                          CALENDAR
                                            2000                 STUB YEAR 1999            FISCAL 1999                FISCAL 1998
                                   --------------------    ---------------------    ---------------------      ---------------------
                                               WEIGHTED                  WEIGHTED                 WEIGHTED                  WEIGHTED
                                               AVERAGE                   AVERAGE                  AVERAGE                   AVERAGE
                                   SHARES      EXERCISE    SHARES       EXERCISE    SHARES       EXERCISE      SHARES       EXERCISE
                                   (000'S)       PRICE     (000'S)        PRICE     (000'S)        PRICE       (000'S)        PRICE
                                   -------     --------    -------      --------    -------      --------      -------      --------
Outstanding at beginning of year     6,964      $  9.60      4,283       $  3.82      3,584       $  2.20        2,029       $  0.13
Granted                              7,723        37.55      3,549         14.83        972         10.00        1,777          4.29
Exercised                             (783)        5.22       (805)         2.06        (93)         0.13         (142)         0.13
Canceled                              (542)       17.97        (63)         7.12       (180)         6.83          (80)         0.13
                                   --------------------   ----------------------    ---------------------      ---------------------
Outstanding at end of year          13,362      $ 26.07      6,964       $  9.60      4,283       $  3.82        3,584       $  2.20
                                   ====================    =====================    =====================      =====================

Exercisable at end of year           2,358      $  7.96      1,331       $  5.56      1,612       $  1.82          798       $  0.13
Weighted average fair value of
  options granted                               $ 24.23                  $  9.68                  $  0.09                    $  0.22

Information with respect to stock options outstanding and stock options exercisable at December 31, 2000, is as follows:



                                    OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------
                                   Weighted-Average
                        (000)         Remaining         Weighted-Average        (000)          Weighted-Average
Range of                Number       Contractual            Exercise           Number               Exercise
Exercise Prices      Outstanding       Life                  Price           Exercisable             Price
---------------------------------------------------------------------------------------------------------------
$.13 -.13              1,598            6.5                 $ 0.13             1,049                $ 0.13
$10.00 - $15.00        2,304            8.1                  10.17               737                 10.00
$15.01 - 22.00         1,757            8.6                  18.61               525                 18.50
$22.01 - 33.00           232            9.3                  28.69                22                 28.25
$33.01 - 49.00         7,471            9.5                  38.20                25                 37.32
                      -------------------------------------------------------------------------------------
                      13,362            8.8                 $26.07             2,358                $ 7.96


    The Company maintains the Fairchild Semiconductor International, Inc. Employee Stock Purchase Plan which started on April 1, 2000. The stock purchase plan authorizes the issuance of up to 4,000,000 shares of common stock in quarterly offerings to eligible employees at a price that is equal to 85 percent of the lower of the common stock's fair value at the beginning or the end of a quarterly period. During Calendar 2000, 70,202 shares were issued under the stock purchase plan at a weighted average price of $27.02 per share.

    The Company accounts for its stock-based compensation plans in accordance with the provisions of APB No. 25. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During Calendar 2000, Stub Year 1999 and Fiscal 1999, the Company granted 5,000, 1,358,700 and 25,600 stock options, respectively, with exercise prices less than the market price of the underlying stock on the date of the grant, and recorded total deferred compensation of $0.2 million, $13.6 million and $0.3 million, respectively.

    Had compensation cost for the Company's stock Plans been determined consistent with SFAS Statement No. 123, the Company would have reported the following pro forma information:

                                                                  STUB
                                                 CALENDAR         YEAR        FISCAL         FISCAL
(In millions, except per share data)               2000           1999         1999           1998
                                                  -------       -------      -------        -------
Pro forma net income (loss)                       $ 239.6       $  13.6      $(114.3)       $  20.6
Pro forma basic earnings (loss) per share         $  2.46       $  0.17      $ (1.82)       $  0.33
Pro forma diluted earnings (loss) per share       $  2.36       $  0.16      $ (1.82)       $  0.32

    The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions:

                                                            STUB
                                     CALENDAR               YEAR                FISCAL               FISCAL
                                       2000                 1999                 1999                 1998
                                       ----                 ----                 ----                 ----
Expected volatility                      60%                  49%                  49%                  --
Dividend yield                           --                   --                   --                   --
Risk-free interest rate                6.32%                4.89%                4.43%                5.88%
Expected life, in years                 5.0                  4.0                  3.4                  2.9



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

    Total expense recognized under these plans was $4.4 million, $2.3 million, $3.5 million and $3.4 million for Calendar 2000, Stub Year 1999 and Fiscal 1999 and Fiscal 1998, respectively.

    Employees in Korea who have been with the Company for over one year are entitled by Korean law to receive lump-sum payments upon termination of their employment. The payments are based on current rates of pay and length of service through the date of termination. It is the Company's policy to accrue for this estimated liability as of each balance sheet date. Amounts recognized as expense were $6.3 million, $2.4 million and $0.3 million for Calendar 2000, Stub Year 1999 and Fiscal 1999, respectively.

    Employees in Malaysia participate in a defined contribution plan. The Company has funded accruals for this plan in accordance with statutory regulations in Malaysia. Contributions made by the Company under this plan were $2.2 million, $0.9 million, $1.2 million and $1.5 million for Calendar 2000, Stub Year 1999, Fiscal 1999 and Fiscal 1998, respectively.

    Employees in the Philippines participate in a defined benefit plan. The benefits are based on years of service and a multiple of the employee's final monthly salary. The Company's funding policy is to contribute annually the amount necessary to maintain the plan on an actuarially sound basis. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The contributions made for Calendar 2000, Stub Year 1999, Fiscal 1999 and Fiscal 1998 were not material to the consolidated financial statements.

    Employees in England, Italy, Germany, Hong Kong, China and Singapore and Japan are also covered by a variety of defined benefit and or defined contribution pension plans that are administered consistent with local statutes and practices. The contributions made under each of the respective plans for Calendar 2000, Stub Year 1999, Fiscal 1999 and Fiscal 1998 were not material to the consolidated financial statements.

    Certain executives of the Company are eligible for post-retirement health benefits which are being accrued ratably over the three year term of the related employment agreements entered into by the executives with the Company in Calendar 2000. At December 31, 2000, the accrual for post-retirement health benefits is not material to the consolidated financial statements.

NOTE 8 -- LEASE COMMITMENTS

    Rental expense related to certain facilities and equipment of the Company's plants was $10.5 million, $8.2 million, $12.5 million and $9.5 million for Calendar 2000, Stub Year 1999, Fiscal 1999, and Fiscal 1998, respectively.

    Future minimum lease payments under noncancelable operating leases as of December 31, 2000 are as follows:

                  YEAR ENDED DECEMBER,                    (IN MILLIONS)
                  2001                                      $  9.1
                  2002                                         8.0
                  2003                                         6.5
                  2004                                         3.7
                  2005                                         3.5
                                                              13.5
                  Thereafter                                ------
                                                            $ 44.3
                                                            ======

NOTE 9 --  REDEEMABLE PREFERRED STOCK

    Concurrent with the Recapitalization, the Company authorized 70,000 shares of redeemable preferred stock at a par value of $.01, all of which were designated as 12% Series A cumulative compounding preferred stock (the "Redeemable

Preferred Stock"). The Redeemable Preferred Stock had a stated value of $1,000 per share and was entitled to annual dividends when, as and if declared, which dividends were cumulative, whether or not earned or declared, and accrued at a rate of 12%, compounding annually. On August 9, 1999, in connection with the IPO, all of the shares of the Company's previously authorized Redeemable Preferred Stock were converted into shares of the Company's Class A Common Stock. Each preferred stockholder received 75.714571 shares of Class A Common Stock per share of preferred stock, reflecting the $1,000 liquidation value of the preferred stock, plus accumulated unpaid dividends to the date of conversion, converted into common stock on the basis of $17.39 per share. As a result of the conversion, 70,000 shares of preferred stock were converted into 5,300,020 shares of common stock. The total liquidation value of the Redeemable Preferred Stock at August 9, 1999 was $92.2 million.

NOTE 10 -- STOCKHOLDERS' EQUITY

PREFERRED STOCK

     Under the Company's Restated Certificate of Incorporation, the Company's Board of Directors has the authority to issue up to 100,000 shares of preferred stock, but only in connection with the adoption of a stockholder rights plan. At December 31, 2000, no shares were issued.

PUBLIC OFFERINGS

    On January 25, 2000, the Company completed a follow-on public offering of 23,500,000 shares of its Class A Common Stock at a price of $33.4375 per share. In addition, the Company sold 1,410,000 shares and 2,115,000 shares were sold by an existing stockholder pursuant to the underwriter's overallotment option. The underwriting discount was $1.50 per share. The 23,500,000 shares included 6,140,880 newly issued shares sold by the Company and 17,359,120 shares sold by existing stockholders, including all remaining shares owned by National Semiconductor, the Company's former parent. The Company did not receive any proceeds from shares sold by existing stockholders. The net proceeds to the Company after the underwriting discount and other related expenses were approximately $240.0 million.

     On August 9, 1999, the Company completed an initial public offering ("IPO") of its Class A Common Stock and sold an aggregate of 20,000,000 shares at a price of $18.50 per share. The underwriting discount was $1.11 per share. The net proceeds after the underwriting discount and other IPO expenses were approximately $345.0 million. In addition, National Semiconductor Corporation, one of the Company's principal stockholders, sold 3,000,000 additional shares pursuant to the underwriters' overallotment option. The Company received no proceeds from this sale, which closed on August 12, 1999. Concurrent with the IPO, all of the shares of the Company's previously authorized 12% Series A Cumulative Compounding Preferred Stock were converted into shares of the Company's Class A Common Stock.

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

    The Company has authorized 280,000,000 shares of common stock at a par value of $.01 per share, divided into two classes consisting of 140,000,000 shares of Class A stock and 140,000,000 shares of Class B stock. The holders of Class A stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B stock have no voting rights. A holder of either class of common stock may convert any or all of his shares into an equal number of shares of the other class of common stock provided that in the case of a conversion from Class B stock, which is nonvoting, into Class A stock, which is voting, such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A stock which would be held after giving effect to the conversion.

    In connection with the issuance of the CMP Note (see Note 4), the Company issued a warrant for the purchase of 3,538,228 shares of Class A common stock of the Company at an exercise price of $0.01 per share to Citicorp Mezzaine Partners, L.P. On August 9, 1999, the CMP Note was paid in full, and the warrant became unexercisable.

    Certain amendments to the Securities Purchase and Holders Agreement, dated as of March 11, 1997 (the "Stockholders Agreement"), which were effected in May 1998, resulted in the lapse of certain risks of forfeiture by the management investors with respect to their stock ownership of the Company. The lapse of such restrictions resulted in the incurrence by the Company of deductible compensation expense for income tax purposes of $10.4 million in Fiscal 1998. The tax effect of the compensation expense of $2.1 million was recorded as a reduction in income taxes payable and an increase to additional paid-in capital at May 31, 1998. The tax effect was recorded using the alternative minimum tax rate of 20%. In connection with this transaction, loans aggregating $5.0 million were made by the Company to the management investors to pay their federal and state individual income tax liabilities in June 1998. Such loans (including accrued but unpaid interest thereon) were cancelled as a result of the Company's IPO of its Class A Common Stock. The Company also paid such executive officers amounts sufficient to enable them to discharge all tax liabilities arising out of the cancellation of such loans (as well as all tax liabilities arising out of such payments). A total charge of $8.3 million was recorded in selling, general and administrative expense during Stub Year 1999.

      Under a shelf registration statement filed with the Securities and Exchange Commission on December 18, 2000, the Company may issue up to 10,000,000 shares of additional common stock. Shares of stock covered by this shelf registration statement may be issued from time to time by Fairchild International in connection with strategic acquisitions of other businesses, assets or securities, authorized by the company's board of directors. The amounts, prices and other terms of share issuances would be determined at the time of particular transactions.

NOTE 11 -- RESTRUCTURING AND IMPAIRMENTS

    Restructuring and impairments in Calendar 2000 include gains in the first quarter resulting from additional funds received in connection with the sale of the Company's former Mountain View, California facility ($3.5 million) and the adjustment of restructuring reserves upon final execution of several prior year actions ($2.1 million).

    In the first quarter of Fiscal 1999, in connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a pre-tax restructuring charge of approximately $4.5 million. The restructuring charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs. The asset impairments relate to idle production equipment in the Company's former Mountain View, California and West Jordan, Utah facilities. As of December 31, 2000 these assets have been disposed of. The charge for employee separation arrangements provided for severance and other benefits associated with the approximately 600 salaried, hourly and temporary employees severed as a result of this action. The affected employees, who worked in production, engineering, sales and marketing and administration, were located in the United States and Cebu, the Philippines.

    In the third quarter of Fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $2.7 million related to the transfer of all assembly and test work performed at its former Mountain View, California facility to its Penang, Malaysia facility. The charge consisted of $1.9 million of non-cash asset impairments and $0.8 million for severance and other benefits for 54 production employees terminated as a result of the transfer. The asset impairments consisted of production equipment that were idled as a result of this action. At December 31, 2000, these assets had all been disposed of.

    In connection with the sale of its former Mountain View, California facility on April 2, 1999, the Company announced the transfer of all wafer production to its South Portland, Maine facility. In the fourth quarter of Fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $10.0 million, which consisted of $2.6 million of non-cash asset impairments, $4.0 million for severance and employee benefits, $1.9 million for a loss on sale of the facility and $1.5 million for other exit costs. This action resulted in the termination of approximately 170 salaried, hourly and temporary employees, all of whom worked for the Company's Analog and Mixed Signal Division in Mountain View or San Diego, California in the areas of production, engineering, selling and marketing and administration. Other exit costs include $1.0 million paid under a non-cancelable operating lease after operations ceased as well as other incremental costs associated with the facility closure. The non-cash asset impairments primarily consisted of production equipment that were not transferred to South Portland, Maine. At December 31, 2000 these assets had all been disposed of.

    During the fourth quarter of Fiscal 1999, the Company also recorded a pre-tax charge of $4.1 million related to the restructuring of its memory product lines, whereby the Company streamlined its operations to focus solely on its most profitable products. The charge included $3.9 million for non-cash asset impairments and $0.2 million for employee separation costs all of which were paid by May 30, 1999. The non-cash impairments consisted of production equipment and other equipment in West Jordan, Utah, and Sunnyvale, California, that became idle as a result of the plan. The assets were disposed of during the first half of 2000.

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

    All amounts have been expended with respect to the Company's restructuring actions.


NOTE 12 -- RELATED PARTY TRANSACTIONS

    The Company provides contract manufacturing services to National Semiconductor which held an equity interest in the Company. On January 25, 2000, National Semiconductor sold its remaining ownership interest in the Company and, as such, is no longer a related party.

    During Stub Year 1999, Fiscal 1999 and Fiscal 1998, National Semiconductor provided business support services under a transaction services agreement. The amounts for contract manufacturing services for National Semiconductor and business support services provided by National Semiconductor to the Company are as follows:


                                                                           STUB
                                                                           YEAR          FISCAL        FISCAL
                                                                           1999           1999          1998
                                                                          -----          -----          -----
                                                                                    (IN MILLIONS)
                      Manufacturing services performed by
                        National Semiconductor plants                     $ 1.0          $ 5.6          $14.0
                      Headquarters, freight, duty, warehousing
                        and other elements of cost of sales                  --            4.4           17.9
                                                                          -----          -----          -----
                                                                          $ 1.0          $10.0          $31.9
                                                                          =====          =====          =====


                      Cost of business support services provided
                        by National Semiconductor                         $ 0.1          $10.7          $28.7
                                                                          =====          =====          =====


NOTE 13 -- CONTINGENCIES

    The Company's facilities in South Portland, Maine and West Jordan, Utah have ongoing remediation projects to respond to certain releases of hazardous substances that occurred prior to the Recapitalization. Pursuant to the Asset Purchase Agreement, National Semiconductor has agreed to indemnify the Company for the future costs of these projects. The costs incurred to respond to these conditions were not material to the consolidated financial statements for any period presented.

    The Company's former Mountain View, California, facility is located on a contaminated site under the Comprehensive Environmental Response, Compensation and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has assumed responsibility for all remediation costs or other liabilities related to historical contamination.

     On November 2, 1999, our principal operating subsidiary, Fairchild Semiconductor Corporation, was named as a defendant in a patent infringement lawsuit filed by Siliconix Incorporated in the United States District Court for the Northern District of California. The complaint filed in the suit alleges that some of our products infringe two Siliconix patents and claims an unspecified amount of damages. The Company intends to continue contesting these claims vigorously.

       On or about October 3, 2000, Fairchild Semiconductor Corporation was named as a defendant in a patent infringement lawsuit filed by U.S. Philips Corporation in the United States District Court for the Southern District of New York. The complaint filed in the suit alleges that some of Fairchild's products infringe one Philips patent. The Company intends to continue investigating these allegations and contesting these claims vigorously.

    In addition, in the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. All such matters are subject to uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these additional matters at December 31, 2000. It is management's opinion that after final disposition, any monetary liability or financial impact to the Company would not be material to the Company's financial position, annual results of operations or cash flows.


NOTE 14 -- FINANCIAL INSTRUMENTS

FOREIGN CURRENCY INSTRUMENTS

    The objective of the Company's foreign exchange risk management policy is to preserve the U.S. dollar value of after-tax cash flows in relation to foreign currency fluctuations. The Company uses forward and option contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions. Gains and losses on any instruments not meeting the above criteria are recognized in income in the current period. Net gains and losses from foreign currency transactions were not material to the consolidated financial statements for any period presented.

FAIR VALUE AND NOTIONAL PRINCIPAL OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The table below shows the fair value and notional principal of the Company's off-balance sheet financial instruments as of December 31, 2000 and December 26, 1999. The notional principal amounts for off-balance sheet financial instruments provide one measure of the transaction volume outstanding as of year end and do not represent the amount of the Company's exposure to credit or market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 31, 2000 and December 26, 1999. Although the following table reflects the notional principal and fair value of amounts of off-balance sheet financial instruments, it does not reflect the gains or losses associated with the exposures and transactions that the off-balance sheet financial instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.


                                     DECEMBER 31, 2000                           DECEMBER 26, 1999
                          -------------------------------------       ---------------------------------------
                          NOTIONAL        CARRYING     ESTIMATED      NOTIONAL      CARRYING       ESTIMATED
                          PRINCIPAL        AMOUNT      FAIR VALUE     PRINCIPAL      AMOUNT        FAIR VALUE
                          ---------       --------     ----------     ---------     --------       ----------
                                                             (IN MILLIONS)
Purchased Options          $29.0           $  --          $ 0.5         $73.0        $  --           $(0.1)


    FAIR VALUE OF FINANCIAL INSTRUMENTS

    A summary table of estimated fair values of financial instruments follows:

                                                   DECEMBER 31, 2000               DECEMBER 26, 1999
                                              --------------------------       -------------------------
                                              CARRYING         ESTIMATED       CARRYING        ESTIMATED
                                               AMOUNT         FAIR VALUE        AMOUNT        FAIR VALUE
                                              --------------------------       -------------------------
                                                                     (IN MILLIONS)
Long-Term Debt
  Senior subordinated notes                     $585.0          $545.6          $600.0          $608.3
  Term loans                                        --              --           118.6           118.6
  Revolving Credit Facility borrowings           120.2           120.2              --              --


NOTE 15 -- OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

    Fairchild designs, develops, manufactures and markets high performance multi-market semiconductors. The Company is currently organized into three reportable segments: Analog and Mixed Signal Products Group ("Analog"), Discrete Products Group ("Discrete") and Interface and Logic Products Group ("Interface and Logic").

    The Company has determined that its Configurable Products business unit (formally known as the Non-Volatile Memory Division which was reported as a separate segment) and its Optoelectronics Group do not meet the threshold for a separate reportable segment under SFAS No. 131, and accordingly these segments' results are included as part of the "Other" category for all periods presented. Management evaluates the contract manufacturing business differently than its other operating segments due in large part to the fact that it is predominantly driven by contractual agreements for limited time periods entered into with National Semiconductor and Samsung Electronics.

    In addition to the operating segments mentioned above, the Company also operates global operations, sales and marketing, information systems, finance and administration groups that are led by vice presidents who report to the Chief Executive Officer. The expenses of these groups are allocated to the operating segments and are included in the operating results reported below. The Company does not allocate income taxes to its operating segments, and while interest expense allocations are made for informational purposes, the operating segments are principally evaluated on operating profit before interest and taxes.

    The Company does not specifically identify and allocate all assets by operating segment. It is the Company's policy to fully allocate depreciation and amortization to its operating segments. Operating segments do not sell products to each other, and accordingly, there are no inter-segment revenues to be reported. The accounting policies for segment reporting are the same as for the Company as a whole.

    Statement of operations information on reportable segments for Calendar 2000, Stub Year 1999, Fiscal 1999, and Fiscal 1998 is as follows:

                                                                    STUB
                                                CALENDAR            YEAR           FISCAL           FISCAL
                                                  2000              1999            1999             1998
                                                --------          --------        --------         --------
                                                                      (IN MILLIONS)
REVENUE AND OPERATING
  INCOME (LOSS):
Analog and Mixed Signal Products Group
  Trade revenue                                 $  378.7          $  177.6        $   99.7         $   40.0
  Operating income                                  40.6              19.6            (4.5)             1.1
                                                --------          --------        --------         --------
Discrete Products Group
  Trade revenue                                 $  749.0          $  316.9        $  222.8         $  187.3
  Operating income                                 129.7              24.6            16.8             35.6
                                                --------          --------        --------         --------
Interface and Logic Products Group
  Trade revenue                                 $  424.2          $  184.0        $  267.6         $  303.0
  Operating income                                 106.5              20.9            18.8             43.1
                                                --------          --------        --------         --------
Other
  Trade revenue (1)                             $  129.7          $   35.5        $   64.0         $  105.5
  Contract manufacturing revenue                   101.6              72.2            81.0            153.4
  Operating income (loss) (2)                       51.1              17.4           (78.5)             7.5
                                                --------          --------        --------         --------
Total Consolidated
  Trade revenue                                 $1,681.6          $  714.0        $  654.1         $  635.8
  Contract manufacturing revenue                   101.6              72.2            81.0            153.4
  Operating income (loss)                          327.9              82.5           (47.4)            87.3

---------------

(1) Includes $5.5 million reduction to trade sales due to the memory restructuring action in Fiscal 1999.

(2) Other includes in Calendar 2000, a $3.5 million gain resulting from additional funds received in connection with the sale of the Company's former Mountain View, California facility, a $2.1 million gain for the adjustment of restructuring reserves upon final execution of several prior year actions and $9.0 million of in-process research and development costs associated with the Company's QT Optoelectronics, KOTA and Micro Linear acquisitions; in Stub Year 1999, an $8.3 million charge for the forgiveness of certain loans made to the Company's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock; in Fiscal 1999, charges of $34.0 million for purchased in-process research and development, $21.3 million for restructuring, $15.4 million for additional charges taken for asset impairments in connection with the Memory restructuring and $1.1 million of other charges not allocated to the operating segments; and, in Fiscal 1998, purchased in-process research and development of $15.5 million.

    Depreciation and amortization by reportable operating segment were as follows:

                                                                 STUB
                                               CALENDAR          YEAR          FISCAL          FISCAL
                                                 2000            1999           1999            1998
                                                ------          ------         ------          ------
                                                                    (IN MILLIONS)
Analog and Mixed Signal Products Group          $ 30.8          $ 16.0         $ 12.0          $  3.3
Discrete Products Group                           58.1            32.5           28.6            20.8
Interface and Logic Products Group                51.7            31.3           53.2            51.7
Other                                             10.5             2.5           10.0             9.0
                                                ------          ------         ------          ------
Total                                           $151.1          $ 82.3         $103.8          $ 84.8
                                                ======          ======         ======          ======

    Geographic revenue information are based on the locations of the selling entities within the indicated geographic areas. No individual foreign country except Korea is material to total revenues.

Revenues by geographic region were as follows:

                                             STUB
                         CALENDAR            YEAR           FISCAL          FISCAL
                           1998              2000            1999           1999
                         --------          --------        --------        --------
                                                (IN MILLIONS)
TOTAL REVENUES:
United States            $  470.3          $  201.2        $  299.5        $  395.7
Korea                       321.0             172.3            68.8              --
Asia / Pacific              764.9             325.6           255.5           260.9
Europe                      227.0              87.1           111.3           132.6
                         --------          --------        --------        --------
Total                    $1,783.2          $  786.2        $  735.1        $  789.2
                         ========          ========        ========        ========

    In Calendar 2000, Stub Year 1999, Fiscal 1999 and Fiscal 1998, National Semiconductor accounted for 4.3%, 6.9%, 11.0% and 19.4%, respectively, of the Company's total revenues. In Calendar 2000 and in Stub Year 1999, sales to Samsung Electronics accounted for 8.9% and 7.0%, respectively, of the Company's total revenues.

    Geographic property, plant and equipment balances as of December 31, 2000 and December 26, 1999 are based on the physical locations within the indicated geographic areas and are as follows:

                                    DECEMBER 31,    DECEMBER 26,
                                       2000            1999
                                       ----            ----
PROPERTY, PLANT & EQUIPMENT:
United States                         $255.1          $172.3
Korea                                  186.6           108.2
Philippines                             58.0            47.1
Malaysia                                84.7            43.1
All Others                              12.2             5.1
                                      ------          ------
     Total                            $596.6          $375.8
                                      ======          ======

NOTE 16 -- ACQUISITIONS

    On September 8, 2000, the Company completed its acquisition of the power management business of Micro Linear Corporation for a purchase price of approximately $11.0 million in cash. Micro Linear's power management business consists of analog products including offline power switches, low power battery management, video filters and bus terminators. The transaction was accounted for as a purchase and Micro Linear's results of operations since the date of acquisition have been included in the accompanying statements of operations. In connection with the Micro Linear acquisition, the Company recorded a non-recurring charge of $3.3 million for in-process research and development. The purchase price in excess of the fair value of net tangible and identifiable intangible assets was recorded as goodwill in the amount of $0.4 million.

    On September 8, 2000, the Company also completed its acquisition of KOTA Microcircuits, Inc. ("KOTA") for approximately $12.1 million, paid in the Company's common stock. For the KOTA acquisition, the Company issued 247,192 shares of common stock with 59,034 held in escrow. KOTA designs manufactures and markets high-performance operational amplifiers and other standard linear products. The transaction was accounted for as a purchase and KOTA's results of operations since the date of acquisition have been included in the accompanying statements of operations. In connection with the KOTA acquisition, the Company recorded a non-recurring charge of $2.5 million for in-process research and development. The purchase price in excess of the fair value of net tangible and identifiable intangible assets was recorded as goodwill in the amount of $7.9 million.

    On May 28, 2000, the Company completed its acquisition of QT Optoelectronics, Inc. ("QTO") for approximately $92.0 million, 86.6 percent paid in the Company's common stock (1,918,002 shares) with the remainder paid in cash. In addition, in conjunction with the acquisition, the Company assumed and immediately repaid $14.0 million of QTO's long-term debt. QTO designs, manufactures and markets LED lamps and displays, infrared components, custom optoelectronics and optocouplers and is the world's largest independent company solely focused on optoelectronics. The transaction was accounted for as a purchase and QTO's results of operations since the date of acquisition have been included in the accompanying statements of operations. In connection with the QTO acquisition, the Company recorded a non-recurring charge of $3.2 million for in-process research and development. The purchase price in excess of the fair value of net tangible and identifiable intangible assets was recorded as goodwill in the amount of $61.4 million.

    In April 1999, the Company completed the acquisition of the power device business of Samsung Electronics for a purchase price of approximately $414.9 million, including related acquisition expenses. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The purchase includes all of the worldwide operations and assets of the power device business, which are comprised in part of a high volume wafer fabrication plant along with design and development operations in Pucheon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The purchase price was financed through a combination of borrowings under the Company's Senior Credit Facilities, the CMP Note and the 10 3/8% Notes. (See
Note 4)

    The power device business acquisition was accounted for by the purchase method of accounting and accordingly, the results of operations of the power device business are included in the accompanying consolidated financial statements since the acquisition date. Assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $289.5 million. Approximately $34.0 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition in Fiscal 1999. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets.

    On December 31, 1997, the Company acquired all of the outstanding common stock of Raytheon Semiconductor, Inc. or approximately $117.0 million in cash plus transaction expenses. Raytheon, based in Mountain View, California, designs, manufactures and markets high performance analog and mixed signal integrated circuits for the personal computer, communications, broadcast video and industrial markets. The acquisition was accounted for by the purchase method of accounting and accordingly, the results of operations of Raytheon are included in the accompanying consolidated financial statements since that date. The purchase price exceeded the fair value of the net tangible assets by approximately $48.4 million. Approximately $15.5 million of the purchase price in excess of fair value of net tangible assets was allocated to purchased in-process research and development. Accordingly, the Company recorded a non-recurring charge for this purchased in-process research and development concurrent with the acquisition in Fiscal 1998. The remaining purchase price in excess of fair value of net tangible assets was allocated to various intangible assets.

    All acquisitions completed for Calendar 2000 are immaterial and, therefore, no pro forma results of operations are presented.

    The following unaudited pro forma consolidated results of operations are presented as if the power device business and Raytheon acquisitions were made at the beginning of the periods presented below:


                                                            FISCAL           FISCAL
                                                             1999             1998
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AMOUNTS)
Revenues                                                  $ 1,111.9        $ 1,300.7
Net income (loss)                                            (155.9)            20.6
Net income (loss) applicable to common stockholders          (165.7)            11.9
Net earnings (loss) per share:
  Basic                                                   $   (2.63)       $    0.19
  Diluted                                                 $   (2.63)       $    0.18

    The pro forma results of operations include adjustments to give effect to the contracts the Company entered into with Samsung Electronics, additional depreciation and amortization related to the increased value of acquired fixed assets and identifiable intangibles, interest expense on debt assumed issued to finance the purchases, as well as adjustments to eliminate historical expenses which will not be incurred by the Company. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisitions been made at the beginning of the periods presented or the future results of the combined operations

NOTE 17 -- CHANGE IN ACCOUNTING PRINCIPLE

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

NOTE 18 -- CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    Fairchild International and certain of Fairchild Semiconductor Corporation's subsidiaries are guarantors under the 10 1/8% and 10 3/8% Senior Subordinated Notes. Accordingly, presented below are condensed consolidating balance sheets of Fairchild International as of December 31, 2000 and December 26, 1999 and related condensed consolidating statements of operations and cash flows for Calendar 2000, Stub Year 1999, Fiscal 1999 and Fiscal 1998.

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                  (IN MILLIONS)

                                                                                December 31, 2000
                                         -----------------------------------------------------------------------------------------
                                         Unconsolidated                                                             Consolidated
                                           Fairchild     Unconsolidated                                               Fairchild
                                         Semiconductor      Fairchild                     Non-                      Semiconductor
                                         International,   Semiconductor   Guarantor     Guarantor                   International,
                                               Inc.        Corporation   Subsidiaries  Subsidiaries   Eliminations       Inc.
                                         --------------  --------------  ------------  ------------   ------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents                 $     --        $  374.5     $     --      $   27.3       $     --       $  401.8
  Accounts receivable, net                        --            53.7          5.1         166.2             --          225.0
  Inventories                                     --           102.4          9.7          80.7             --          192.8
  Deferred income taxes                                         46.5          0.8                                        47.3
  Other current assets                            --             1.6          3.9           4.0             --            9.5
                                            --------        --------     --------      --------       --------       --------
        Total current assets                      --           578.7         19.5         278.2             --          876.4

Property, plant and equipment, net                --           252.4          2.8         341.4             --          596.6
Deferred income taxes                            5.9             3.9          9.6         (12.6)            --            6.8
Intangible assets, net                            --            11.6        102.4         184.1             --          298.1
Investment in subsidiary                       831.8           601.6        146.5            --       (1,579.9)            --
Other assets                                      --            32.2          7.1          20.3             --           59.6
                                            --------        --------     --------      --------      ---------       --------
        Total assets                        $  837.7        $1,480.4     $  287.9      $  811.4      $(1,579.9)      $1,837.5
                                            ========        ========     ========      ========      =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt         $     --        $     --     $     --      $     --       $     --       $     --
  Accounts payable                                --            86.2          0.7          68.4             --          155.3
  Accrued expenses and other current
      liabilities                                 --            77.1          5.9          53.9             --          136.9
                                            --------        --------     --------      --------       --------       --------
        Total current liabilities                 --           163.3          6.6         122.3             --          292.2

Long-term debt, less current portion              --           705.2           --            --             --          705.2
Net intercompany (receivable) payable             --          (213.0)       (31.1)        244.1             --
Other liabilities                                 --            (6.9)         0.3           9.0             --            2.4
                                            --------        --------     --------      --------       --------       --------
        Total liabilities                         --           648.6        (24.2)        375.4             --          999.8
                                            --------        --------     --------      --------       --------       --------

Commitments and contingencies


Stockholders' equity:
  Class A common stock                           0.8              --           --            --             --            0.8
  Class B common stock                           0.2              --           --            --             --            0.2
  Additional paid-in capital                   801.1              --           --            --             --          801.1
  Accumulated earnings                          41.8           831.8        312.1         436.0       (1,579.9)          41.8
  Less treasury stock (at cost)                 (6.2)             --           --            --             --           (6.2)
                                            --------        --------     --------      --------       --------       --------
        Total stockholders' equity             837.7           831.8        312.1         436.0       (1,579.9)         837.7
                                            --------        --------     --------      --------      ---------       --------
        Total liabilities and
            stockholders' equity            $  837.7        $1,480.4     $  287.9      $  811.4      $(1,579.9)      $1,837.5
                                            ========        ========     ========      ========      =========       ========

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)


                                                                           Year Ended December 31, 2000
                                        --------------------------------------------------------------------------------------------

                                         Unconsolidated                                                               Consolidated
                                            Fairchild      Unconsolidated                                               Fairchild
                                          Semiconductor      Fairchild                       Non-                     Semiconductor
                                          International,   Semiconductor    Guarantor     Guarantor                   International,
                                              Inc.          Corporation    Subsidiaries  Subsidiaries  Eliminations       Inc.
                                         ---------------   --------------  ------------  ------------  ------------   --------------
Revenue:
   Net sales--trade                         $     --         $  390.1        $   42.3      $1,249.2      $     --       $1,681.6
   Net sales--intercompany                        --          1,063.3            19.2          97.8      (1,180.3)            --
   Contract manufacturing                         --             76.5              --          25.1            --          101.6
                                            --------         --------        --------      --------      --------       --------
             Total revenue                        --          1,529.9            61.5       1,372.1      (1,180.3)       1,783.2

Operating expenses:
   Cost of sales                                  --            121.2            31.0         926.5            --        1,078.7
   Cost of sales--intercompany                    --          1,085.0            18.3          77.0      (1,180.3)            --
   Cost of contract manufacturing                 --             54.5              --          10.8            --           65.3
   Research and development                       --             48.9            14.0          21.0            --           83.9
   Selling, general and administrative            --             29.1            16.7         178.2            --          224.0
   Purchased in-process research and
       development                                --              5.8              --           3.2            --            9.0
   Restructuring and impairments                  --             (2.3)           (3.3)           --            --           (5.6)
                                            --------         --------        --------      --------      --------       --------
             Total operating expenses             --          1,342.2            76.7       1,216.7      (1,180.3)       1,455.3
                                            --------         --------        --------      --------      --------       --------

Operating income (loss)                           --            187.7           (15.2)        155.4            --          327.9

Interest expense, net                             --             59.1            (0.2)         (0.9)           --           58.0
Other income, net                                 --             (0.8)             --            --            --           (0.8)
Equity in subsidiary income                   (267.2)          (133.1)          (98.0)           --         498.3             --
                                            --------         --------        --------      --------      --------       --------
Income before income taxes                     267.2            262.5            83.0         156.3        (498.3)         270.7

Provision (benefit) for income taxes            (5.9)            (4.7)           (8.2)         16.4            --           (2.4)
                                            --------         --------        --------      --------      --------       --------

 Net income                                 $  273.1         $  267.2        $   91.2      $  139.9      $ (498.3)      $  273.1
                                            ========         ========        ========      ========      ========       ========

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                                              Year Ended December 31, 2000
                                                   ---------------------------------------------------------------------------------

                                                   Unconsolidated                                                     Consolidated
                                                     Fairchild     Unconsolidated                                       Fairchild
                                                   Semiconductor      Fairchild                          Non-         Semiconductor
                                                   International,   Semiconductor      Guarantor       Guarantor      International,
                                                        Inc.         Corporation     Subsidiaries    Subsidiaries         Inc.
                                                   --------------  --------------    ------------    ------------     --------------
Cash flows provided by (used in)
  operating activities:                               $   --           $271.2           $(70.3)         $180.2           $381.1
                                                      ------           ------           ------          ------           ------

Cash flows from investing activities:
    Capital expenditures                                  --           (134.0)            (0.2)         (167.7)          (301.9)
    Proceeds from sale of property, plant
      and equipment                                       --               --              3.5              --              3.5
    Purchase of molds and tooling                         --               --               --            (6.6)            (6.6)
    Purchase of long term investments                     --             (7.2)              --              --             (7.2)
    Acquisitions, net of cash acquired                    --            (10.7)           (23.8)             --            (34.5)
    Investment (in) from affiliate                    (244.2)           153.4             90.8              --               --
                                                      ------           ------           ------          ------           ------
        Cash provided by (used in) investing
           activities                                 (244.2)             1.5             70.3          (174.3)          (346.7)
                                                      ------           ------           ------          ------           ------

Cash flows from financing activities:
    Repayment of long-term debt                           --           (133.6)              --              --           (133.6)
    Issuance of long-term debt                            --            120.2               --              --            120.2
    Proceeds from issuance of common
       stock, net                                      248.7                                --              --            248.7
    Purchase of treasury stock                          (4.5)              --               --              --             (4.5)
    Debt issuance costs                                   --             (2.1)              --              --             (2.1)
                                                      ------           ------           ------          ------           ------
        Cash provided by (used in) financing
           activities                                  244.2            (15.5)              --              --            228.7
                                                      ------           ------           ------          ------           ------
Net change in cash and cash equivalents                   --            257.2               --             5.9            263.1
Cash and cash equivalents at beginning of period          --            117.3               --            21.4            138.7
                                                      ------           ------           ------          ------           ------
Cash and cash equivalents at end of period            $   --           $374.5           $   --          $ 27.3           $401.8
                                                      ======           ======           ======          ======           ======


Supplemental Cash Flow Information:
    Cash paid (refunded) during the year for:
        Income taxes                                  $   --           $  1.2           $   --          $  4.5           $  5.7
                                                      ======           ======           ======          ======           ======
        Interest                                      $   --           $ 72.6           $   --          $   --           $ 72.6
                                                      ======           ======           ======          ======           ======

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                      CONSOLIDATING CONDENSED BALANCE SHEET
                                  (IN MILLIONS)

                                                                              December 26, 1999
                                         -------------------------------------------------------------------------------------------
                                         Unconsolidated                                                               Consolidated
                                            Fairchild     Unconsolidated                                                Fairchild
                                          Semiconductor     Fairchild                       Non-                      Semiconductor
                                          International,  Semiconductor   Guarantor      Guarantor                    International,
                                               Inc.        Corporation    Subsidiary    Subsidiaries    Eliminations       Inc.
                                         ---------------  --------------  ----------    ------------    ------------  --------------
ASSETS
Current assets:
   Cash and cash equivalents                 $    --         $117.3         $   --         $ 21.4         $    --       $  138.7
   Accounts receivable, net                       --           39.5            0.5          100.3              --          140.3
   Inventories                                    --           93.0           10.3           63.0              --          166.3
   Other current assets                           --            8.4            0.2            5.1              --           13.7
                                             -------         ------         ------         ------         -------       --------
         Total current assets                     --          258.2           11.0          189.8              --          459.0

Property, plant and equipment, net                --          168.2            4.1          203.5              --          375.8
Deferred income taxes, net                        --           14.7            7.5          (18.4)             --            3.8
Intangible assets, net                            --            7.5           26.5          227.4              --          261.4
Investment in subsidiaries                     209.9          335.0          148.4             --          (693.3)            --
Other assets                                      --           25.8            1.0           10.8              --           37.6
                                             -------         ------         ------         ------         -------       --------
         Total assets                        $ 209.9         $809.4         $198.5         $613.1         $(693.3)      $1,137.6
                                             =======         ======         ======         ======         =======       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt         $    --         $  1.4         $   --         $   --         $    --       $    1.4
   Accounts payable                               --           52.2            0.6           56.5              --          109.3
   Accrued expenses and other current
      liabilities                                 --           58.4            5.2           32.4              --           96.0
                                             -------         ------         ------         ------         -------       --------
         Total current liabilities                --          112.0            5.8           88.9              --          206.7

Long-term debt, less current portion              --          717.2             --             --              --          717.2
Net intercompany (receivable) payable           (3.3)        (231.1)         (33.0)         267.4              --             --
Other liabilities                                 --            1.4             --           (0.9)             --            0.5
                                             -------         ------         ------         ------         -------       --------
         Total liabilities                      (3.3)         599.5          (27.2)         355.4              --          924.4
                                             -------         ------         ------         ------         -------       --------




Commitments and contingencies


Stockholders' equity:
   Class A common stock                          0.6             --             --             --              --            0.6
   Class B common stock                          0.3             --             --             --              --            0.3
   Additional paid-in capital                  449.5             --             --             --              --          449.5
   Accumulated earnings (deficit)             (231.3)         209.9          225.7          257.7          (693.3)        (231.3)
   Less treasury stock (at cost)                (5.9)            --             --             --              --           (5.9)
                                             -------         ------         ------         ------         -------       --------
         Total stockholders' equity            213.2          209.9          225.7          257.7          (693.3)         213.2
                                             -------         ------         ------         ------         -------       --------
         Total liabilities and
            stockholders' equity             $ 209.9         $809.4         $198.5         $613.1         $(693.3)      $1,137.6
                                             =======         ======         ======         ======         =======       ========

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)


                                                                       Seven Months Ended December 26, 1999
                                         -----------------------------------------------------------------------------------------
                                         Unconsolidated                                                             Consolidated
                                            Fairchild      Unconsolidated                                             Fairchild
                                          Semiconductor      Fairchild                    Non-                      Semiconductor
                                          International,  Semiconductor    Guarantor    Guarantor                   International,
                                               Inc.        Corporation     Subsidiary  Subsidiaries  Eliminations       Inc.
                                         ---------------  --------------   ----------   -----------  ------------   --------------
Revenue:
   Net sales--trade                          $   --           $116.8         $ 12.4       $584.8        $   --         $714.0
   Net sales--intercompany                       --            466.9            7.9         82.7        (557.5)            --
   Contract manufacturing                        --             72.2             --           --            --           72.2
                                             ------           ------         ------       ------        ------         ------
               Total revenue                     --            655.9           20.3        667.5        (557.5)         786.2

Operating expenses:
   Cost of sales--trade                          --             23.1            8.5        468.3            --          499.9
   Cost of sales--intercompany                   --            493.0            7.7         56.8        (557.5)            --
   Cost of contract manufacturing                --             51.4             --           --            --           51.4
   Research and development                      --             17.5            6.7         10.8            --           35.0
   Selling, general and administrative           --             52.9            5.5         59.0            --          117.4
                                             ------           ------         ------       ------        ------         ------
               Total operating expenses          --            637.9           28.4        594.9        (557.5)         703.7
                                             ------           ------         ------       ------        ------         ------

Operating income (loss)                          --             18.0           (8.1)        72.6            --           82.5

Interest expense, net                           4.4             52.0             --         (0.2)           --           56.2
Equity in subsidiary income                   (25.7)           (57.1)         (55.1)          --         137.9             --
                                             ------           ------         ------       ------        ------         ------

Income before income taxes                     21.3             23.1           47.0         72.8        (137.9)          26.3

Provision (benefit) for income taxes             --             (2.6)           0.4          7.2            --            5.0
                                             ------           ------         ------       ------        ------         ------

 Net income                                  $ 21.3           $ 25.7         $ 46.6       $ 65.6        $(137.9)       $ 21.3
                                             ======           ======         ======       ======        ======         ======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)


                                                                            Seven Months Ended December 26, 1999
                                                    ----------------------------------------------------------------------------
                                                    Unconsolidated                                                 Consolidated
                                                       Fairchild     Unconsolidated                                 Fairchild
                                                     Semiconductor      Fairchild                       Non-      Semiconductor
                                                     International,  Semiconductor     Guarantor      Guarantor   International,
                                                           Inc.       Corporation     Subsidiary    Subsidiaries       Inc.
                                                    ---------------  --------------   ----------    ------------  --------------
Cash flows provided by (used in) operating
  activities:                                           $    0.0         $ 97.0         $ (0.8)       $ 19.5         $115.7
                                                        --------         ------         -------       ------         ------

Cash flows from investing activities:
    Capital expenditures                                      --          (31.4)          (0.4)        (43.0)          (74.8)
    Proceeds from sale of property, plant and
       equipment                                              --             --            0.9            --            0.9
    Purchase of molds and tooling                             --             --             --          (1.3)          (1.3)
    Refund of value added tax paid in connection
       with acquisition                                       --             --             --          40.9           40.9
    Investment (in) from affiliate                        (192.2)         182.1             --          10.1             --
                                                        --------         ------         ------        ------         ------
        Cash provided by (used in) investing
           activities                                     (192.2)         150.7            0.5           6.7          (34.3)
                                                        --------         ------         ------        ------         ------


Cash flows from financing activities:
    Repayment of long-term debt                           (154.4)        (191.4)            --            --         (345.8)
    Proceeds from issuance of common stock
        and from issuance of stock options                 346.6             --             --            --          346.6
    Purchase of treasury stock                                --           (5.9)            --            --           (5.9)
    Net intercompany financing                                --           33.8             --         (33.8)            --
                                                        --------         ------         ------        ------         ------
        Cash provided by (used in) financing
           activities                                      192.2         (163.5)            --         (33.8)          (5.1)
                                                        --------         ------         ------        ------         ------
Net change in cash and cash equivalents                       --           84.2           (0.3)         (7.6)          76.3
Cash and cash equivalents at beginning of period              --           33.1            0.3          29.0           62.4
                                                        --------         ------         ------        ------         ------
Cash and cash equivalents at end of period              $     --         $117.3         $ (0.0)       $ 21.4         $138.7
                                                        ========         ======         ======        ======         ======


Supplemental Cash Flow Information:
    Cash paid (refunded) during the year for:
        Income taxes                                    $     --         $ (0.3)        $   --        $  2.1         $  1.8
                                                        ========         ======         ======        ======         ======
        Interest                                        $     --         $ 42.1         $   --        $   --         $ 42.1
                                                        ========         ======         ======        ======         ======

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                  (IN MILLIONS)

                                                                        YEAR ENDED MAY 30, 1999
                                    -----------------------------------------------------------------------------------------------
                                     UNCONSOLIDATED                                                                  CONSOLIDATED
                                       FAIRCHILD      UNCONSOLIDATED                                                   FAIRCHILD
                                     SEMICONDUCTOR      FAIRCHILD                         NON-                       SEMICONDUCTOR
                                     INTERNATIONAL,   SEMICONDUCTOR    GUARANTOR       GUARANTOR                     INTERNATIONAL,
                                          INC.         CORPORATION     SUBSIDIARY     SUBSIDIARIES        ELIM            INC.
                                    ---------------   --------------   ----------     ------------       ------      --------------
Revenue:
    Net sales--trade                     $   --           $177.1         $ 64.2          $412.8          $    --        $654.1
    Net sales--intercompany                  --            536.8             --           101.1           (637.9)           --
    Contract mfg--National
       Semiconductor                         --             81.0             --              --               --          81.0
                                        -------          -------         ------          ------          -------        -------
       Total revenue                         --            794.9           64.2           513.9           (637.9)        735.1

Operating expenses:
    Cost of sales--trade                     --             57.1           39.7           421.6               --         518.4
    Cost of sales--intercompany              --            596.9             --            41.0           (637.9)           --
    Cost of contract manufacturing           --             64.4             --              --               --          64.4
        --National Semiconductor
    Research and development                 --             26.1           10.8             2.4               --          39.3
    Selling, general and
       administrative                        --             62.9           13.8            28.4               --         105.1
    Purchased in-process R&D                 --               --             --            34.0               --          34.0
    Restructuring and impairments            --              8.6           12.7              --               --          21.3
                                        -------          -------         ------          ------          -------        -------
        Total operating expenses             --            816.0           77.0           527.4           (637.9)        782.5
                                        -------          -------         ------          ------          -------        -------

Operating income (loss)                      --            (21.1)         (12.8)          (13.5)              --         (47.4)

Interest expense, net                      11.3             54.1            4.4             2.0               --          71.8
Equity in subsidiary (income)
  loss                                    102.7             33.6           22.8              --           (159.1)           --
                                        -------          -------         ------          ------          -------        -------

Income (loss) before income taxes        (114.0)          (108.8)         (40.0)          (15.5)           159.1        (119.2)


Provision (benefit) for income
  taxes                                     0.1             (6.1)          (1.2)            2.1               --          (5.1)
                                        -------          -------         ------          ------          -------        -------

Net income (loss)                       $(114.1)         $(102.7)        $(38.8)         $(17.6)         $ 159.1        $(114.1)
                                        =======          =======         ======          ======          =======        =======

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                                                 YEAR ENDED MAY 30, 1999
                                              ------------------------------------------------------------------------------------
                                              Unconsolidated                                                        Consolidated
                                                 Fairchild      Unconsolidated                                        Fairchild
                                               Semiconductor       Fairchild                             Non-       Semiconductor
                                               International,    Semiconductor       Guarantor         Guarantor    International,
                                                     Inc.          Corporation      Subsidiary       Subsidiaries        Inc.
                                              ---------------   --------------      ----------       ------------   --------------
Cash flows provided by (used in)
  operating activities:                             $   --           $(14.7)          $(29.4)          $ 88.2           $ 44.1
                                                    ------           ------           ------           ------           ------


Cash flows from investing activities:
    Capital expenditures                                --            (26.6)            (0.5)           (19.1)           (46.2)
    Proceeds from sale of property, plant
      and equipment                                     --              1.0             30.2               --             31.2
    Purchase of molds and tooling                       --               --               --             (3.8)            (3.8)
    Refundable payment of value added tax               --               --               --            (40.9)           (40.9)
       associated with acquisitions
    Investment (in) from affiliate                   (50.0)            50.0               --               --               --
    Net intercompany investing                                       (406.8)              --            406.8               --
    Acquisitions, net of cash acquired                  --             (8.1)              --           (406.8)          (414.9)
                                                    ------           ------           ------           ------           ------
        Cash provided by (used in)
          investing activities                       (50.0)          (390.5)            29.7            (63.8)          (474.6)
                                                    ------           ------           ------           ------           ------


Cash flows from financing activities:
    Repayment of long-term debt                         --           (151.3)              --               --           (151.3)
    Issuance of long-term debt                        50.0            610.0               --               --            660.0
    Debt issuance costs                                 --            (22.3)              --               --            (22.3)
                                                    ------           ------           ------           ------           ------
        Cash provided by financing
          activities                                  50.0            436.4               --               --            486.4
                                                    ------           ------           ------           ------           ------
Net change in cash and cash equivalents                 --             31.2              0.3             24.4             55.9
Cash and cash equivalents at beginning of
  period                                                --              1.9               --              4.6              6.5
                                                    ------           ------           ------           ------           ------
Cash and cash equivalents at end of period          $   --           $ 33.1           $  0.3           $ 29.0           $ 62.4
                                                    ======           ======           ======           ======           ======


Supplemental Cash Flow Information:
    Cash paid (refunded) during the
      year for:
        Income taxes                                $   --           $ (2.0)          $   --           $  2.0           $   --
                                                    ======           ======           ======           ======           ======
        Interest                                    $   --           $ 46.6           $   --           $   --           $ 46.6
                                                    ======           ======           ======           ======           ======

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                  (IN MILLIONS)


                                                                              YEAR ENDED MAY 31, 1998
                                             --------------------------------------------------------------------------------------
                                             UNCONSOLIDATED                                                          CONSOLIDATED
                                               FAIRCHILD     UNCONSOLIDATED                                            FAIRCHILD
                                             SEMICONDUCTOR     FAIRCHILD                      NON-                   SEMICONDUCTOR
                                             INTERNATIONAL,  SEMICONDUCTOR    GUARANTOR    GUARANTOR                 INTERNATIONAL,
                                                  INC.        CORPORATION     SUBSIDIARY  SUBSIDIARIES      ELIM           INC.
                                             --------------  --------------   ----------  ------------      ------   --------------
Revenue:
    Net sales--trade                           $     --        $  222.1       $   32.1    $  381.6       $     --      $  635.8
    Net sales--intercompany                          --           786.6             --       114.4         (901.0)           --
    Contract mfg--National Semiconductor             --           153.4             --          --             --         153.4
                                               --------        --------       --------    --------       --------      --------
        Total revenue                                --         1,162.1           32.1       496.0         (901.0)        789.2

Operating expenses:
    Cost of sales--trade                             --            39.3           20.0       382.3             --         441.6
    Cost of sales--intercompany                      --           830.0             --        71.0         (901.0)           --
    Cost of contract mfg--National
      Semiconductor                                  --           117.1             --          --             --         117.1
    Research and development                         --            30.1            4.6         1.0             --          35.7
    Selling, general and administrative              --            65.8            5.1        21.1             --          92.0
    Purchased in-process R&D                         --            15.5             --          --             --          15.5
                                               --------        --------       --------    --------       --------      --------
        Total operating expenses                     --         1,097.8           29.7       475.4         (901.0)        701.9
                                               --------        --------       --------    --------       --------      --------


Operating income                                     --            64.3            2.4        20.6             --          87.3

Interest expense, net                               9.8            43.0            1.8        (0.1)            --          54.5
Equity in subsidiary income                       (28.7)          (16.9)            --          --           45.6            --
                                               --------        --------       --------    --------       --------      --------


Income before income taxes                         18.9            38.2            0.6        20.7          (45.6)         32.8

Provision (benefit) for income taxes               (3.2)            9.5            0.2         4.2             --          10.7
                                               --------        --------       --------    --------       --------      --------


Income before cumulative effect of
  change in accounting principle                   22.1            28.7            0.4        16.5          (45.6)         22.1

Cumulative effect of change in accounting
  principle, net of tax effect of
  $0.8 million                                     (1.5)             --             --          --             --          (1.5)
                                               --------        --------       --------    --------       --------      --------
Net income                                     $   20.6        $   28.7       $    0.4    $   16.5       $  (45.6)     $   20.6
                                               --------        --------       --------    --------       --------      --------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                                                  YEAR ENDED MAY 31, 1998
                                               -------------------------------------------------------------------------------------
                                               Unconsolidated                                                         Consolidated
                                                  Fairchild       Unconsolidated                                        Fairchild
                                                Semiconductor        Fairchild                            Non-        Semiconductor
                                                International,     Semiconductor       Guarantor        Guarantor     International,
                                                     Inc.           Corporation       Subsidiary       Subsidiaries        Inc.
                                               ---------------    --------------      ----------       ------------   --------------
Cash flows provided by operating
  activities:                                      $   --             $105.4            $  0.4            $ 30.3          $136.1
                                                   ------             ------            ------            ------          ------


Cash flows from investing activities:
   Capital expenditures                                --              (48.7)             (0.4)            (28.9)          (78.0)
   Purchase of molds and tooling                       --                 --                --              (5.7)           (5.7)
   Acquisitions, net of cash acquired                  --             (116.8)               --                --          (116.8)
                                                   ------             ------            ------            ------          ------
      Cash used by investing activities                --             (165.5)             (0.4)            (34.6)         (200.5)
                                                   ------             ------            ------            ------          ------


Cash flows from financing activities:
   Repayment of long-term debt                         --              (58.7)               --                --           (58.7)
   Issuance of long-term debt                          --               90.0                --                --            90.0
   Debt issuance costs                                 --               (1.1)               --                --            (1.1)
                                                   ------             ------            ------            ------          ------
      Cash provided by financing activities            --               30.2                --                --            30.2
                                                   ------             ------            ------            ------          ------
Net change in cash and cash equivalents                --              (29.9)               --              (4.3)          (34.2)
Cash and cash equivalents at beginning
  of period                                            --               31.8                --               8.9            40.7
                                                   ------             ------            ------            ------          ------
Cash and cash equivalents at end of period         $   --             $  1.9            $   --            $  4.6          $  6.5
                                                   ======             ======            ======            ======          ======


Supplemental Cash Flow Information:
   Cash paid during the year for:
      Income taxes                                 $   --             $  7.7            $   --            $  1.2          $  8.9
                                                   ======             ======            ======            ======          ======
      Interest                                     $   --             $ 43.8            $   --            $   --          $ 43.8
                                                   ======             ======            ======            ======          ======

NOTE 19 -- UNAUDITED QUARTERLY FINANCIAL INFORMATION

         The following is a summary of unaudited quarterly financial information for Calendar 2000, Stub Year 1999 and Fiscal 1999 (in millions, except per share amounts):




                                                                                          Calendar 2000
                                                                    -----------------------------------------------------------
                                                                      First           Second            Third            Fourth
                                                                      -----           ------            -----            ------
Total revenue                                                       $ 401.7           $436.7           $476.0           $ 468.8
Gross profit                                                          137.2            160.6            173.7             167.7
Net income (a) (b)                                                     50.0             59.7             69.7              93.7
Net income applicable to common stockholders (a) (b)                   50.0             59.7             69.7              93.7

Basic earnings per common share                                      $ 0.53           $ 0.61           $ 0.70            $ 0.94

Diluted earnings per common share                                    $ 0.51           $ 0.59           $ 0.68            $ 0.92

                                                                                  Stub Year 1999
                                                                    -------------------------------------------
                                                                     First            Second          Third (f)
                                                                     -----            ------          ---------
Total revenue                                                        $324.5           $356.8          $ 104.9
Gross profit                                                           95.5            113.3             26.1
Net income (loss) (c)                                                  (8.0)            22.5              6.8
Net income (loss) applicable to common stockholders (c)               (10.0)            22.5              6.8

Basic earnings (loss) per common share                              $ (0.15)          $ 0.25           $ 0.08

Diluted earnings (loss) per common share                            $ (0.15)          $ 0.24           $ 0.07

                                                                                            Fiscal 1999
                                                                    ------------------------------------------------------------
                                                                     First            Second           Third             Fourth
                                                                     -----            ------           -----             ------
Total revenue (e)                                                   $ 151.3          $ 167.9          $ 169.4           $ 246.5
Gross profit (e)                                                       36.7             35.6             41.0              45.3
Net (loss) (d) (e)                                                    (16.2)            (9.9)           (11.1)            (76.9)
Net loss applicable to common stockholders (d) (e)                    (18.5)           (12.3)           (13.6)            (79.5)

Basic loss per common share                                         $ (0.29)          $(0.20)          $(0.22)          $ (1.26)

Diluted loss per common share                                       $ (0.29)          $(0.20)          $(0.22)          $ (1.26)


---------------

Note:  Amounts may not add due to rounding

(a) In the second and third quarters of Calendar 2000, the Company recorded a gain of $11.0 million for the adjustment of reserves related to the restructuring of its memory product lines and additional proceeds from the sale of the Mountain View, California facility and charges of $9.0 million for purchased in-process research and development and $3.6 million for the write-off of deferred financing fees.

(b) In the fourth quarter of Calendar 2000, the Company recorded a gain of $26.3 million for the reduction of deferred tax valuation allowances.

(c) During the first quarter of Stub Year 1999, the Company recorded a charge of $8.3 million for the forgiveness of certain loans made to the Company's management investors for payment of individual income tax liabilities resulting from their ownership of Fairchild International's common stock. (See Note 10)

(d) During the first, third and fourth quarters of Fiscal 1999, the Company recorded charges of $4.5 million, $2.7 million and $48.1 million, respectively, for restructuring charges and purchased in-process research and development. (See Notes 11 and 16.)

(e) In the fourth quarter of Fiscal 1999, the Company recorded charges to write-off inventories ($9.9 million) and to increase sales reserves ($5.5 million) in connection with the Memory Division product line restructuring plan. (See Note 11.)

(f) The third quarter represents the period beginning November 29, 1999 and ending December 26, 1999.



NOTE 20 -- SUBSEQUENT EVENT

    On January 20, 2001, the Company entered into an asset purchase agreement to acquire substantially all of the assets of, and assume certain liabilities of, Intersil Corporation's discrete power products business ("DPP") for cash consideration of approximately $338.0 million. DPP is a leading provider of silicon-based discrete power devices for the computer, communications, industrial, automotive, and space and defense markets.

    In connection with the financing of the DPP acquisition, on January 31, 2001, the Company finalized an offering of $350.0 million of 10 1/2% senior subordinated notes. The proceeds from this offering, excluding underwriting discounts, will be held in escrow until the final closing of the DPP acquisition. Interest on the notes will be paid semi-annually on February 1 and August 1 each year, beginning August 1, 2001. The Company may redeem the notes on or after February 1, 2005. Prior to February 1, 2004, the Company may redeem up to 35% of the notes from the proceeds of equity offerings. In the event that the acquisition is not consummated by July 30, 2001, the Company will be required to redeem the notes plus accrued and unpaid interest.